UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Airgas, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 22, 2010

Dear Stockholder:

We are pleased to invite you to attend Airgas’ Annual Meeting of Stockholders, which will be held at 8:30 a.m., Eastern Time, on Wednesday, September 15, 2010, at Drexelbrook, Drexelbrook Drive and Valley Road, Drexel Hill, PA 19026. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

This Annual Meeting is of particular importance to all Airgas stockholders because of the ongoing, unsolicited attempt by Air Products and Chemicals, Inc. to acquire Airgas. Air Products, through its wholly owned subsidiary, Air Products Distribution, Inc., is seeking by a tender offer to acquire each share of Airgas common stock for $63.50 per share in cash. In addition, Air Products has filed a preliminary proxy statement with the Securities and Exchange Commission which principally seeks to (i) elect a slate of three individuals nominated by Air Products as directors of Airgas, (ii) amend our By-Laws to prohibit certain individuals from serving as directors or as chairman of the board, which would restrict the Board’s ability to elect our current Chairman of the Board, Peter McCausland, as Chairman if he is not elected at the Annual Meeting (the “Director Disqualification Proposal”), (iii) amend our By-Laws to require that the 2011 Annual Meeting of Stockholders be held on January 18, 2011 (which is only four months after the 2010 Annual Meeting) and in the same fiscal year as the 2010 Annual Meeting and that all future annual meetings of stockholders be held in January (the “January Meeting Proposal”), and (iv) repeal any By-Law amendments adopted by Airgas’ Board of Directors (the “Airgas Board” or “your Board”) without stockholder approval after April 7, 2010 and prior to the effectiveness of the resolution effecting such repeal (the “By-Law Amendment Repeal Proposal”).

The Airgas Board’s unanimous view has been and continues to be that the Air Products offer is grossly inadequate and not in the best interests of Airgas and its stockholders.

We believe that with its director nominations and By-Law proposals for the Annual Meeting, Air Products is seeking to pressure your Board to give favorable consideration to Air Products’ unsolicited offer, an offer that your Board believes is grossly inadequate and not in the best interest of Airgas stockholders. In considering Air Products’ proposals, it is important for you to recognize that, unlike your Board, the Air Products officers and directors have a duty to act in the best interests of Air Products stockholders, not Airgas’ stockholders. It is in Air Products’ economic interest to obtain a transaction with Airgas at the lowest possible value for Airgas stockholders.

We strongly urge you to reject Air Products’ efforts to replace the current nominees for election as directors to your Board. The Air Products nominees lack relevant industry experience and in our view have been selected by Air Products to facilitate the acquisition of Airgas at a grossly inadequate price in order to transfer Airgas’ inherent value to Air Products. We believe that the Airgas directors who are up for reelection at the Annual Meeting are better able than Air Products’ nominees to act in the best interests of Airgas stockholders with respect to Air Products’ offer.

Accordingly, the Airgas Board unanimously recommends that you vote FOR its three nominees — Peter McCausland, W. Thacher Brown and Richard C. Ill — and AGAINST Air Products’ By-Law Amendment proposals, which are discussed in the proxy statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote on the Internet, by telephone, or by completing and mailing the enclosed WHITE proxy card. Information about each of these voting methods is set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

We urge you NOT to sign or return any proxy cards sent by Air Products. If you have previously signed a proxy card from Air Products, you can revoke that earlier proxy and vote for our nominees and on the other matters to be voted on at the Annual Meeting by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope, or by voting over the Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card.

On behalf of everyone at Airgas, we thank you for your ongoing interest and investment in our company. We are committed to acting in your best interests. If you have any questions with respect to voting, please call our proxy solicitor, Innisfree M&A Incorporated, at (877) 687-1875 (toll free).

Sincerely,

Peter McCausland
Chairman, President and Chief Executive Officer

THIS PROXY STATEMENT AND PROXY CARD ARE

BEING DISTRIBUTED ON OR ABOUT JULY 22, 2010.

AIRGAS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 15, 2010

TO OUR STOCKHOLDERS:

The Annual Meeting of the Stockholders of Airgas, Inc., a Delaware corporation, will be held on September 15, 2010, at 8:30 a.m., Eastern Time, at Drexelbrook, Drexelbrook Drive and Valley Road, Drexel Hill, PA 19026, for considering and acting upon the following proposals:

1. Election of three directors of the company.

2. Ratification of the selection of KPMG LLP as Airgas’ independent registered public accounting firm for the fiscal year ending March 31, 2011.

3. Approval of an amendment to the Amended and Restated 2003 Employee Stock Purchase Plan.

4. Air Products’ proposal to amend Airgas’ By-Laws to prohibit certain individuals from serving as directors or as chairman of the board.

5. Air Products’ proposal to amend Airgas’ By-Laws to require that the 2011 Annual Meeting of Stockholders be held on January 18, 2011 and that all future annual meetings of stockholders be held in January.

6. Air Products’ proposal to repeal any By-Law amendment adopted by the Airgas Board without stockholder approval after April 7, 2010 and prior to the effectiveness of the resolution effecting such repeal.

7. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on July 19, 2010 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Our 2010 Annual Report, which is not part of the proxy solicitation materials, is enclosed.

All stockholders as of the close of business on the record date are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, we urge you to review these materials carefully and to vote by Internet, telephone or by submitting your WHITE proxy card as promptly as possible.

Please note that Air Products has filed a preliminary proxy statement with the Securities and Exchange Commission seeking to (i) elect a slate of three individuals nominated by Air Products as directors of Airgas, (ii) amend Airgas’ By-Laws to provide that (a) any person nominated for election as a director by the Airgas Board (other than the Chief Executive Officer) who is not elected at an annual meeting of stockholders will be ineligible to serve until after the third annual meeting following such annual meeting and (b) if the Airgas Board nominates the Chief Executive Officer, currently Peter McCausland, and he is not elected at an annual meeting of stockholders, then he will be ineligible to serve until after the third annual meeting following such annual meeting unless he is approved by a majority of the independent members of the Airgas Board, but he would in no event be eligible to serve as Chairman until after the third annual meeting following such annual meeting, (iii) amend Airgas’ By-Laws to require that the 2011 Annual Meeting of Stockholders be held on January 18, 2011 — only four months after the 2010 Annual Meeting of Stockholders and during the same fiscal year as the 2010 Annual Meeting of Stockholders — and that all future annual meetings of stockholders be held in January and (iv) repeal any By-Law amendment adopted by the Airgas Board without stockholder approval after April 7, 2010 and prior to the effectiveness of the resolution effecting such repeal.

THE BOARD OF DIRECTORS STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY AIR PRODUCTS. If you have previously signed a proxy card sent to you by Air Products, you can revoke that earlier proxy and vote for the Board of Directors’ nominees and on the other matters to be voted on at the Annual Meeting by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage paid envelope, or by voting over the Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card.

By Order of the Board of Directors,

Robert H. Young, Jr.
Senior Vice President, General Counsel and Secretary

Radnor, Pennsylvania

July 22, 2010

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IMPORTANT

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY AIR PRODUCTS. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, we urge you to vote promptly FOR the three nominees of your Board and AGAINST Air Products’ proposals (as described on pages 61-67 of the proxy statement).

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 687-1875

Banks and brokers may call collect: (212) 750-5833

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iii

AIRGAS, INC.

Radnor Court

259 North Radnor-Chester Road, Suite 100

Radnor, Pennsylvania 19087-5283

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Airgas, Inc. for use at the Annual Meeting of Stockholders to be held on September 15, 2010.

Stockholders of record at the close of business on July 19, 2010 will be entitled to vote at the Annual Meeting. At the close of business on July 19, 2010, 83,629,731 shares of our $0.01 par value common stock were outstanding and entitled to vote. Stockholders are entitled to one vote for each share of common stock held.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What proposals are to be presented at the Annual Meeting?

The purpose of the Annual Meeting is to (i) elect three directors, (ii) consider Airgas’ proposal to ratify the selection of KPMG LLP as Airgas’ independent registered public accounting firm for the fiscal year ending March 31, 2011, (iii) consider the Airgas proposal to approve an amendment to the Airgas Amended and Restated 2003 Employee Stock Purchase Plan, referred to in this proxy statement as the Employee Stock Purchase Plan and (iv) conduct such other business as may properly come before the Annual Meeting. Although the Airgas Board recommends voting AGAINST Air Products’ proposals, at the Annual Meeting our stockholders will also be asked to consider the proposal by Air Products to amend Airgas’ By-Laws to prohibit certain individuals from serving as directors or as chairman of the board, which would restrict the Board’s ability to elect Peter McCausland, our current Chairman of the Board, as Chairman until after the third annual meeting following the 2010 Annual Meeting if he is not elected to the Board at the Annual Meeting (the “Director Disqualification Proposal”), consider the proposal by Air Products to amend Airgas’ By-Laws to require that the 2011 Annual Meeting of Stockholders be held on January 18, 2011 and that all future annual meetings of stockholders be held in January (the “January Meeting Proposal”), and consider the proposal by Air Products to repeal any By-Law amendment adopted by the Airgas Board without stockholder approval after April 7, 2010 and prior to the effectiveness of the resolution effecting such repeal (the “By-Law Amendment Repeal Proposal”). Each of Airgas and Air Products has proposed a separate slate of three nominees for election at the Annual Meeting.

Air Products has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). You may receive proxy solicitation materials from Air Products. YOUR BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY AIR PRODUCTS.

Who is soliciting my vote?

In this proxy statement, the Board of Directors of Airgas is soliciting your vote for matters being submitted for stockholder approval at the Annual Meeting.

Giving us your proxy means that you authorize the proxy holders identified on the WHITE proxy card — Robert H. Young, Jr. and Robert M. McLaughlin — to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. You may also abstain from voting. If you sign and return the enclosed WHITE proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Airgas Board, including in favor of Airgas’ nominees for election to the Airgas Board and against the Air Products’ Proposals (see below). If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed WHITE proxy card will vote as recommended by the Airgas Board or, if no recommendation is given, in their own discretion.

What does the Airgas Board recommend?

The Airgas Board unanimously recommends that you vote using the WHITE proxy card:

•

FOR the election of the following three individuals nominated by the Airgas Board for election as directors: Peter McCausland, W. Thacher Brown and Richard C. Ill (see pages 18 to 20). The Airgas Board unanimously recommends that you NOT vote for any members of Air Products’ slate of nominees;

•	FOR the ratification of the selection of KPMG LLP as Airgas’ independent registered public accounting firm for the fiscal year ending March 31, 2011 (see pages 56-57);

•	FOR the approval of an amendment to the 2003 Employee Stock Purchase Plan (see pages 57 to 60);

•	AGAINST Air Products’ Director Disqualification Proposal (see pages 61 to 63);

•	AGAINST Air Products’ January Meeting Proposal (see pages 64 to 66); and

•	AGAINST Air Products’ By-Law Amendment Repeal Proposal (see page 67).

The Airgas Board urges you NOT to sign or return any proxy card sent to you by Air Products. Please note that it will not help your Board if you sign and return proxies sent by Air Products and vote Against or Withhold its nominees. That may in fact cancel any previous vote you cast. The only way to support your Board’s nominees is to vote FOR your Board’s nominees on the WHITE proxy card or on your Voting Instruction Form if you hold your shares in street name.

What is the Airgas Board’s position regarding the Air Products tender offer?

After consultation with its legal and financial advisors, your Board has unanimously determined that Air Products’ tender offer to acquire each share of Airgas common stock for $63.50 per share in cash is grossly inadequate and not in the best interests of Airgas and its stockholders. Accordingly, your Board unanimously recommends that Airgas’ stockholders reject Air Products’ tender offer and not tender their Airgas common stock in the offer.

The Airgas Board’s reasons and recommendations regarding Air Products’ tender offer are contained in Airgas’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on February 22, 2010, as amended, including in the amended Statement filed on July 21, 2010 with respect to the $63.50 per share offer. These filings are available on the SEC’s website at www.sec.gov. We urge you to read the Schedule 14D-9 (including any amendments and supplements thereto) because these documents contain important information regarding Air Products’ tender offer.

A vote for any of Air Products’ proposals or nominees will help support Air Products’ tender offer.

Why is the Airgas Board recommending against the Air Products’ By-Law amendments?

Air Products’ Proposal to Implement Director Disqualification Requirements. This proposal, if adopted and if valid, would, among other things, restrict the Board’s ability until after three subsequent annual meetings (1) to create a new directorship and reappoint to the Board, for a term to expire at the next annual meeting of stockholders, directors, other than our Chief Executive Officer, who are nominated by the Board but not elected at any annual meeting of stockholders and (2) to elect Mr. McCausland, Airgas’ founder, as Chairman of the Board, if he is not elected as a director at any annual meeting of stockholders. Your Board strongly recommends against this proposal, as discussed on pages 61-63. With respect to the first prong, the Board believes that future directors should be able to decide, in the exercise of their fiduciary duties, whether to reappoint a director and notes that reappointment of a director nominated and not elected at the 2010 Annual Meeting of Stockholders would not extend the timeframe in which Air Products might otherwise be able to obtain control of a majority of our Board. With respect to the second prong, the Board believes that it would not be in the best interests of

Airgas’ stockholders to prohibit Mr. McCausland from serving as Chairman because he is in a unique position to help guide the company as a result of his unequalled experience and substantial and invaluable knowledge regarding Airgas.

Air Products’ Proposal to Accelerate the 2011 Annual Meeting and Require January Annual Meetings. This proposal, if adopted and if valid, would provide, among other things, that all future Annual Meetings of Stockholders would be required to be held in January, starting in January 2011. Your Board strongly recommends against this proposal, as discussed on pages 64-66. If adopted and if valid, this Bylaw would require that a meeting to elect directors be held only four months after the date of the 2010 Annual Meeting. The Airgas Board believes that Air Products is seeking to amend Airgas’ By-Law in order to put pressure on the Airgas Board to the detriment of all stockholders and in order to permit Air Products to seek to obtain control of Airgas before Airgas can benefit from the recovering United States economy.

As discussed on pages 64 to 66, Airgas believes that this proposal is invalid.

Air Products’ By-Law Amendment Repeal Proposal. This proposal, if adopted, would repeal any amendment to Airgas’ By-Laws adopted by the Board without the stockholders’ approval after April 7, 2010 and prior to the effectiveness of the proposal. Your Board strongly recommends against this proposal, as discussed on page 67. In order to permit your Board to carry out its responsibilities and fulfill its fiduciary duties to Airgas and its stockholders, your Board has the power to make, alter, amend or repeal the By-Laws. While your Board has not amended the By-Laws in any manner since April 7, 2010, and does not currently expect to adopt any amendments to the By-Laws prior to the 2010 Annual Meeting of Stockholders, we believe this proposal represents Air Products’ attempt to interfere with your Board’s ability to act in accordance with its fiduciary duties to you and therefore should be rejected.

If the Airgas Board’s nominees are reelected, can I still tender my shares of common stock in Air Products’ tender offer?

Yes. If your Board’s nominees are reelected, you may accept Air Products’ tender offer if you so elect and if it has not expired. However, as stated above, your Board unanimously recommends that you not accept Air Products’ offer and not tender your Airgas common stock to Air Products.

In addition, you should be aware that Air Products has imposed a lengthy list of conditions on its tender offer — some of which are beyond the control of Airgas or Air Products. Air Products’ obligation to purchase any shares of Airgas common stock in the offer is subject to the satisfaction or waiver of these conditions. Therefore, even if Air Products’ nominees are elected to the Airgas Board, the offer may not be consummated because the conditions to the offer may not be satisfied or waived. The terms and conditions of Air Products’ offer are set forth in the Offer to Purchase and the related Letter of Transmittal, both of which are exhibits to the Tender Offer Statement on Schedule TO that Air Products filed with the SEC on February 11, 2010, as amended, which is available on the SEC’s website at www.sec.gov. For more details regarding the conditionality of Air Products’ offer, please see Airgas’ Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on February 22, 2010, as amended from time to time, which is available at the SEC’s website at www.sec.gov. Free copies may be obtained by directing a request to Investor Relations, Airgas, Inc., 259 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

If I have already voted for Air Products’ nominees or in favor of Air Products’ proposals, is it too late to change my mind?

No. To change your vote, simply sign, date and return the enclosed WHITE proxy card in the accompanying postage paid envelope, or vote by telephone or via the Internet in accordance with the instructions in the WHITE proxy card. We strongly urge you to revoke any proxy card you may have returned to Air Products and to vote FOR the Airgas Board’s director nominees, and against the Air Products’ Proposals and as the Airgas Board recommends on the other matters described in this proxy statement. Only your latest dated proxy will count at the Annual Meeting.

Will my shares be voted if I do nothing?

If your shares are held in registered name, you must sign and return a proxy card, or submit your proxy by telephone or Internet, in order for your shares to be voted. If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may be able to use its discretion to vote your shares on “routine matters” but must leave your shares unvoted on the “non-routine matters.” The election of directors and Airgas’ proposal to amend the Employee Stock Purchase Plan at this Annual Meeting are “non-routine matters.” In addition, Air Products’ Director Disqualification Proposal, January Meeting Proposal and By-Law Amendment Repeal Proposal are “non-routine matters.”

Therefore, unless you provide specific voting instructions to your broker or other nominee, they would not have discretionary authority to vote your shares for the election of directors or on Airgas’ proposal to amend the Employee Stock Purchase Plan, the Director Disqualification Proposal, January Meeting Proposal or By-Law Amendment Repeal Proposal at this Annual Meeting. If your shares are held in street name, your broker, bank or nominee has enclosed a voting instruction card with this proxy statement. We strongly encourage you to vote your shares by following the instructions provided on the WHITE voting instruction card.

In order to support your Board, please sign, date and mail the enclosed WHITE proxy card to vote FOR the election of the three director nominees nominated by your Board, and AGAINST Air Products’ Director Disqualification Proposal, January Meeting Proposal and By-Law Amendment Repeal Proposal. You may also vote over the Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card. If your shares are held in street name, you should follow the instructions on your Voting Instruction Form and provide specific instructions to your broker to vote as described above.

Whom should I call if I have questions about the Annual Meeting?

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 687-1875

Banks and brokers may call collect: (212) 750-5833

*             *              *

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on Wednesday, September 15, 2010

Each of the Notice of Annual Meeting, this proxy statement and the Annual Report of the Company for the fiscal year ended March 31, 2010 is available at https://www.proxyvotenow.com/arg.

Rules adopted by the SEC allow companies to send stockholders a notice of Internet availability of proxy materials, rather than mail them full sets of proxy materials. This year, we chose to mail full packages of materials to stockholders. However, in the future we may take advantage of the notice and access distribution option. If, in the future, we choose to send such notices, they will contain instructions on how stockholders can access our notice of meeting and proxy statement via the Internet. It will also contain instructions on how stockholders can request to receive their materials electronically or in printed form on a one-time or ongoing basis.

AIR PRODUCTS’ OFFER AND PROXY SOLICITATION

Air Products’ Tender Offer

On February 11, 2010, Air Products, through its wholly-owned subsidiary, Air Products Distribution, Inc., commenced an unsolicited offer to acquire all outstanding Airgas Common Shares (including the associated right to purchase shares of Airgas Series C Junior Participating Preferred Stock) for $60 per share in cash (the “Original Offer”).

Prior to launching its unsolicited tender offer, Air Products made a series of proposals to acquire Airgas, each of which the Airgas Board unanimously rejected on grounds that it grossly undervalued Airgas:

•

In mid-October 2009, John McGlade, the Chairman, President and Chief Executive Officer of Air Products, made an unsolicited oral proposal to Mr. McCausland to acquire Airgas for $60 per share on an all-stock basis.

•	On November 20, 2009, Mr. McGlade sent a letter to Mr. McCausland making an unsolicited proposal to acquire Airgas for $60 per share, again on an all-stock basis.

•

On December 17, 2009, Mr. McGlade sent a letter to Mr. McCausland revising Air Products’ prior $60 per share stock-for-stock proposal, proposing to acquire Airgas for $62 per share with consideration including up to 50% cash.

•	On February 4, 2010, Mr. McGlade sent a letter to Mr. McCausland with another unsolicited proposal to acquire Airgas for a reduced price of $60 per share on an all-cash basis.

The purpose of the Offer as stated by Air Products is to acquire control of, and the entire equity interest in, Airgas. Air Products has also stated that it intends, as soon as practicable after the consummation of the Offer, to seek to consummate a merger of Air Products Distribution, Inc., or one of its or Air Products’ wholly owned subsidiaries, with Airgas. The Offer was initially scheduled to expire on April 9, 2010, but Air Products extended the expiration date to June 4, 2010 and then extended it again to August 13, 2010.

After careful consideration, including review of the terms and conditions of the Offer in consultation with Airgas’ financial and legal advisors, the Airgas Board, by unanimous vote at a meeting on February 20, 2010, determined that the Original Offer was grossly inadequate to Airgas’ stockholders and that the Original Offer was not in the best interests of Airgas’ stockholders. Accordingly, the Airgas Board unanimously recommended that Airgas’ stockholders reject the Original Offer and not tender their Airgas common stock in the Original Offer. In reaching this conclusion, your Board took into consideration, among other things, the factors set forth in Airgas’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on February 22, 2010, as amended, which is available on the SEC’s website at www.sec.gov.

On July 8, 2010, Air Products, through its wholly-owned subsidiary, Air Products Distribution, Inc., announced that it was revising its unsolicited offer to $63.50 per share in cash (the “Revised Offer”). Each of the Original Offer and the Revised Offer is referred to in this proxy statement as the “Offer,” as applicable.

After careful consideration, including review of the terms and conditions of the Revised Offer with Airgas’ financial and legal advisors, the Airgas Board, by unanimous vote at meetings held on July 15, 2010 and on July 20, 2010, determined that the Revised Offer is grossly inadequate to Airgas’ stockholders and not in the best interests of Airgas’ stockholders. In rejecting the Revised Offer, your Board took into consideration, among other things, the factors set forth in Airgas’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on July 21, 2010, as amended, which is available on the SEC’s website at www.sec.gov.

Stockholders should be aware that future performance is subject to numerous risks, many of which are beyond Airgas’ control. See “Forward Looking Statements.”

A more detailed description of the background of the Air Products’ Offer and your Board’s reasons and recommendations regarding Air Products’ Offer can be found in Airgas’ Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on February 22, 2010, as amended from time to time, including the amendment with respect to the Revised Offer filed on July 21, 2010, all of which are available at the SEC’s website at www.sec.gov. Free copies may be obtained by directing a request to Investor Relations, Airgas, Inc., 259 N. Radnor-Chester Road, Suite 100, Radnor, PA 19087.

Legal Proceedings in Connection with Air Products’ Offer

On February 4, 2010, Air Products filed an action against Airgas and members of the Airgas Board in the Delaware Court of Chancery, styled Air Products and Chemicals, Inc. v. Airgas, Inc., et al., Civil Action No. 5249-CC (the “Delaware Action”). In the suit, Air Products seeks an order declaring, among other things, that members of the Airgas Board breached their fiduciary duties in considering and rejecting Air Products’ offers and by not forming a special committee of independent directors to consider and negotiate Air Products’ offers; compelling the members of the Airgas Board to form a special committee of independent directors to consider and negotiate Air Products’ offer; enjoining Airgas and the members of the Airgas Board from actions that would interfere with Air Products’ offer in violation of their fiduciary duties; and awarding Air Products costs and attorneys’ fees. On February 11, 2010, Air Products filed an amended complaint, adding a claim that members of the Airgas Board breached their fiduciary duties by permitting Airgas Chairman and Chief Executive Officer Peter McCausland to exercise options to purchase 300,000 shares of Airgas stock. In addition, the amended complaint seeks an order declaring that Cravath, Swaine & Moore LLP, counsel to Air Products, is not disqualified from advising Air Products. On February 15, 2010, Air Products filed a motion in the Delaware Action seeking a determination that Cravath is not disqualified from advising Air Products and may appear in the action on behalf of Air Products, which motion the Court granted on March 5, 2010. On February 22, 2010, Airgas and its directors filed an answer in the Delaware Action denying the material allegations of the amended complaint. Airgas and its directors believe that the claims made by Air Products are without merit and intend to defend them vigorously.

On February 5, 2010, Airgas commenced litigation against Cravath in the Court of Common Pleas of Philadelphia County, Pennsylvania, styled Airgas, Inc. v. Cravath, Swaine & Moore LLP, Civil Action No. 000857 Feb. 5, 2010) (the “Pennsylvania Action”). In the action, Airgas alleges that Cravath is conflicted from representing Air Products in its attempted acquisition of Airgas because Airgas is a client of Cravath and seeks, among other things, damages and an injunction restraining Cravath from representing Air Products in connection with its offer for Airgas. On February 9, 2010, the Court in the Pennsylvania Action denied Airgas’ motion for a temporary restraining order and scheduled an evidentiary hearing on Airgas’ motion for a preliminary injunction for February 16, 2010. On February 12, 2010, Cravath removed the Pennsylvania Action to the United States District Court for the Eastern District of Pennsylvania, styled Airgas, Inc. v. Cravath, Swaine & Moore LLP, No. 10-CV-612. On February 16, 2010, Cravath filed a motion asking the Court to abstain and/or stay consideration of Airgas’ motion to disqualify Cravath in light of Air Products’ claim in the Delaware Action. On February 22, 2010, the Court in the Pennsylvania Action stayed the action to allow the Court in the Delaware Action to determine whether Cravath is disqualified from representing Air Products in the Delaware Action, and denied Cravath’s motion to abstain. On May 26, 2010, the Court in the Pennsylvania Action entered an order setting a briefing schedule for a motion for judgment on the pleadings by Cravath, which motion will be briefed by July 17, 2010, and staying discovery until October 15, 2010, when a status and scheduling conference will be held.

Seven putative class action lawsuits have been commenced by Airgas stockholders against Airgas and/or the members of the Airgas Board in the Delaware Court of Chancery, styled Hollywood Police Officers’ Retirement System v. Airgas, Inc., et al., Civil Action No. 5256-CC (filed Feb. 9, 2010); Montgomery County Employees’ Ret. Fund v. Airgas, Inc., et al., Civil Action No. 5259-CC (filed Feb. 9, 2010); City of Pontiac Gen. Employees’ Ret. System & City of Pontiac Policemen’s & Firemen’s Ret. System v. Peter McCausland., et al., Civil Action No. 5262-CC (filed Feb. 9, 2010); Policemen’s Annuity and Benefit Fund of Chicago v. Peter McCausland., et al., Civil Action No. 5263-CC (filed Feb. 9, 2010); La. Mun. Police Employees’ Ret. System v. Airgas, Inc., et al., Civil Action No. 5264-CC (filed Feb. 10, 2010); Plumbers’ Union Local No. 12 Pension Fund v. W. Thacher Brown., et al., Civil Action No. 5271-CC (filed Feb. 16, 2010); and Steven L. Berzner v. Peter McCausland., et al., Civil Action No. 5282-CC (filed Feb. 23, 2010). These suits variously allege, among other things, that the Airgas Board violated its fiduciary duties to Airgas stockholders in considering and rejecting Air Products’ offers. The plaintiffs variously seek orders declaring that the Airgas Board breached its fiduciary duties; requiring the Airgas Board to evaluate Air Products’ offers and/or alternative transactions, including conducting an auction of Airgas and/or a market-check of Airgas’ value; restricting the Airgas Board’s use of certain defensive provisions including its Rights Plan; and awarding compensatory damages, costs and attorneys’ fees. On March 2, 2010, the Court consolidated the seven stockholder suits in an action styled In re Airgas, Inc. Shareholder Litigation, Civil Action No. 5256-CC (the “Shareholder Action”). On March 3, 2010, the stockholder plaintiffs filed a consolidated amended complaint in the Shareholder Action, seeking the same forms of relief as in their prior complaints and adding an allegation challenging certain disclosures in Airgas’ Schedule 14D-9. On March 23, 2010, Airgas and its directors filed an answer in the Shareholder Action denying the material allegations of the consolidated amended complaint. Airgas and its directors believe that the claims made by the stockholder plaintiffs are without merit and intend to defend them vigorously.

On March 4, 2010, the plaintiffs in the Shareholder Action filed a motion asking the Court to schedule an expedited trial in ninety days, which motion the Court denied on March 17, 2010. The parties agreed on a scheduling order that coordinated the Delaware Action and the Shareholder Action for purposes of pre-trial proceedings and trial, and set a trial date of October 4, 2010; the Court entered this scheduling order on March 29, 2010.

IMPORTANT

YOUR VOTE IS EXTREMELY IMPORTANT IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY AIR PRODUCTS. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, we urge you to sign, date and mail the enclosed WHITE proxy card to vote “FOR” the election of the three Airgas director nominees, or use the WHITE proxy card to vote by telephone or by Internet.

We urge you NOT to sign or return any proxy card sent to you by Air Products. Only your latest dated, signed proxy card will be counted, and any proxy card you sign for any reason could invalidate previous WHITE proxy cards sent by you to support your Board. If you have already sent a proxy to Air Products, you may revoke that proxy and vote for the election of our three director nominees by signing, dating and mailing the enclosed WHITE proxy card. You may also vote over the Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card or, if you are a street name holder, by following the instructions on your Voting Instruction Form.

ANNUAL MEETING PROCEDURES

Annual Meeting Admission

Only Airgas stockholders may attend the Annual Meeting. Proof of ownership of Airgas common stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, the proxy card mailed to you by your bank or broker or other proof of ownership as of the close of business on July 19, 2010, the record date, to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Voting Procedures

Registered Stockholders

Registered stockholders (stockholders who own our shares in their own names on the books of our transfer agent) may vote their shares or submit a WHITE proxy to have their shares voted by one of the following methods:

•	By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call.

•	By Internet. You may submit a proxy electronically on the Internet by following the easy instructions provided on your proxy card.

•	By Mail. You may indicate your vote by completing, signing and dating your WHITE proxy card and returning it in the business reply envelope.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

Street-name Stockholders

Street-name stockholders (stockholders who own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•

By telephone or by Internet, as indicated on your Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the voting instruction form or other information provided by the record holder.

•	By Mail. You may indicate your vote by completing, signing and dating your voting instruction form and returning it in the business reply envelope.

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In Person with a Proxy from the Record Holder. A street-name stockholder who wishes to vote in person at the Annual Meeting will need to obtain a legal proxy from its bank, broker or other holder of record. Please consult the voting instruction form or other information sent to you by your bank, broker or other holder of record to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Revoking Your Vote

If you are a registered stockholder, you may revoke your vote at any time before your shares are voted at the Annual Meeting by:

•	timely submitting a proxy with new voting instructions using the Internet or telephone voting system;

•	timely delivery of a valid, later-dated executed proxy card;

•	voting in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy; or

•	filing an instrument of revocation which is timely received by the Secretary of Airgas, Inc. at 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record in accordance with that entity’s procedures.

Vote Required for Approval

The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. As described in more detail below, abstentions are not counted as shares voted in favor of a proposal but are counted as shares voted and therefore have the effect of a vote against Proposals 2, 3, 4, 5 and 6. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares at their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange, or NYSE. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a “broker non-vote.” Brokers generally have discretion to vote on routine matters, such as the ratification of independent registered public accounting firms, but do not have discretion to vote on non-routine matters, such as the election of directors or stockholder proposals. In the contested proxy solicitation for the Annual Meeting, if you hold your shares of Airgas common stock in street name and Air Products provides you with its proxy materials through your broker, all of the proposals on the agenda will be considered non-routine matters and, accordingly, your broker will not have discretion to vote your shares on any proposals being presented at the Annual Meeting unless you provide instructions to your broker as to how your shares are to be voted.

It will NOT help elect your Board if you sign and return proxies sent by Air Products and vote AGAINST or withhold on their directors. That may in fact cancel any previous vote you cast. In order to support your Board’s nominees, please vote FOR the Board’s nominees on the WHITE proxy card.

Following are the votes required to approve each matter to be considered by the stockholders at the Annual Meeting:

Proposal 1. Election of Directors: In the election for directors, every stockholder has the right to vote each share of stock owned by such stockholder on the record date for as many persons as there are directors to be elected. Cumulative voting is not permitted. To be elected, a director-nominee must receive a plurality of the votes cast at the meeting. Because Air Products has indicated that it will nominate three candidates for election to the Board of Directors, Airgas expects that the number of nominees for election as directors at the Annual Meeting will exceed the number of directors to be elected at the Annual Meeting. This means that the three nominees standing in the election who receive the greatest number of votes cast at the Annual Meeting will be elected as directors. Only votes cast FOR a nominee will be counted. Shares of common stock of stockholders abstaining from voting but otherwise present at the meeting in person or by proxy, votes withheld and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the election.

Proposal 2. Ratification of Selection of KPMG LLP: The affirmative vote of a majority of the outstanding shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the ratification of our selection of KPMG LLP. Abstentions will have the same effect as a vote against this proposal and broker non-votes, if any, will have no effect on the results of this vote.

Proposal 3. Approval of Amendment to the Amended and Restated 2003 Employee Stock Purchase Plan: The affirmative vote of a majority of the outstanding shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the amendment to the Amended and Restated 2003 Employee Stock Purchase Plan, referred to in this proxy statement as the Employee Stock Purchase Plan. Abstentions will have the same effect as a vote against this proposal and broker non-votes, if any, will have no effect on the results of this vote.

Proposal 4. Approval of Air Products’ Director Disqualification Proposal: As discussed on pages 61 to 63, Airgas believes that the Director Disqualification Proposal is invalid. In the event that the Director Disqualification Proposal were not invalid, Airgas believes that this proposal would require the affirmative “FOR” vote of 67% of the voting power of all shares of Airgas entitled to vote generally in the election of directors, voting together as a single class. Abstentions and broker non-votes, if any, will have the same effect as a vote against this proposal.

Air Products takes the view that the Director Disqualification Proposal is valid and that it requires only the approval of a majority vote of the shares of Airgas common stock represented and entitled to vote at the 2010 Annual Meeting. Abstentions and broker non-votes, if any, would have the same effect as a vote against this proposal.

Proposal 5. Approval of Air Products’ January Meeting Proposal: As discussed on pages 64 to 66, Airgas believes that the January Meeting Proposal is invalid. In the event that the January Meeting Proposal were not invalid, Airgas believes that this proposal would require the affirmative “FOR” vote of 67% of the voting power of all shares of Airgas entitled to vote generally in the election of directors, voting together as a single class. Abstentions and broker non-votes, if any, will have the same effect as a vote against this proposal.

Air Products takes the view that the January Meeting Proposal is valid and that it requires only the approval of a majority vote of the shares of Airgas common stock represented and entitled to vote at the 2010 Annual Meeting. Abstentions and broker non-votes, if any, would have the same effect as a vote against this proposal.

Proposal 6. Approval of Air Products’ By-Law Amendment Repeal Proposal: The affirmative vote of a majority of the outstanding shares of our common stock represented and entitled to vote at the Annual Meeting is required to approve Air Products’ By-Law Amendment Repeal Proposal. Abstentions and broker non-votes, if any, will have the same effect as a vote against this proposal.

Under the NYSE rules, brokers may not vote shares on Proposals 1 or 3 absent instructions from the stockholders. In addition, brokers may not vote shares on Air Products’ Proposals 4, 5 or 6 absent instructions from the stockholders. Brokers are not precluded from voting on Proposal 2, and, therefore, there will be no broker non-votes on that proposal, subject to the special voting conditions in a proxy contest, discussed above on page 9.

Proxy Solicitation

Solicitation of WHITE proxy cards may be conducted by mail, facsimile, courier service, telephone, telegraph, the Internet, e-mail, newspapers and other publications of general distribution and in person. The cost of proxy solicitation, including the cost of preparing, assembling, printing, mailing and distributing these proxy materials will be paid by Airgas. Airgas will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other solicitation materials to beneficial owners of Airgas common stock. Airgas’ expenses related to the solicitation in excess of those normally spent for an Annual Meeting as a result of the proxy contest are expected to be approximately $2.5 million (excluding salaries and wages of our regular employees and officers and the fees and expenses to be paid to Innisfree M&A Incorporated), of which approximately $350,000 has been spent to date. Appendix C sets forth information relating to Airgas’ directors, director nominees, officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors or director nominees or because they may be soliciting proxies on our behalf. Some of our directors, officers and other employees may solicit proxies without extra compensation by mail and, if found to be necessary, by telephone and personal interviews, and information about such persons is included in Appendix C. Airgas has also retained Innisfree M&A Incorporated to assist in the solicitation of proxies and in connection with Airgas’

communications with its stockholders in connection with the Offer at an anticipated fee of up to $750,000. In addition, Airgas has agreed to reimburse Innisfree for its reasonable out-of-pocket expenses and to indemnify it and certain related persons against certain liabilities relating to or arising out of the engagement. Innisfree has advised Airgas that approximately 100 of its employees will be involved in soliciting Airgas stockholders on behalf of Airgas.

Professional Advisors

Airgas has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. in connection with, among other things, Airgas’ analysis and consideration of, and response to, the Offer. Both financial advisors have been and will be paid customary fees for such services, have been and will be reimbursed for their respective reasonable out-of-pocket expenses (including fees and disbursements of their respective legal counsel), and will be indemnified against certain liabilities relating to or arising out of the engagement.

Airgas has also retained Joele Frank, Wilkinson Brimmer Katcher as its public relations advisor in connection with the Offer. Airgas has agreed to pay customary compensation to Joele Frank for such services. In addition, Airgas has agreed to reimburse Joele Frank for its reasonable out-of-pocket expenses and to indemnify it and certain related persons against certain liabilities relating to or arising out of the engagement.

Except as set forth above, neither Airgas nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the stockholders of Airgas on its behalf with respect to the Offer.

Householding of Annual Meeting Materials

If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have sent you only one copy of our annual report and proxy materials. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our proxy materials to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Airgas, Inc., Investor Relations, 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087, telephone 610-687-5253. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our proxy materials, we will send a copy to you if you address your written request to or call the Secretary of Airgas, Inc., 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087, telephone number 610-687-5253. If you are receiving multiple copies of our proxy materials, you can request householding by contacting the Secretary in the same manner.

GOVERNANCE OF THE COMPANY

Corporate Governance Commitment

Our Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of our key business strategies and our highest business standards. The Airgas Board strongly supports these key strategies, advising on design and implementation, and seeing that they guide our operations. To accomplish our strategic goals, we have, consistently over many years, developed and followed a program of corporate governance. The Board has adopted a set of Corporate Governance Guidelines that address the make-up and functioning of the Board. Our Governance and Compensation Committee is responsible for reviewing and reassessing the Guidelines on an annual basis and making recommendations to the Board concerning changes to the Guidelines. The Guidelines are published on our website at www.airgas.com and are available in print to any stockholder who requests them from our Secretary.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of Airgas to make that determination based on the position and direction of Airgas and the membership of the Board. The Board has determined that having our Chief Executive Officer serve as Chairman is in the best interest of our stockholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of Airgas and its industry, as well as fostering greater communication between our management and the Board. Our By-Laws provide that the Chairman of the Board shall be the chief executive officer unless the Board determines otherwise. The Air Products’ Director Disqualification Proposal would conflict with this By-Law provision under certain circumstances. The Airgas Board recommends a vote AGAINST that proposal. See “Air Products’ Proposal to Implement Director Disqualification Requirements.”

In accordance with our Corporate Governance Guidelines, our Board selects a non-management director to preside over non-management executive sessions of the Board. Mr. Ill is currently serving as the Presiding Director to preside over non-management executive sessions of the Board until the regularly-scheduled winter meeting of the Board in 2011, and Mr. Thomas is currently serving as alternate Presiding Director in the event that Mr. Ill is unable to serve at any meeting during such period. In addition, stockholders and other parties interested in communicating with the Board may communicate with the Presiding Director. See “Executive Sessions and Stockholder Communications with the Board” below, for information on how to submit such communications.

Board Role in Risk Oversight

Our Board of Directors and its various committees play an active role in risk oversight. At its meeting in November 2009, with the assistance of outside counsel, the Board performed a thorough analysis of the material risks facing Airgas, identified the senior managers responsible for the programs and procedures that have been implemented to address those risks, and identified the committees primarily responsible for the Board-level oversight of those programs and procedures. A detailed review of our overall risk management program by the full Board is scheduled for the November meeting as part of the Board’s regular annual agenda.

In addition to its annual review of risk management programs and procedures, the Board receives a report at each regularly scheduled meeting from our Chief Operating Officer who reviews our continuing safety initiatives, reports on any material accidents and discusses the results of internal compliance audits and any regulatory agency inspections. On an annual basis, the Director of our safety department, referred to as SAFECOR, provides a full report on safety and regulatory compliance matters.

Prior to any material business acquisition being approved, the Senior Vice President–Corporate Development provides the Board with a written analysis of the proposed transaction, discusses it with the Board and answers any questions the individual directors may have. The Board also receives an annual report from our General Counsel that addresses material litigation and any compliance issues. The Board regularly receives reports on, and discusses, areas of risk overseen by the Audit Committee, the Finance Committee and the Governance and Compensation Committee and on an annual basis has a thorough discussion with management on the topic of profitability opportunities and threats. This discussion includes a broad range of topics such as general economic conditions, product sourcing and information technology.

Our Audit Committee meets regularly with, among others, our Chief Financial Officer, our Controller and our Director of Internal Audit, as well as representatives of our independent registered public accounting firm. The Audit Committee’s responsibilities include assuring that proper policies and procedures are in place to address risks associated with financial reporting, internal control over financial reporting, SEC and other regulatory compliance and taxes. Our Associate General Counsel discusses any open environmental issues with the committee on a quarterly basis, and, on an annual basis, our General Counsel describes material pending litigation and provides a detailed analysis of Airgas’ compliance with applicable laws and regulations.

Risks associated with compensation practices are analyzed by our Senior Vice President-Human Resources, who in turn discusses the results of his analysis with the Governance and Compensation Committee. Additionally, the Governance and Compensation Committee has primary responsibility for monitoring risks associated with Airgas’ succession planning.

The Finance Committee is charged with reviewing, approving and monitoring risks related to, insurance programs, capital structure, liquidity, financing plans, hedging transactions, and currency matters. The committee regularly meets with our Chief Financial Officer and our Treasurer and reports on the results of its activities to the full Board.

Reflecting our founder’s training as an attorney, Airgas has always had a conservative approach to risk and places its greatest emphasis on the safety of its associates and returning long-term, sustainable value to its stockholders. Our directors, all of whom are independent, with the exception of our Chief Executive Officer, have many years of experience serving Airgas’ stockholders, share senior management’s conservative approach to risk and are actively involved in assuring that Airgas’ policies and procedures satisfy the goal of identifying, understanding, reporting on and mitigating risk while not stifling innovation and the entrepreneurial spirit that have contributed to Airgas’ success. The Airgas Board is proud of the fact that Airgas has never had to restate its earnings.

Board Independence and Expertise

Board and Committee Independence

The Board of Directors is composed of eight independent outside directors and the Chairman and Chief Executive Officer, who we sometimes refer to in this proxy statement as the CEO. The committees of the Board are also entirely composed of independent outside directors, with the exception of the Executive Committee, of which the Chief Executive Officer is a member.

The Board of Directors has determined that the following directors, comprising all of the directors other than the Chief Executive Officer, are “independent” under the listing standards of the NYSE: W. Thacher Brown; James W. Hovey; Richard C. Ill; Paula A. Sneed; David M. Stout; Lee M. Thomas; John C. van Roden, Jr. and Ellen C. Wolf. In order to assist the Board in making this determination, the Board has adopted “Director Independence Standards,” which are attached to this proxy statement as Appendix A. These standards identify material relationships that a director may have with Airgas that might interfere with the director’s ability to exercise independent judgment. Each of the directors identified above meets the standards set forth in the Director Independence Standards.

In the course of determining the independence of each outside director, the Board considered all transactions, relationships and arrangements, as required by our Director Independence Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:

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director Ill, the amount of annual sales to and purchases from Airgas of goods and services by Triumph Group, Inc., the company where he serves as president and chief executive officer and a director, and determined that neither the amount of sales to nor purchases from Airgas by Triumph Group in any of the past three fiscal years was greater than 2% of Triumph Group’s consolidated gross revenues;

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director Sneed, the amount of annual sales to and purchases from Airgas of goods and services by Tyco Electronics, Ltd., the company where she serves as a director, and determined that neither the amount of sales to nor purchases from Airgas by Tyco Electronics in any of the past three fiscal years was greater than 2% of Tyco Electronics’ consolidated gross revenues;

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director Thomas, the amount of annual sales to and purchases from Airgas of goods and services by Rayonier, Inc., the company where he serves as chairman, president and chief executive officer, and determined that neither the amount of sales to nor purchases from Airgas by Rayonier in any of the past three fiscal years was greater than 2% of Rayonier’s consolidated gross revenues; and

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director Wolf, the amount of annual sales to and purchases from Airgas of goods and services by American Water Works Company, Inc. the company where she serves as senior vice president and chief financial officer, and determined that neither the amount of sales to nor purchases from Airgas by American Water in either of the past two fiscal years was greater than 2% of American Water’s consolidated gross revenues.

Board Membership Criteria

To fulfill its responsibility to screen, select and recommend to the full Board nominees for election as directors, the Governance and Compensation Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. Airgas believes that our directors should possess the highest personal and professional ethics, integrity and values, and possess a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. The evaluation of director nominees by the Committee also takes into account diversity of age and background.

Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important in light of our strategy and operations. The directors’ experiences, qualifications and skills that the Committee and the Board considered in their re-nomination are included in their individual biographies.

We believe that directors with experience in significant leadership positions, especially CEO and CFO positions, generally possess strong leadership qualities. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Through their service as top leaders at other organizations, they also have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance and leadership development. Our directors also have experience serving on boards of directors and committees of other public companies.

Our Board and Governance and Compensation Committee also believe that each of our nominees and current directors has other attributes that are important to an effective board: integrity and high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and a demonstrated commitment to devote significant time and energy to service on the Board and its Committees.

Airgas does not have a formal policy with regard to diversity in identifying director nominees, but the Governance and Compensation Committee and the Board strive to nominate directors with a variety of complementary skills and attributes so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business. The current composition of the Board reflects the Governance and Compensation Committee’s and Board’s success in accomplishing this goal.

Audit Committee and Governance and Compensation Committee Independence

The Board of Directors, in its business judgment, has determined that each of the members of the Audit Committee meets the independence requirements of the SEC and the NYSE. The Audit Committee regularly holds separate executive sessions with (1) Airgas’ independent registered public accounting firm, without management present, (2) our Chief Financial Officer and (3) our chief internal auditor. The Board has also determined that each of the members of the Governance and Compensation Committee satisfies the independence requirements of the NYSE.

Director Nomination Process

The Governance and Compensation Committee reviews possible candidates for the Board of Directors and recommends the nominees for director to the Board of Directors for approval. The Board of Directors has adopted criteria for the selection of nominees to the Board, which are generally included in our Corporate Governance Guidelines, and are described above. These criteria describe specific traits, abilities and experience that the Governance and Compensation Committee and the Board look for in selecting candidates for election to the Board. The Governance and Compensation Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. These suggestions, together with a complete description of the nominee’s qualifications, experience and background, and a statement signed by the nominee in which he or she consents to such nomination and which includes the name of the stockholder making the suggestion and evidence of that person’s ownership of Airgas stock, including the number of shares held and the length of time of ownership, should be submitted to the Secretary of Airgas at 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-5283 not less than 120 days prior to the anniversary date of the most recent annual meeting of stockholders, or if the meeting has been changed by more than 30 days from the date of the previous year’s meeting, not less than 60 days before the date of the meeting. Possible candidates who have been suggested by stockholders are evaluated by the Governance and Compensation Committee in the same manner as are other possible candidates.

In addition to making suggestions to the Governance and Compensation Committee for the selection of nominees as described above, under our By-Laws, stockholders are also entitled to nominate persons for election as directors if, among other things, written notice has been given, in the case of an annual meeting, not earlier than 120 days and not later than 90 days prior to the anniversary of the preceding year’s annual meeting. The notice must set forth information about the proposed nominee and the consent of the nominee, among other things.

Charters and Code of Ethics and Business Conduct

In addition to the Corporate Governance Guidelines, we maintain the following to support our corporate governance policies:

Charters for Board Committees

The Governance and Compensation Committee and the Audit Committee use charters adopted by the Board that set forth the authority and responsibilities of the committees under the corporate governance rules of the SEC and the NYSE.

Code of Ethics and Business Conduct

Airgas’ Code of Ethics and Business Conduct ensures that our business is conducted in a consistently legal and ethical manner. Our General Counsel oversees compliance with the Code of Ethics and Business Conduct. Airgas’ Code of Ethics and Business Conduct is available on our website at www.airgas.com and is available in print to any stockholder who requests it from our Secretary. All of our employees, including our Chief Executive

Officer, Chief Financial Officer and Controller, are required to comply with the Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct covers all areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, corporate opportunities, use of company assets and reporting illegal or unethical behavior. The Code of Ethics and Business Conduct describes our procedures to receive, retain and address complaints regarding accounting, internal controls and auditing matters, and other illegal or unethical behavior.

Directors are Stockholders

Meaningful Director Stock Ownership

Board members are expected to develop a meaningful ownership position in Airgas stock. For more information on director stock ownership requirements, please see “Compensation of Directors” beginning on page 27 of this proxy statement. Board members receive stock options each year as a significant component of their overall compensation.

Direct Access to Management and Independent Advisors

Airgas provides directors with complete access to management. Key senior managers regularly attend Board meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand, irrespective of seniority, which allows dialogue to develop between directors and management. The Board and each of the Audit Committee and the Governance and Compensation Committee have the right to consult with and retain independent legal and other advisors at Airgas’ expense.

Ensuring Management Accountability

Performance-Based Compensation

We have linked the pay of associates in management and executive level positions to company performance. As described in greater detail under “Compensation Discussion and Analysis” included in this proxy statement, the Governance and Compensation Committee adheres to this pay-for-performance philosophy, and stock-based incentives constitute a significant component of senior management’s overall compensation.

CEO Evaluation Process

The non-management members of the Board conduct an annual evaluation of the CEO’s performance and compensation. The CEO is evaluated against goals set each year, including both objective measures and subjective criteria consistent with, and in furtherance of, Airgas’ strategic goals and initiatives. As part of the overall evaluation process, the Board meets informally with the CEO to give and seek feedback on a regular basis. The non-management members of the Board meet in executive sessions to review the CEO’s performance.

Functioning of the Board

Directorship Limits

To devote sufficient time to properly discharge their duties, no director may serve on more than three other boards of directors of public companies. Recognizing the value of continuity of directors who have experience with Airgas, there are no limits on the number of terms for which a director may hold office. Directors are required to resign from the Board by the date of the annual meeting of stockholders in the year in which the director has his or her seventieth birthday.

Attendance at Board and Stockholder Meetings

Directors are expected to attend all meetings of the Board and committees on which they serve and annual stockholder meetings. Each director attended 100 percent of the meetings of the Board and the committees on which he or she served during the 2010 fiscal year. All of the then current directors attended the last Annual Meeting.

Executive Sessions and Stockholder Communications with the Board

The Board holds two regularly scheduled executive sessions each year where non-management directors meet without management participation. In the event that one or more of the non-management directors were not to qualify as independent directors, the Board will also hold at least one meeting each year of the independent directors. Interested persons may communicate directly and confidentially with the non-management directors by writing to the Presiding Director, Airgas, Inc., 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-5283.

Assessing the Board’s Performance

Board Evaluation Process

The Board of Directors conducts an annual evaluation of itself and its committees. The directors first evaluate overall Board performance against certain criteria that the Board has determined are important to its success. These include financial oversight, succession planning, compensation, corporate governance, strategic planning and Board structure and role. The Board then reviews the results of the evaluation and discusses what, if any, action should be taken to improve its performance.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our By-Laws provide that our Board of Directors designates the number of directors constituting the Board of Directors, and that there should be at least seven and no more than thirteen members. Currently, that number has been fixed by the Board of Directors at nine. The Board of Directors consists of three classes, with directors of one class elected each year, for terms extending to the annual meeting of stockholders held in the third year following the year of their election.

Three directors are to be elected to hold office until the 2013 Annual Meeting. The proxy holders will cast votes on the WHITE proxy cards received by them, unless otherwise specified, FOR the election of Mr. McCausland, Mr. Brown and Mr. Ill.

The names and biographical summaries of the three persons who have been nominated to stand for election at the 2010 Annual Meeting and the remaining directors whose terms are continuing until the 2011 and 2012 Annual Meetings appear below. Peter McCausland, W. Thacher Brown and Richard C. Ill have been nominated to serve as directors for terms expiring at the 2013 Annual Meeting. Lee M. Thomas and John C. van Roden, Jr. were elected by the stockholders at the 2008 Annual Meeting, and Ellen C. Wolf was appointed to the Board to fill a vacancy in 2008 and was elected by the stockholders in 2009, for terms continuing until the 2011 Annual Meeting. James W. Hovey, Paula A. Sneed and David M. Stout were elected by the stockholders at the 2009 Annual Meeting and their terms continue until the 2012 Annual Meeting.

All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee recommended by the Governance and Compensation Committee to the Board of Directors and selected by the Board.

The Board of Directors unanimously recommends that you vote FOR the election of Mr. Brown, Mr. Ill and Mr. McCausland.

Set forth below is certain information regarding the three nominees for election at the Annual Meeting and the remaining six directors whose terms are continuing.

Nominees for Election for Terms Expiring at the 2013 Annual Meeting:

Peter McCausland	Mr. McCausland, age 60, has been an Airgas director since June 1986, the Chairman of the Board and Chief Executive Officer of Airgas since May 1987, and President of Airgas from June 1986 to August 1988, from April 1993 to November 1995, from April 1997 to January 1999 and from January 2005 to the present. Mr. McCausland serves as a director of the Fox Chase Cancer Center, the Independence Seaport Museum and The Philadelphia Orchestra. Mr. McCausland also serves on the Board of Visitors of the Boston University School of Law and the College of Arts and Sciences of the University of South Carolina.

Mr. McCausland brings to the Board leadership, extensive business, operating and policy experience, and tremendous knowledge of our company and the industrial gas industry. In addition, Mr. McCausland brings his strategic vision for Airgas to the Board. His service as the Chairman and CEO of Airgas since 1987 has contributed to the effectiveness of the Board and creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. Furthermore, Mr. McCausland provides Airgas with effective leadership.

As of June 30, 2010, Mr. McCausland owned 7,797,414 shares of Airgas common stock.

W. Thacher Brown	Mr. Brown, age 62, is retired. Prior to his retirement, he served as Chairman, President and a director of 1838 Investment Advisors, LLC, an investment management company, from July 1988 until May 2004, President of MBIA Asset Management, LLC from 1998 until September 2004 and a director of MBIA Insurance Company from 1999 until September 2004. He is a director of the Rivus Bond Fund, The Harleysville Group, Inc. and The Harleysville Mutual Insurance Company, and was a Senior Vice President and a director of Drexel Burnham Lambert Incorporated for more than four years prior to 1988. Mr. Brown also serves as a member of the Board of Trustees of Eisenhower Fellowships, Inc., as a director of the Fox Chase Cancer Center and as a director of the Pennsylvania Horticultural Society. Mr. Brown has been an Airgas director since 1989.

Mr. Brown, one of Airgas’ longest-serving directors, brings to the Board his many years of experience as a chief executive officer, investment professional and public company director and committee member. His business experience included significant senior executive positions, including those of CEO and President. Mr. Brown has served on, and chaired, every Airgas Board committee and has been involved in every Board-level decision regarding strategic planning, mergers and acquisitions and financings during his tenure as a director. Mr. Brown also brings a wealth of executive management experience in non-profit entities and his experience serving as a member of our Audit Committee.

As of June 30, 2010, Mr. Brown owned 125,260 shares of Airgas common stock.

Richard C. Ill	Mr. Ill, age 67, has been Chairman and Chief Executive Officer and a director of Triumph Group, Inc., a company that designs, manufactures, repairs and overhauls aircraft components and assemblies, since 1993. Mr. Ill serves as a director of P.H. Glatfelter Company and as a member of the Board of Trustees of Eisenhower Fellowships, Inc. Mr. Ill has served as an Airgas director since 2004.

Mr. Ill has over 45 years of public company experience in management, manufacturing and operations. From his tenure as CEO of Triumph Group, he provides a strong operational and strategic background and has valuable business leadership and management experience and insights into many aspects of our business and the current business climate.

As of June 30, 2010, Mr. Ill owned 7,500 shares of Airgas common stock.

We urge you to vote FOR the foregoing nominees and NOT to sign or return any proxy card sent to you by Air Products for the following reasons:

We believe Air Products’ nominees may have conflicts of interests with respect to the Offer

We believe that Air Products’ handpicked nominees may have conflicts of interests if elected to the Board. As disclosed by Air Products, Air Products has agreed to pay each of its nominees $100,000 in consideration for his agreement to be named as a nominee for this election. In addition, Air Products will reimburse each of its nominees for all reasonable and out-of-pocket travel and related expenses incurred by such nominee in connection with his service as a nominee for this election. Air Products also agreed to indemnify each of its nominees from and against any and all expenses, liabilities and losses reasonably incurred or suffered by the nominee in connection with any action, suit or proceeding, directly or indirectly, resulting from, based upon, arising out of or relating to (i) serving as a director nominee; (ii) being a participant in a proxy solicitation; or (iii) being otherwise involved in the proxy solicitation regarding Airgas as a nominee of Air Products, except to the extent such losses relate to acts or omissions not undertaken by the nominee in good faith, involving any intentional misconduct or, in the case of any criminal action or proceeding, that the nominee had reasonable cause to believe was unlawful. Air Products’ nominees’ rights under the indemnification agreements include the right to require Air Products to advance any and all expenses incurred by the nominees in connection with any indemnifiable claim. While Air Products’ nominees may not be controlled by Air Products or obligated to vote as directed by Air Products, we believe the Air Products nominees’ views about the Air Products offer could be colored by their relationship with Air Products, which includes the compensation, reimbursement and indemnification arrangements described above.

Furthermore, in order to consider strategies other than the Air Products Offer, the Airgas Board believes it would be in the best interests of Airgas stockholders if Airgas directors are not associated in any way with Air Products.

According to Air Products’ Notice, none of Air Products’ nominees owns any shares of Airgas. In stark contrast, the members of the Airgas Board have substantial investments in Airgas. The current Airgas directors own approximately 11% of the Airgas shares (including stock options exercisable within 60 days of June 30, 2010) in the aggregate. This includes approximately 10.2% of the Airgas shares (including stock options exercisable within 60 days of June 30, 2010) owned by our Chairman and Chief Executive Officer, Mr. Peter McCausland. We believe this stake firmly links the Board’s economic interests with those of our stockholders (see “Security Ownership”).

Air Products’ nominees lack relevant industry experience

Based on Air Products’ disclosure, its nominees have no meaningful experience in our industry, one characterized by a highly competitive landscape with unique risks and challenges. In contrast, our nominees have broad knowledge of Airgas and the industrial gas industry gained from their years of service on the Airgas Board, and in Mr. McCausland’s case, as Airgas’ CEO. Our Board believes that Airgas has a remarkable record of success in terms of historic financial performance and stock price. We ask you to review our public filings for information about our historical performance. Despite Airgas’ accomplishments, Air Products is asking you to replace our long-serving directors with their nominees.

We ask you to consider our record carefully. None of Air Products’ nominees have any operating experience in our industry or any expertise at all in our business.

The Airgas Board recommends that you vote “FOR” the election to the

Board of each of the foregoing nominees on the WHITE proxy card.

Directors Serving for Terms Expiring at the 2011 Annual Meeting

Lee M. Thomas	Mr. Thomas, age 66, has been President and Chief Executive Officer of Rayonier, Inc. since March 2007 and Chairman of the Board since July 2007. Previously, he served as President of Georgia-Pacific Corporation, beginning in September 2002, and as President and Chief Operating Officer, beginning in March 2003, until his retirement in December 2005. Mr. Thomas held these and other senior executive positions within Georgia-Pacific Corporation since 1993. Prior to that, he was Chairman and Chief Executive Officer of Law Companies Environmental Group Inc. and has held numerous federal and state government positions, including positions with the U.S. Environmental Protection Agency, the Federal Emergency Management Agency and the Office of the Governor of South Carolina. Mr. Thomas is a director of Regal Entertainment Group and also serves as a member of the board of the Federal Reserve Bank of Atlanta. Mr. Thomas has served as an Airgas director since 1998.

Mr. Thomas brings to our Board an extensive knowledge of the environmental regulatory process from his senior positions in industry and government. His tenure at Rayonier and Georgia-Pacific and as Administrator of the U.S. Environmental Protection Agency and Deputy Director of the Federal Emergency Management Agency provide valuable business, leadership and management experience, including expertise on governmental relations in environmental regulatory areas.

John C. van Roden, Jr.	Mr. van Roden, age 61, served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a diversified global manufacturer of specialty papers and engineered products, from 2003 to 2006, and currently serves as a consultant to Glatfelter on strategic issues. Prior to that, he served as Senior Vice President and Chief Financial Officer for Conectiv from 1998 to 2003, and as the Senior Vice President and Chief Financial Officer of Lukens Inc. from 1982 to 1998. Mr. van Roden also serves on the boards of H.B. Fuller Company, Horsehead Corporation, and Penn Virginia GP Holdings, L.P. Mr. van Roden has served as an Airgas director since October 2006.

Mr. van Roden brings to the Board over 20 years of experience in strategic and financial management from his senior leadership positions at P.H. Glatfelter, Conectiv and Lukens, where he served in significant financial leadership positions. Mr. van Roden’s extensive experience as a financial executive enables him to provide leadership in the financial area and to serve as the Chairman of our Audit Committee and as an audit committee financial expert.

Ellen C. Wolf

Ms. Wolf, age 56, has been Senior Vice President and Chief Financial Officer of American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater company, since 2006. Previously, she served as Senior Vice President and CFO of USEC, Inc. beginning in December 2003 and as Vice President and CFO of

American Water from 1999 to 2003. Prior to that, Ms. Wolf held various positions with increasing responsibility in corporate accounting, finance and business development since beginning her career in 1979. She also serves on the board of directors of C&D Technologies Inc. (and as chair of its audit committee), Water for People, the Philadelphia Zoo and the National Association of Water Companies. Ms. Wolf has been an Airgas director since 2008.

Ms. Wolf brings to the Board her strong financial, corporate accounting, business development and leadership experience through her corporate senior executive positions and her service on the audit committee of another public company. Ms. Wolf’s financial expertise provides her with a deep understanding of our financial statements, corporate finance matters and accounting issues, and enables her to serve on our Audit Committee as an audit committee financial expert.

Directors Serving for Terms Expiring at the 2012 Annual Meeting

James W. Hovey	Mr. Hovey, age 64, is President of The Fox Companies, a diversified real estate development firm, which he joined in 1972, where he has been responsible for the development of numerous housing units and office buildings, and of a sports arena. Mr. Hovey also serves as a member of the Board of Trustees of Eisenhower Fellowships, Inc. and a director of the Philadelphia Orchestra. Mr. Hovey has been an Airgas director since 1999.

Mr. Hovey brings senior-level management experience to the Board through his 38-year career as an executive of a real estate development firm. Mr. Hovey’s experience enables him to provide insight and guidance on real estate matters facing us. Mr. Hovey also brings to the Board his leadership skills from his extensive non-profit experience.

Paula A. Sneed	Ms. Sneed, age 62, is the Chairman and CEO of Phelps Prescott Group, LLC, a strategy and management consulting firm. She served as Executive Vice President of Global Marketing Resources and Initiatives for Kraft Foods, Inc. from June 2005 until her retirement in December 2006. She was responsible for leading Kraft’s approximately 700-person Global Marketing Services organization (advertising, media, promotions, marketing research, packaging, digital and interactive marketing, CRM and other marketing disciplines) serving more than 100 major food brands. Ms. Sneed joined General Foods Corporation (which later merged with Kraft Foods, Inc.) in 1977, and served in various executive positions since 1986. She also serves as a trustee of Simmons College and Teach for America and a director of the American Marketing Association and is a member of the Visiting Committee of the Harvard Business School. Ms. Sneed is also a member of the board of directors of The Charles Schwab Corporation, Tyco Electronics, Ltd and Communispace Corp., a leading provider of customer insights via online communities. Ms. Sneed has been an Airgas director since 1999.

Ms. Sneed has a broad range of leadership experience in senior marketing roles from her tenure at General Foods and Kraft Foods, where, among other things, she was in charge of overseeing the maintenance and improvement of the company’s website, an important tool for market research. Ms. Sneed brings valuable marketing and global management skills and extensive leadership experience to the Board. She also provides our Board with useful insights on best governance practices from her service on other public company boards of directors.

David M. Stout	Mr. Stout, age 56, is retired. Prior to his retirement, he served as President, Pharmaceuticals, GlaxoSmithKline, with responsibility for global pharmaceutical operations, from January 2003 to February 2008. Prior to that, he served as President, U.S. Pharmaceuticals from 1999 to January 2003. He served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham from October 1996 until 1998. Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation, from 1994 until 1996. He held various executive and sales and marketing positions with Schering-Plough from 1979, when he joined the company, until 1994. Mr. Stout is also a member of the board of directors of NanoBio Corporation, a privately-held company, Allos Therapeutics, Inc., Jabil Circuit, Inc. and Shire plc. Mr. Stout has been an Airgas director since 1999.

With over 18 years of senior management experience in the pharmaceutical industry, Mr. Stout brings to our Board valuable business, manufacturing, research and development, and global operations experience. In his roles, Mr. Stout gained valuable experience dealing with governments and the complexities related to operating in a regulated industry, distributors and suppliers. His service on boards of directors and committees of other public companies has given him valuable insight on best practices in the corporate governance and compensation areas.

Board of Directors and Committees

The Board of Directors held nine meetings during the fiscal year ended March 31, 2010. Each director attended 100% of the Board and committee meetings that he or she was scheduled to attend during the 2010 fiscal year.

The standing committees of the Board of Directors are an Executive Committee, a Governance and Compensation Committee, an Audit Committee and a Finance Committee. During the fiscal year ended March 31, 2010, the Executive Committee held no meetings, the Governance and Compensation Committee held four meetings, the Audit Committee held nine meetings and the Finance Committee held five meetings.

Executive Committee

The members of the Executive Committee are W. Thacher Brown, Peter McCausland and David M. Stout. As authorized by Delaware law and our By-Laws, the Executive Committee may exercise all of the powers of our Board of Directors when the Board is not in session, except that it may not elect directors or appoint officers, amend the By-Laws, declare dividends, appoint members of the Executive Committee, approve the acquisition of substantially all the assets or capital stock of a corporation or business entity that has annual sales in excess of 20% of the annual sales of Airgas or take any other action that may only be taken by the Board of Directors.

Governance and Compensation Committee

The members of the Governance and Compensation Committee are Richard C. Ill, Paula A. Sneed, David M. Stout and Lee M. Thomas. Each member of the Committee is independent from Airgas and its management. The Committee’s primary responsibilities under the terms of its charter include:

•	establishing qualifications for Board membership;

•	interviewing and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders for positions on the Board;

•

developing and recommending to our Board of Directors a Code of Ethics and Business Conduct and considering requests for waivers from the Code of Ethics and Business Conduct for Board members and senior executives;

•	recommending assignment of Board members to committees;

•	reviewing policies for Board compensation;

•	reviewing and recommending changes to Board policies and procedures as they affect the organization and activities of the Board and its committees;

•	making reports for consideration by the Board;

•	considering matters of corporate governance, and reviewing, annually, the Corporate Governance Guidelines;

•	reviewing succession plans for senior executive officers;

•	conducting an annual evaluation of its performance and its charter;

•	reviewing and approving corporate goals and objectives and evaluating, annually, the performance of the CEO and other officers in light of such goals and objectives;

•	determining the compensation of the CEO based upon the evaluation of the performance of the CEO;

•	approving senior executive compensation;

•	reviewing and making recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans;

•	administering, and approving and ratifying awards to senior executives under, our stock option and incentive compensation plans;

•

reviewing and discussing the Compensation Discussion and Analysis section, also referred to in this proxy statement as the CD&A, of the annual proxy statement and, based on such review and discussion, recommending that the CD&A be included in the proxy statement; and

•	preparing the Compensation Committee Report for the annual proxy statement.

The Committee may, in its sole discretion, engage director search firms or compensation consultants. The Committee also may consult with outside advisors to assist it in carrying out its duties.

The Report of the Governance and Compensation Committee for the 2010 fiscal year appears on page 41 of this proxy statement. A copy of the Governance and Compensation Committee Charter can be found on our website at www.airgas.com and is available in print to any stockholder who requests it from our Secretary.

Audit Committee

The members of the Audit Committee are James W. Hovey, Paula A. Sneed, John C. van Roden, Jr. and Ellen C. Wolf. Each member of the Committee is independent from Airgas and its management. In addition, the Board of Directors has determined that Mr. van Roden and Ms. Wolf are each an “audit committee financial expert.” The Committee acts pursuant to a written charter adopted by the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding accounting and reporting practices, internal controls and compliance with laws and regulations. The Committee’s responsibilities under the terms of its charter include:

•	meeting at least quarterly with management, our chief internal auditor and our independent registered public accounting firm in separate executive sessions;

•

assessing the integrity of Airgas’ financial reporting process and system of internal controls through discussions with management, the internal auditors and the independent registered public accounting firm;

•	selecting, appointing and recommending for ratification by our stockholders, an accounting firm to serve as Airgas’ independent registered public accounting firm;

•	setting the fees to be paid to the independent registered public accounting firm and pre-approving all audit services to be provided by the independent registered public accounting firm;

•	establishing policies and procedures for the engagement of the independent registered public accounting firm to provide permitted non-audit services and pre-approve the performance of such services;

•	assessing the performance (effectiveness, objectivity and independence) of the independent registered public accounting firm;

•

reviewing an annual report from the independent registered public accounting firm describing its internal quality control procedures and any material issues raised by the most recent internal or peer review of the independent registered public accounting firm;

•	reviewing with management and the independent registered public accounting firm the adequacy and effectiveness of the internal audit function;

•	providing an avenue of communication among the independent registered public accounting firm, internal auditors, management and the Board of Directors;

•

reviewing with management and the independent registered public accounting firm Airgas’ annual and quarterly consolidated financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing our earnings releases;

•	discussing with management and the independent registered public accounting firm major issues regarding accounting principles and financial statement presentations;

•	establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding Airgas’ accounting, internal controls and auditing matters;

•	retaining independent counsel and other advisors as necessary to fulfill its responsibilities;

•	conducting an annual evaluation of its performance and its charter;

•	recommending to the Board of Directors that the audited consolidated financial statements be included in Airgas’ Form 10-K and Annual Report to Stockholders; and

•	preparing the Report of the Audit Committee for the annual proxy statement.

The Report of the Audit Committee for the 2010 fiscal year appears on page 55 of this proxy statement. A copy of the Audit Committee Charter can be found on our website at www.airgas.com and is available in print to any stockholder who requests it from our Secretary.

Finance Committee

The members of the Finance Committee are W. Thacher Brown, James W. Hovey, David M. Stout and John C. van Roden, Jr. The purpose of the Committee is to review, advise and make recommendations on Airgas’ financial affairs, policies and programs. The Committee meets periodically, but not less than three times per year, to review Airgas’ financial issues, including Airgas’:

•	capital structure;

•	policies regarding dividends, stock splits and stock repurchases;

•	current and projected capital requirements and the issuance of debt and equity securities;

•	credit agreements and major changes to them and borrowings and financings of every nature;

•	insurance programs and practices for managing insurable risks;

•	programs and practices for managing interest rate, foreign exchange and commodities price risk;

•	benefit plan trust investment policies, administration and performance;

•	standing with credit rating agencies and the decisions and contingencies that might affect its credit rating; and

•	relationships with, and approach to managing its relationships with, public and private lenders.

COMPENSATION OF DIRECTORS

Only directors who are not employees of Airgas receive compensation for their services as directors. Our compensation package for non-employee directors for the 2010 fiscal year was composed of cash, which consisted of an annual retainer of $25,000, plus a fee of $1,500 for each Board or committee meeting attended during the 2010 fiscal year, and stock option grants under the Airgas, Inc. Amended and Restated 2006 Equity Incentive Plan, referred to in this proxy statement as the 2006 Equity Plan. The cash component of the directors’ compensation is set by the Board following review and recommendation by the Governance and Compensation Committee. We also reimburse our non-employee directors for their out-of-pocket expenses incurred in connection with attendance at Board, committee and stockholder meetings, and other company business. Non-employee directors are eligible to participate in the 2006 Equity Plan and the Airgas, Inc. Deferred Compensation Plan II, referred to in this proxy statement as the Deferred Compensation Plan II, and some of our directors have participated in the Airgas, Inc. Deferred Compensation Plan I, referred to in the proxy statement as the Deferred Compensation Plan I, and more fully described under the heading “Retirement and Other Plans and Programs” found on page 38 of this proxy statement.

In order to closely align the interests of directors with those of our stockholders, a majority of the directors’ compensation is in the form of stock options. The number of options granted is determined annually by the Board following review and recommendation by the Governance and Compensation Committee. The exercise price of each option is equal to the closing price of our common stock on the date of grant and each option is exercisable immediately. Options granted to non-employee directors during the 2010, 2009, 2008 and 2007 fiscal years expire after eight years and options granted to non-employee directors in prior fiscal years expire after 10 years. On August 18, 2009, each Board member serving on the Board as of that date was granted options to acquire 7,000 shares of our common stock with an exercise price of $44.18 per share.

The Chairmen of the Governance and Compensation Committee and the Finance Committee also receive an additional $3,000 annual retainer, and the Chairman of the Audit Committee receives an additional $5,000 annual retainer.

Each year, non-employee directors may elect to defer, under the Deferred Compensation Plan II, all or a portion of his or her director’s fees. The amount deferred is credited to an account that tracks valuation funds selected by the participant from a family of funds under the plan, one of which tracks Airgas common stock. The balance is paid at the election of the director within the alternatives offered under the plan, and the unpaid account balance accrues interest based on earnings in the selected valuation funds. In addition, one of our current directors maintains a balance in the Deferred Compensation Plan I.

We believe that directors should be stockholders and should have a financial stake in the company. Directors are expected to maintain, within five years of joining our Board, at least 25,000 shares of Airgas common stock (which may include up to 22,500 shares under options) or shares having a value equal to five times the director’s annual Board retainer (which may include in-the-money options). Compliance with these guidelines is expected by November 11, 2013 for all current directors, and all but one director satisfy these ownership requirements at the present time.

Director Compensation Table

The following table shows the compensation earned by each non-employee director in the 2010 fiscal year.

Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
W. Thacher Brown	49,000	107,542	-0-	156,542

James W. Hovey	52,000	107,542	-0-	159,542

Richard C. Ill	46,000	107,542	-0-	153,542

Paula A. Sneed	55,000	107,542	-0-	162,542

David M. Stout	50,500	107,542	-0-	158,042

Lee M. Thomas	49,000	107,542	-0-	156,542

John C. van Roden, Jr.	64,500	107,542	-0-	172,042

Ellen C. Wolf	52,000	107,542	-0-	159,542

(1)	Consists of the aggregate amount of all fees earned or paid in cash for services as a director, consisting of annual Board and committee chair retainers and Board and committee meeting fees earned by non-employee directors, as described above. During the 2010 fiscal year, Ms. Sneed chose to defer a portion of her cash compensation as a director under the Deferred Compensation Plan II.
(2)	The amounts shown reflect the grant date fair value of stock options granted during the 2010 fiscal year, computed in accordance with FASB ASC Topic 718. These dollar amounts do not correspond to the actual value that may be realized by the non-employee directors. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 15 to Airgas’ consolidated financial statements for the fiscal year ended March 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on May 27, 2010. Each non-employee director on the Board at the time was granted an option under the 2006 Equity Plan to purchase 7,000 shares on August 18, 2009 with an exercise price of $44.18 per share. As of March 31, 2010, the following non-employee directors held options to purchase the following number of shares: Mr. Brown, 66,500 shares; Mr. Hovey, 66,500 shares; Mr. Ill, 41,000 shares; Ms. Sneed, 66,500 shares; Mr. Stout, 66,500 shares; Mr. Thomas, 57,500 shares; Mr. van Roden, 25,540 shares; and Ms. Wolf, 11,773 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Governance and Compensation Committee of our Board of Directors has responsibility for establishing and implementing our compensation philosophy, and for continually monitoring our adherence to that philosophy. The Committee reviews and approves compensation levels for all Airgas executive officers as well as all of our corporate compensation, retirement, perquisite and insured benefit programs, including programs applicable to our senior management team, which includes our named executive officers. With respect to Peter McCausland, our Chairman, President and Chief Executive Officer, the Committee annually evaluates his accomplishments and performance against established objectives and sets his compensation level based upon such evaluation. The Committee may choose to award additional annual cash incentive compensation to our CEO based upon the Committee’s subjective evaluation of his performance. These functions are set forth in the Committee’s Charter, which appears on our website (www.airgas.com) and is reviewed annually by the Committee. The Committee seeks to ensure that the total compensation paid to our executives, a significant portion of which is related to performance, is fair, reasonable and competitive and consistent with our compensation philosophy. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other Airgas management associates.

The Committee reviews whether compensation policies and practices create incentives for risk-taking that could have a material adverse effect on Airgas. In April 2010, the Committee conducted an assessment of all the incentive compensation programs across Airgas to consider whether they encourage excessive risk-taking. The Committee determined that Airgas compensation practices provide reasonable assurance against, and do not encourage, excessive risk-taking due to:

•	the balance between short-term and long-term incentives;

•	accounting standards and testing;

•	the relatively low ratio of incentive pay to the associated financial achievement;

•	separation of duties regarding authority over sales decisions; and

•	incentive compensation limits.

The following individuals, included in the “Summary Compensation Table for the 2010 Fiscal Year” found on page 42 of this proxy statement, are referred to as our “named executive officers” throughout this proxy statement:

•	Peter McCausland, Chairman, President and Chief Executive Officer;

•	Robert M. McLaughlin, Senior Vice President and Chief Financial Officer;

•	Andrew R. Cichocki, Division President;

•	Robert A. Dougherty, Senior Vice President and Chief Information Officer; and

•	Michael L. Molinini, Executive Vice President and Chief Operating Officer.

Compensation Philosophy and Objectives

Our goal is to maintain compensation and benefit plans that will allow us to attract and retain highly qualified employees while motivating and rewarding performance that will lead to sustained increases in the value of our stockholders’ investment in Airgas. We also seek to align the interests of our named executive officers with those of our stockholders by evaluating performance primarily on the basis of key financial measures. Given these goals, our compensation philosophy has been, and continues to be, to emphasize “pay for performance” programs designed to reward superior financial performance and long-term enhancement of stockholder value, while maintaining competitive base pay, retirement, healthcare and other fixed compensation programs. We set base salary, annual cash incentive opportunities and long-term equity incentive opportunities to reflect an individual executive’s level of responsibility and performance against established objectives, and we rely on our judgment and discretion after reviewing Airgas’ performance and evaluating the executive’s performance.

Role of the Committee and Executive Officers in Compensation Decisions

The Committee oversees the design, development and implementation of the compensation program for the CEO and the other executives, including the named executive officers. The Committee evaluates the performance of the CEO and determines the CEO’s compensation in light of the goals and objectives of the compensation program. Mr. McCausland and Mr. Molinini, as appropriate, assess the performance of our other executives, including the other named executive officers, and the Committee approves their compensation based on recommendations from Mr. McCausland. Neither the Committee nor management sought advice from compensation consultants during the 2010 fiscal year. Management did rely on a service from Equilar Inc., a compensation research firm, to provide peer executive compensation data from proxies and a compensation survey for comparison purposes. However, we did not receive advice from Equilar in setting our executive compensation.

The Committee’s work is accomplished through a series of meetings, following a regular calendar schedule, to ensure that all major elements of compensation are addressed and compensation and benefit programs are properly designed, implemented and monitored. Occasionally, special meetings are called to address matters that require attention outside of the regular compensation cycle. Working with the Committee Chair, Lee M. Thomas, Robert H. Young, Jr., our Senior Vice President and General Counsel, and Dwight T. Wilson, our Senior Vice President-Human Resources, prepare an agenda and supporting materials for each meeting, which are provided to Committee members between two-to-four days in advance of the meeting. Mr. Wilson and Mr. Young, along with Mr. McCausland, generally attend Committee meetings by invitation, but are excused for executive sessions. As requested, Mr. McCausland, Mr. Young and Mr. Wilson offer their opinions and recommendations to the Committee. The Committee may invite other members of management to attend meetings to discuss items within their specific areas of responsibility. No executive plays a role in his or her own compensation determination, other than discussing individual performance objectives with the Committee, Mr. McCausland or Mr. Molinini, as appropriate.

Setting Executive Compensation

Elements of Executive Compensation

Consistent with our compensation philosophy, the Committee has structured our annual and long-term executive compensation programs to motivate executives to achieve the business goals set by our Board of Directors, and these programs reward the executives for achieving and exceeding those goals. The key elements of our executive compensation program are:

•	base salary;

•	annual cash incentive awards; and

•	long-term incentive compensation.

These key elements are addressed separately below. In determining each component of compensation, the Committee takes into account all other elements of an executive’s compensation package.

Our compensation programs for executives, and in particular for our named executive officers, are designed to reflect their success, both individually and as a management team, in attaining key objectives. For example, 80% to 85% of our annual cash incentive payments are calculated based on Airgas’ performance with regard to certain key financial metrics versus budgeted levels and 15% to 20% of those payments are calculated based on an executive’s attainment of strategic goals, and on individual performance and contributions. There are two levels of approval for each discretionary award and the Committee has final approval for awards to executive officers. Our equity-based compensation program is intended to reward the management team’s success in delivering value to our stockholders. Specifically, stock option grants reward our executives for their contributions that result in increases in our stock price over time. In each case, we strive to ensure that our compensation program provides rewards based on meaningful measures of performance, and the Committee makes adjustments to the incentive programs each year in light of past experience, changes in strategic focus, regulatory requirements and other relevant factors.

Benchmarking Compensation Against Our Peers

Periodically, Mr. Wilson provides the Committee with data comparing our elements of compensation and levels of executive compensation against relevant companies in the chemicals and industrial distribution industries and comparably-sized companies in other industries, including a comparison of compensation elements of individual executives where the positions are sufficiently similar to make comparison meaningful. Currently, the peer group for compensation comparisons is Air Products & Chemicals Inc, Albemarle Corporation, Cabot Corporation, Celanese Corporation, CF Industries Holdings, Inc., Cytec Industries, Inc., Eastman Chemical Company, Ecolab Inc., Fastenal Company, FMC Corporation, Grainger W W Inc., Huntsman Corporation, International Flavors and Fragrances, Inc., Lubrizol Corporation, Methanex Corporation, MSC Industrial Direct Company. Inc., Nalco Holding Company, Nova Chemicals Corporation, PolyOne Corporation, Praxair Inc., Rockwood Holdings, Inc., RPM International, Inc., Scotts Miracle-Gro Company, Sigma-Aldrich Corporation, Valspar Corporation, WR Grace & Company and Westlake Chemical Corporation. For executive positions that are generally not named executive officer positions in our peer companies, the peer group includes companies in the S&P 500 index and the S&P MidCap 400 index, plus other companies that are similar in size to Airgas. The peer group includes companies outside of our primary industry because the Committee believes that Airgas is similar in certain respects to such companies, for example, industrial distribution businesses.

The most recent benchmarking of executive compensation levels was performed by Mr. Wilson during the 2010 fiscal year. The benchmarking compared compensation of our named executive officers to the 25th percentile and 50th percentile base salary, total cash compensation and total “direct” compensation of similar positions in the peer group companies. “Direct” compensation adds the Black-Scholes value of stock option grants to the total cash compensation. We believe that periodic reviews of outside compensation practices are appropriate to determine if any compensation levels require adjustments or if the mix of compensation components requires rebalancing.

Given the nature of our businesses, we compete with companies across the two broad industry groups mentioned above for top executive-level talent. As such, the Committee generally expects, over time, to set total compensation levels for our executives approximating the median level of compensation paid to similarly situated executives of chemicals and industrial distribution companies of comparable size to Airgas. Variations from this general philosophy may occur based upon the expertise and experience level of a given executive, as well as individual, company and market factors.

Compensation of our Chief Executive Officer

The compensation of our CEO is reviewed by our Governance and Compensation Committee and our Board and determined solely by our Governance and Compensation Committee. The compensation of our CEO is based on factors similar to those utilized for the other named executive officers, but also includes consideration of the overall responsibilities of our CEO for achievement of our operational goals, as well as his unique role as the primary architect of our strategic vision. The specific elements of compensation for our CEO and any differences in his compensation as compared to the other named executive officers are discussed below.

Components of Executive Compensation for the 2010 Fiscal Year

Given our philosophy of “pay for performance,” a significant percentage of total compensation is allocated to performance-based incentives. As a general matter, we recognize that, as employees progress to higher levels within our organization, they assume more responsibility for our overall performance and returns to stockholders. Consequently, we seek to link greater portions of executive compensation to criteria and metrics that are tied to the creation of stockholder value. Looking at the named executive officers as a group, 71% of their target total compensation (including the Black-Scholes value of stock option grants) for the 2010 fiscal year was allocated to “at risk” components consisting of annual cash incentives and stock options, with the remaining 29% allocated to base salary. Historically, we have only granted stock options under our equity incentive plans and we have always considered the potential dilution to existing stockholders that can result from such grants. Our policy for allocating value between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing strong incentives for our executives to maintain an “ownership” mentality, focusing them on maximizing long-term value creation for them and our stockholders. The ownership mentality that our compensation policy encourages also serves to reduce risk-taking by our executives because of their focus on long-term value creation.

Combined target cash and non-cash incentive compensation for named executive officers for the 2010 fiscal year ranged from 58% to 78% of total target compensation. Actual cash incentive compensation ranged from 5% to 20% and non-cash incentive compensation ranged from 39% to 65% of total compensation for the named executive officers for the 2010 fiscal year. We believe that these mixes are both competitive within the marketplace and consistent with our stated compensation philosophy.

For Mr. McCausland, 78% of his targeted total compensation for the 2010 fiscal year was allocated to at risk compensation. His actual cash incentive compensation was 11% and his non-cash incentive compensation was 65% of his total compensation. The Committee believes that the relatively larger component of his compensation that is at risk reflects the significant difference in Mr. McCausland’s overall responsibilities, which could result in higher compensation for Mr. McCausland than for our other named executive officers.

Base Salary

Base salary is the component of compensation that is fixed and intended to compensate our executives, based on their experience, expertise, job responsibilities and the performance of their responsibilities during the fiscal year. While base salaries must be competitive in order to recruit and retain qualified executives, we generally do not pay base salaries at levels exceeding the market median among peer companies. Our review of base salaries paid to our executives’ peers indicate that the base salaries of our named executive officers are at or below the median for comparably-sized general industry companies, chemical industry companies and industrial distribution companies. Consistent with our compensation philosophy that we offer compensation based on superior performance, we strive to use incentive compensation, rather than base salary, to provide executives with an above-market compensation opportunity if we exceed budgeted financial performance metrics and drive increases in stockholder value.

Each year, our Governance and Compensation Committee reviews the base salary of Mr. McCausland and all other executive officers. In making adjustments to base salary levels, the Committee considers:

•	the executive’s level of responsibilities;

•	the executive’s experience and breadth of knowledge;

•	the executive’s individual performance as assessed through annual performance reviews;

•	the executive’s role in management continuity and development plans;

•	internal equity factors, meaning relative pay differences for different jobs; and

•	on a periodic basis, benchmark data on the compensation practices of peer companies, from available salary survey data and as reported in public company proxy statements.

The normal interval between salary reviews for most executive officers and most other employees is 12 months, usually completed in the quarter following the fiscal-year end. Mr. McCausland’s salary increases have been less frequent, as the Committee prefers to move his salary in larger increments. As part of our cost containment efforts, no executive officer received a salary increase during the 2010 fiscal year.

Annual Cash Incentive Awards – Management Bonus Plans

Annual cash incentive awards for our executive officers are intended to promote the achievement of our corporate and division financial performance goals, as well as individual performance goals. Each of our named executive officers participated in our Executive Bonus Plan. In addition, depending upon the named executive officer’s position and responsibilities with Airgas, each named executive officer participated in one of the following Airgas annual cash incentive plans for which executive officers and other management employees may be eligible, which plans, together with our Executive Bonus Plan, are referred to in this proxy statement as our Management Bonus Plans:

•

the Fiscal Year 2010 Management Bonus Plan for Corporate Employees, in which Messrs. McCausland, McLaughlin, Dougherty and Molinini participated during the 2010 fiscal year, is available to all management-level employees who have corporate-wide responsibility; and

•

the Fiscal Year 2010 Management Bonus Plan for Operating Company Management, in which Mr. Cichocki (Division President) participated during the 2010 fiscal year, is available to all senior management who work within our divisions and operating companies.

The overall cash incentive award paid to each executive officer is composed of (1) a cash incentive award under our Executive Bonus Plan that is based on financial performance goals and (2) a cash incentive award under the applicable Management Bonus Plan that is based on strategic and individual performance goals. In addition, the Committee may, in its discretion, grant to any executive officer a cash award outside of any of our plans described above.

Corporate Performance Goals. Within 90 days after the beginning of each fiscal year, the Committee (1) reviews our performance during the prior fiscal year, (2) analyzes anticipated value drivers in our industry and within our company and proposed performance objectives for the current fiscal year and (3) determines the specific performance criteria for each executive officer and the metrics that will be used for the current fiscal year under our Executive Bonus Plan, based on such review and analysis. Examples of performance criteria that the Committee may consider are a cash flow measure, such as earnings before interest, taxes, depreciation and amortization, or EBITDA, overall sales, sales for specific products or markets, margin improvements and return on capital, or ROC. After selecting the performance criteria, the Committee establishes performance metrics within the selected criteria and assigns to each of our executive officers a target award. The target award, expressed as a percentage of the executive officer’s base salary for the fiscal year, is determined based upon the executive’s position in the company.

In addition, each of the pre-determined performance criteria (e.g., ROC) is weighted by the Committee, in its judgment, to reflect its relative importance, and becomes a separate component of the executive officer’s cash incentive award. The Committee also sets a target payout, expressed as a percentage, for each component, which may vary depending upon our actual performance with respect to the component against the pre-determined performance metrics. Our executive officers will receive cash incentive awards under the Executive Bonus Plan if, at the end of the fiscal year, Airgas has achieved the performance metrics established within the criteria selected by the Committee at the beginning of the fiscal year. Actual cash award payments will vary based upon Airgas’ level of achievement of the pre-determined corporate performance metrics and the different weights assigned to each performance criteria component for each executive officer.

The annual cash incentive award targets are set for each executive officer as a percentage of base salary with regard to the relative responsibilities of each executive officer and with regard to the total cash compensation opportunity for comparable positions in peer companies. For the 2010 fiscal year, Mr. McCausland’s target for his annual cash incentive award was 100% of his base salary for the fiscal year. We believe that Mr. McCausland’s target award was generally comparable to the target annual cash incentive award for chief executive officers in our peer companies. Mr. Molinini’s target annual cash incentive award was 60% of his base salary for the fiscal year. We believe that 60% of base salary for Mr. Molinini was appropriate relative to 100% of base salary for Mr. McCausland considering Mr. McCausland’s broader responsibilities and considering the relative annual incentive compensation awards for comparable positions in our peer companies. All other executive officers had target annual cash incentive awards set at 50% of base salary for the fiscal year, which reflects their responsibilities relative to Mr. McCausland and Mr. Molinini and generally reflects the total cash compensation opportunity for the other named executive officers in our peer companies.

EBITDA and ROC were chosen as the plan performance criteria for executives with corporate-wide responsibility (i.e., Messrs. McCausland, McLaughlin, Dougherty and Molinini). EBITDA was most heavily weighted at 70% of the annual cash incentive award target because the Committee believes that it motivates growth, gross margin performance and expense management, and because of the direct correlation of earnings performance with share valuation. ROC was weighted at 15% of the annual cash incentive award target and was intended to drive discipline around long-term capital deployment and debt reduction, also important performance measures to stockholders. The remaining 15% of the target annual cash incentive award was based on individual performance and payout was based on performance against objectives set and agreed upon in the first quarter of the fiscal year. For Division Presidents (i.e., Mr. Cichocki), in addition to the corporate performance criteria of Corporate EBITDA, additional performance criteria, including divisional EBITDA, divisional ROC and sales, volume shipped, or profit for targeted growth strategies, relating to the performance of the executive’s division were used. Corporate EBITDA was weighted at 10% of the annual cash incentive award and EBITDA for their respective divisions was weighted at 60% of the annual incentive award. The larger portion was based on their profit responsibility to motivate performance in their respective spheres of control, while the smaller portion recognizes their contributions to Airgas’ overall performance and is designed to encourage interdivisional cooperation. ROC for their respective divisions was weighted at 10% of the target annual cash incentive award to emphasize the importance of capital management (similar to the inclusion of ROC at the corporate level). The remaining 20% of the target annual cash incentive was based on sales consistent with targeted growth strategies to motivate focusing on opportunities that were specific to each division.

The threshold and maximum of each performance criteria of the award was determined separately. For the 2010 fiscal year, the EBITDA threshold for both corporate and the divisions was 10% of the target award for achievement at 91% of budget. The EBITDA target opportunity (100%) was earned for achievement of 100% of our budget for EBITDA for the 2010 fiscal year. The maximum EBITDA award opportunity was set at 109% of EBITDA budget, which awarded 140% of the target opportunity and reflected the Committee’s judgment of reasonable compensation for superior performance.

The Corporate ROC target opportunity was set at achievement within plus or minus 0.2 percentage points of our budget. The threshold for ROC was set at 0.8 percentage points below our budget, which awards 50% of the target opportunity, and the maximum for ROC was set at 0.8 percentage points above our budget, which awards 130% of the target opportunity. That range was intended to recognize an adequate level of performance below budget while still improving ROC, and was intended to pay reasonable compensation above target for superior performance.

The Division ROC target opportunities were set at achievement of plus or minus 2% of Division budget. The threshold bonus opportunity for ROC was set at 90% of Division budget, which awarded 20% of award target, and the maximum was set at 107% of Division budget, which awarded 150% of award target. The Division ROC range was estimated to replicate the amount of stretch reflected in the award range for Corporate ROC.

The Corporate EBITDA target (budget) for the 2010 fiscal year was $722 million and the ROC target (budget) was 11.2%. For Mr. Cichocki’s award, the Process Gases & Chemicals Division EBITDA target (budget) was $115.3 million and the ROC target (budget) was 13.1%. All targets reflect adjustments during the fiscal year to account for budgeted results from acquisitions completed during the year.

Individual Performance Goals. In addition to the corporate financial performance goals described above, under the Fiscal Year 2010 Management Bonus Plan for Corporate Employees, a portion of Messrs. McCausland’s, McLaughlin’s, Dougherty’s and Molinini’s annual cash incentive award is based on individual performance measured against personal objectives. The Committee established individual performance objectives for Mr. McCausland after consultation with him at the beginning of the fiscal year regarding his priorities for the 2010 fiscal year. Mr. McCausland established individual performance objectives with Messrs. McLaughlin and Molinini, and Mr. Molinini established individual performance objectives with Mr. Dougherty. The Committee reviewed, and based upon its subjective evaluation, approved the scores for Messrs. McLaughlin, Dougherty and Molinini. For the 2010 fiscal year, individual performance goals under the Fiscal Year 2010 Management Bonus Plan for Corporate Employees represented 15% of the overall annual potential cash incentive award available for Messrs. McCausland, McLaughlin, Dougherty and Molinini.

Mr. McCausland met or exceeded his goals for succession planning, the five-year strategic plan, preparation and execution of plans for responding to the economic downturn, development and execution of the marketing strategy for retail markets, and continuous improvement in personnel safety and vehicle accident performance. Mr. Molinini met or exceeded his goals for safety and compliance, gross margin maintenance, achieving gas and hardgoods sales strategies, achievement of goals for operating efficiencies, continued development and implementation of our program to improve customer service, and execution of our SAP implementation. Mr. McLaughlin met or exceeded his goals for the SAP implementation, development and implementation of changes to our capital structure to address maturities of accounts receivable and credit agreements, development and execution of our enterprise risk management program, increased proactive management of our real estate assets, and development of the five-year strategic plan. Mr. Dougherty met or exceeded his goals for design, configuration, data conversion and testing of the SAP system, completion of reorganization of the Information Technology function to support the SAP system, and support of business requirements for acquisitions, regulatory compliance and other priority needs as they emerged.

Strategic Goals. In addition to the corporate and division financial performance goals described above, under the Fiscal Year 2010 Management Bonus Plan for Operating Company Management, a portion of Mr. Cichocki’s annual cash incentive award is based on attainment of strategic goals. Mr. Molinini recommended specific goals and metrics with Mr. Cichocki. Mr. McCausland and the Committee approved the scores for Mr. Cichocki. For the 2010 fiscal year, strategic goals represented 20% of the overall annual potential cash incentive award available for Mr. Cichocki and each executive officer who was a Division President.

Calculation of the Cash Awards. A participant’s target incentive award is multiplied by the weight for each component to determine the target payout for each component. Each performance score as a percentage (e.g., meeting the goal equals a 100% score) is multiplied by the target payout for the specific component to determine the actual incentive award for each component. Performance scores for each component utilizing performance criteria may range between 0% and 130% to 150% depending on the specific criteria. Performance scores for the individual objectives may range between 0% and 100%. The total incentive award is the sum of the components. The aggregate scores for bonus metrics are limited to 132.5% for Messrs. McCausland, McLaughlin, Dougherty and Molinini, and 143% for Mr. Cichocki. Extraordinary performance may be recognized with an additional bonus amount, but the total award opportunity is capped so that the maximum possible award is the lower of $1,500,000 and 200% of target. For the 2010 fiscal year, the Committee awarded each named executive officer an aggregate cash incentive compensation award below the executive’s aggregate target amount.

For the 2010 fiscal year, the Corporate EBITDA achievement was 92% of our 2010 budget, which translated into an EBITDA award of 20% of the target opportunity. The Corporate ROC achievement was 1.2 percentage points below budget, which translated into a 0% ROC award. We believe that these scores significantly undervalue the performance of the management team, particularly management’s remarkable achievements in maintaining sales and profitability in the recession. However, at the time the budget for the 2010 fiscal year was set, the severity and length of the economic downturn could not be foreseen.

The following example explains the mechanics of the bonus plan. We have assumed that the executive earned 100% achievement on his individual objectives and was paid 100% of the award for individual objectives. The formula is illustrated below:

EBITDA Award = 70% Weight X 20% Award = 14% of the Total Award Target

ROC Award = 15% Weight X 0% Award = 0% of the Total Award Target

Individual Performance Award = 15% Weight X 100% Award = 15% of the Total Award Target

The Total Award = 14% + 0% + 15% = 29% of the executive’s target award.

Based on individual and Company performance during fiscal year 2010 and the calculation methodology described above, the Committee awarded the following amounts to the named executive officers under the Management Bonus Plans:

Mr. McCausland	$239,250, representing approximately 29% of target

Mr. McLaughlin	$46,823, representing approximately 29% of target

Mr. Cichocki	$124,728, representing approximately 100% of target

Mr. Dougherty	$38,248, representing approximately 29% of target

Mr. Molinini	$106,836, representing approximately 29% of target

Discretionary Annual Bonuses Under the Management Bonus Plans. Following the 2010 fiscal year-end, the Committee evaluated Mr. McCausland’s performance against his pre-determined individual objectives, Mr. McCausland evaluated the performance of Messrs. McLaughlin and Molinini against their pre-determined individual objectives, and Mr. Molinini evaluated Mr. Dougherty’s performance against his pre-determined individual objectives. The Committee awarded Mr. McCausland a discretionary bonus in recognition of his having accomplished all his pre-determined individual objectives and having provided the necessary leadership to the organization and its associates to continue to position Airgas for future growth and success notwithstanding the worst recession since the Great Depression. For a more detailed description of the annual incentive compensation awards received by the named executive officers, see “Summary Compensation Table for the 2010 Fiscal Year” found on page 42 of this proxy statement.

Mr. McCausland and all of the other named executive officers received their annual cash incentive awards for the 2010 fiscal year in June 2010 following Committee approval at its regular May meeting. Annual cash incentive awards earned by our named executive officers for performance during the 2010 fiscal year appear in the “Summary Compensation Table for the 2010 Fiscal Year” on page 42, under the headings “Non-Equity Incentive Plan Compensation” and “Bonus.”

Long-Term Equity Incentive Compensation

The Committee’s objective in granting equity awards is to provide a strong incentive to our executives and key employees to focus on the ongoing creation of stockholder value by offering significant compensation opportunities for superior performance. These award opportunities not only allow us to offer a competitive overall compensation package, but also allow for further opportunities for stock ownership by our employees in order to increase their proprietary interest in Airgas and, as a result, their interest in our long-term success and their commitment to creating stockholder value.

Although, long-term equity incentives under our 2006 Equity Plan may consist of nonqualified stock options, incentive stock options (ISOs), stock appreciation rights (SARs), restricted stock, restricted stock units or any combination of the above, as the Committee may determine, the Committee historically has only granted nonqualified stock options as the exclusive form of equity-based compensation. The table below provides certain information regarding our use of stock options during the last 10 fiscal years.

Fiscal Year-End	Total Shares Underlying Options Granted to Employees	Weighted Average Option Exercise Price ($)	No. of Employees Granted Options in Fiscal Year	Employee Options Granted in Fiscal Year as a % of Outstanding Shares at Fiscal Year-End	Employee Options Fair Value on Date of Grant ($)(1)	Total Outstanding Employee Options as a % of Outstanding Shares at Fiscal Year-End
3/31/2001	1,734,215	5.71	800	2.5	5,428,093	11.9
3/31/2002	1,525,120	9.29	565	2.2	8,098,387	11.8
3/31/2003	1,168,250	16.52	493	1.6	9,836,665	11.1
3/31/2004	1,104,800	19.36	488	1.5	9,081,456	10.4
3/31/2005	1,007,500	21.15	446	1.3	9,349,600	9.1
3/31/2006	1,007,200	24.03	538	1.3	9,417,320	8.4
3/31/2007	933,900	36.19	472	1.2	12,838,558	8.1
3/31/2008	1,030,550	43.80	419	1.3	15,694,311	8.1
3/31/2009	1,070,000	59.87	438	1.3	19,498,530	8.1
3/31/2010	1,369,650	43.11	474	1.6	19,811,583	7.6
Average Per Year	1,195,119	26.13	513	1.6	11,905,450	9.5

(1)	The amounts shown reflect the grant date fair value of stock options granted during the last 10 fiscal years, computed in accordance with FASB ASC Topic 718.

In granting long-term equity incentive awards, the Committee determines:

•	the executive officers to receive awards;

•	the number of shares in each grant to an executive officer;

•	the aggregate number of shares available for Mr. McCausland to grant in stock options to non-executive officers pursuant to his delegated authority; and

•	the terms and conditions of each award.

Long-term equity incentive awards for the 2010 fiscal year were determined and approved at the Committee’s regularly scheduled May 2009 meeting and are reflected in this proxy statement, including in the “Summary Compensation Table for the 2010 Fiscal Year” found on page 42 and the “Grants of Plan-Based Awards in the 2010 Fiscal Year” table found on page 44 of this proxy statement.

In determining the size of long-term equity incentive awards to the named executive officers for the 2010 fiscal year, the Committee considered the dilution rate (shares granted as a percentage of shares outstanding), historical grants to the executive officers, value per share as determined by using the Black-Scholes valuation model for stock options, the value of equity-based compensation to top executives in comparable chemical and industrial distribution companies and grant sizes relative to the executive’s peers at Airgas.

Our aim is to focus our executives on providing superior returns to our stockholders and driving for sustained increases in Airgas’ stock price. We believe that nonqualified stock options effectively focus our executives on these goals and are an efficient use of shares available under the plan.

Our stock option award program helps us to:

•	motivate and reward superior performance on the part of executives and key employees;

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	encourage increased stock ownership in Airgas by executives; and

•	maintain competitive levels of total compensation.

Option Grant Practices. The Committee makes decisions on stock option grants based solely on our compensation and retention objectives and our established measurements of the value of these awards. Each May, at its regularly scheduled meeting, the Committee approves the annual stock option awards for executive officers and the total shares available for stock option grants to our other key employees throughout the remainder of the fiscal year. The grant date for executive officers, and the date for setting the exercise price, is the date of that meeting. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. For the 2010 fiscal year, options to purchase 374,800 shares in the aggregate were granted to 11 executive officers.

Mr. McCausland granted annual stock option awards on May 19, 2009, the day of the Committee’s regularly scheduled May meeting, to 446 non-executive employees to purchase 927,500 shares in the aggregate.

The only other times stock options are typically granted are in connection with a new hire or in recognition of a special achievement, known as a “Chairman’s Award.” The exercise price for these grants for new hires is set on the date of employment or the date of final approval, whichever is later, and the exercise price for a grant in recognition of a special achievement is set on the date of approval. The Committee delegated authority to Mr. McCausland to make these grants to employees, other than to executive officers, subject to an aggregate limit in the 2010 fiscal year of 109,700 shares. For the 2010 fiscal year, these grants totaled 67,350 shares to 38 non-executive officer employees. The Committee has not delegated any other aspect of the stock option grant process to any other person or committee.

The exercise price of all awarded stock options under the Airgas, Inc. 1997 Stock Option Plan, referred to in this proxy statement as the 1997 Plan and the 2006 Equity Plan is equal to the closing selling price of Airgas shares on the NYSE on the date of grant, except that in the past under the 1997 Plan, when the grant decision was finalized by the Committee on a given date prior to the opening of trading on the NYSE, the Committee set the exercise price for such awarded stock options at the closing price of our common stock from the last preceding trading day. Employee stock option awards made in the 2010 fiscal year vest and become exercisable in equal 25% increments on each of the first four anniversaries of the grant date and expire on the eighth anniversary of the grant date, or earlier upon certain terminations of employment.

Airgas has not granted equity awards to employees other than through the grant of stock options.

Retirement and Other Plans and Programs

We maintain the following plans and programs to provide retirement benefits to salaried employees, including Mr. McCausland and each of the named executive officers:

•	the Airgas, Inc. 401(k) Plan, referred to as the 401(k) Plan;

•	the Deferred Compensation Plan I; and

•	the Deferred Compensation Plan II.

We maintain the following plan to provide additional benefits to salaried employees, including each of the named executive officers, except Mr. McCausland:

•	the Airgas, Inc. Amended and Restated 2003 Employee Stock Purchase Plan, referred to as the Employee Stock Purchase Plan.

The benefits available under these plans are intended to provide income replacement after retirement, either through withdrawals from the 401(k) Plan, the Deferred Compensation Plan I and the Deferred Compensation Plan II, or dividend income and sales of shares acquired through the Employee Stock Purchase Plan.

The 401(k) Plan is a qualified 401(k) defined contribution plan designed to encourage salaried employees to save and invest for retirement. Under the 401(k) Plan, employees may contribute up to the annual IRS limits on a pre-tax basis. We match employee contributions at a rate of $0.50 for each $1.00 contributed by the employee, up to 4% of the employee’s base salary. Our matching contributions vest 100% after the completion of one year of service, and are made in the 401(k) funds in the same weightings per fund as the employee’s contributions. One choice available to participants is an investment in a fund that holds Airgas common stock.

The Deferred Compensation Plan I is a nonqualified, unfunded plan. In May 2004, our Board authorized the termination of the plan for new participants and the discontinuance of further deferrals by existing participants after May 31, 2004. The plan provided employees the opportunity to defer all or any portion of their base salaries and annual cash incentive awards and non-employee directors the opportunity to defer all or a portion of their annual cash compensation. Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds. See the table and discussion entitled “Nonqualified Deferred Compensation for the 2010 Fiscal Year” beginning on page 47 of this proxy statement for an additional discussion of the Deferred Compensation Plan I. The purpose of the salary and incentive award deferral program was to provide “highly-compensated” employees and non-employee directors with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. All named executive officers were eligible, but only Mr. Molinini held balances in the plan during the 2010 fiscal year.

The Deferred Compensation Plan II is a nonqualified, unfunded plan, which became effective on July 1, 2006. The plan provides our non-employee directors and a select group of highly compensated employees, including the named executive officers, the opportunity to defer up to 75% of their base salary and all or any portion of their annual incentive awards (or director fees, for non-employee directors). Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds, one of which tracks the Airgas common stock price. See the table and discussion entitled “Nonqualified Deferred Compensation for the 2010 Fiscal Year” beginning on page 47 of this proxy statement for an additional discussion of the Deferred Compensation Plan II. The purpose of the program is to provide “highly-compensated” employees and non-employee directors with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. All named executive officers were eligible, but only Mr. Molinini contributed to the plan during the 2010 fiscal year.

The Employee Stock Purchase Plan is a Section 423(b) plan. The purpose of the plan is to encourage and assist employees to acquire an equity interest in Airgas through the purchase of shares of Airgas common stock at a discount by payroll deduction. The discounted purchase price is 85% of the lower of the closing price per share on the enrollment date or the closing price per share on the date on which the shares are purchased. The enrollment dates and purchase dates occur quarterly, at the beginning of each calendar quarter. Messrs. McLaughlin and Molinini purchased shares in the plan during the 2010 fiscal year. Mr. McCausland is not eligible to participate in the plan.

Severance Arrangements and Change of Control Agreements

Airgas maintains the Airgas, Inc. Severance Pay Plan which provides severance benefits to all of our employees, including the named executive officers, in the event their employment is terminated (other than “for cause” and other non-qualifying terminations defined in the plan). In addition, Mr. McCausland is party to an Amended and Restated Executive Severance Agreement that provides for severance benefits in the event of a qualifying termination of employment. These arrangements are intended to attract and retain qualified executives who may have other employment alternatives that may appear to them to be less risky absent these arrangements. For a more detailed description of the benefits which our named executive officers may be eligible to receive under the Severance Pay Plan and the benefits which Mr. McCausland may be eligible to receive under his Amended and Restated Executive Severance Agreement, see “Severance Benefits” found on page 48 of this proxy statement.

Airgas has entered into “change of control” agreements with Messrs. McCausland, Cichocki, Dougherty, McLaughlin and Molinini, and five other executive officers. These agreements provide salary and benefit continuation if (1) there is a change of control of Airgas, and (2) a qualifying termination of a covered executive’s employment within three years following a change of control. These arrangements are designed to preserve our human resources in the event of a potentially disruptive change of control. For more detail regarding the “change of control” agreements, see “Potential Change of Control Payments.”

In addition, under an arrangement originally entered into in 1992, which was amended in the Amended and Restated Executive Severance Agreement, in the event of the termination of Mr. McCausland’s employment for any reason, other than for “material dishonesty,” including a change of control, Mr. McCausland is entitled to a payment equal to two times his annual salary, the continuation of health insurance and other employee benefits for a three-year period and automatic vesting of all of his stock options. The limitation under Mr. McCausland’s change of control agreement would include the amount payable under his severance agreement for determining whether benefits would be reduced under his change of control agreement to comply with the limitation of 2.99 times his average annual compensation for the preceding five years.

Perquisites and Personal Benefits

Mr. McCausland received an automobile allowance and a company-paid medical exam during the 2010 fiscal year. Mr. McCausland, with the approval of our Board, utilized our corporate aircraft for personal use; however he reimbursed Airgas for all direct costs associated with that personal use of the corporate aircraft. Mr. Cichocki received an automobile allowance during the 2010 fiscal year. There were no other perquisites for executive officers during the 2010 fiscal year, except those benefits generally available to all management employees. For a more detailed description of the perquisites and personal benefits received by our named executive officers, see the table on page 43 of this proxy statement entitled, “All Other Compensation for the 2010 Fiscal Year.”

Other Matters

Stock Ownership Guidelines

We believe that stock ownership guidelines help to further focus our management team on the long-term success of our business and the interests of our stockholders. All executives at the Vice President level and higher and all presidents of our subsidiaries are expected to acquire and hold, within five years after accepting their positions, the lesser of a fixed number of Airgas shares or Airgas shares with a value equal to a designated multiple of their base salary. There are four tiers within our management team covered by ownership guidelines. For the Chief Executive Officer, the minimum level is the lesser of 200,000 shares or a value equal to five times base salary; for the Executive Vice President and the Chief Financial Officer, 75,000 shares or a value equal to three times base salary; for Senior Vice Presidents and selected other corporate senior officers, 40,000 shares or a value equal to two times base salary; and for other Vice Presidents and subsidiary Presidents, 25,000 shares or a value equal to one times base salary, which, in each case, may include shares under vested options to satisfy 90% of the number of shares guidelines, and vested, in-the-money options to satisfy the value guidelines.

Under the guidelines, our executives are expected to satisfy their designated ownership levels as of the fifth anniversary of the date on which the executive became covered by the applicable ownership guideline tier. All of our named executive officers and all but one other executive officer have already met their expected ownership levels. Of the executive officers who were expected to comply by May 31, 2010, all have met the guidelines for their ownership levels.

Implications of Tax and Accounting Matters

Deductibility of Executive Compensation. Airgas is able to take deductions in excess of $1 million for certain performance-based incentives, including incentives provided under certain plans approved by our stockholders, paid to the persons identified in Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code. Under Section 162(m), corporations may not deduct, when computing taxable income, salary and non-performance based compensation exceeding $1 million paid to a single executive. While Airgas seeks to structure compensation it pays so that it is eligible for deduction, if compliance with the terms of Section 162(m) conflicts with our compensation philosophy, or with actions that the Committee believes are in the best interests of Airgas and our stockholders, the Committee may conclude that payment of non-deductible compensation is appropriate under the circumstances to allow us to pay competitive compensation to our executive officers. For the 2010 fiscal year, Mr. McCausland was paid $79,320 of non-deductible compensation under Section 162(m).

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 became law, changing tax rules applicable to “nonqualified deferred compensation arrangements.” A more detailed discussion of our nonqualified deferred compensation arrangements is provided on page 47 under the heading “Nonqualified Deferred Compensation for the 2010 Fiscal Year.”

REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE

The Governance and Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement, which is incorporated by reference into our 2010 Annual Report on Form 10-K filed with the SEC.

Governance and Compensation Committee

Lee M. Thomas, Chair

Richard C. Ill

Paula A. Sneed

David M. Stout

EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table sets forth certain information concerning the compensation earned during the fiscal year ended March 31, 2010 by our named executive officers based on salary and bonus earned during the 2010 fiscal year.

Summary Compensation Table for the 2010 Fiscal Year

Name and Principal Position(1)	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation ($)(6)	Total ($)
Peter McCausland	2010	825,000	123,750	2,163,195	239,250	-0-	13,758	3,364,953
Chairman, President & Chief Executive Officer	2009	812,500	129,875	2,313,963	495,125	-0-	11,538	3,763,001
	2008	750,000	453,750	1,896,913	866,250	-0-	12,952	3,979,865

Robert M. McLaughlin	2010	322,920	-0-	418,218	46,823	-0-	4,900	792,861
Senior Vice President and Chief Financial Officer	2009	320,190	-0-	462,793	97,683	-0-	4,646	885,312
	2008	309,000	-0-	403,663	180,180	-0-	4,560	897,403

Andrew R. Cichocki(7)	2010	260,091	-0-	242,278	124,728	-0-	6,934	634,031
Division President	2009	249,516	-0-	268,420	54,838	-0-	9,638	582,412
	2008	214,133	-0-	166,928	120,835	-0-	10,367	512,263

Robert A. Dougherty	2010	263,779	-0-	402,421	38,248	-0-	4,900	709,348
Senior Vice President and Chief Information Officer	2009	261,549	-0-	259,164	79,793	-0-	4,645	605,151
	2008	252,556	-0-	289,790	147,181	-0-	4,546	694,073

Michael L. Molinini	2010	614,000	-0-	865,278	106,836	-0-	3,675	1,589,789
Executive Vice President and Chief Operating Officer	2009	477,167	-0-	555,351	174,240	-0-	5,285	1,212,043
	2008	390,750	100,000	435,531	277,200	-0-	4,952	1,208,433

(1)	Mr. Molinini deferred a portion of his salary earned in the 2008 and 2009 fiscal years under the Deferred Compensation Plan II. Each of the named executive officers also contributed a portion of his salary to our 401(k) Plan.
(2)	As discussed on page 36 of this proxy statement under “Compensation Discussion and Analysis — Components of Executive Compensation for the 2010 Fiscal Year — Annual Cash Incentive Awards — Management Bonus Plans — Discretionary Annual Bonuses Under the Management Bonus Plans,” our Governance and Compensation Committee awarded Messrs. McCausland and Molinini extraordinary awards for the 2008 fiscal year, and awarded Mr. McCausland an extraordinary award for the 2009 fiscal year and for the 2010 fiscal year, in recognition of leadership during difficult economic times. Except for these awards, the Governance and Compensation Committee did not award any other discretionary compensation for the 2008, 2009 or 2010 fiscal years to any of our named executive officers.
(3)	The amounts shown reflect the grant date fair value of stock options granted during the 2008, 2009 and 2010 fiscal years, computed in accordance with FASB ASC Topic 718. These dollar amounts do not correspond to the actual value that may be realized by the named executive officers. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 15 to Airgas’ consolidated financial statements for the fiscal year ended March 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on May 27, 2010. See the table under “Grants of Plan-Based Awards in the 2010 Fiscal Year” for information on the options granted in the 2010 fiscal year to the named executive officers.
(4)

The amounts shown reflect cash incentive awards earned by our named executive officers under the stockholder-approved Executive Bonus Plan for performance in fiscal years 2008, 2009 and 2010, based on performance criteria established at the beginning of the 2008, 2009 and 2010 fiscal years by the Governance and Compensation Committee. For officers with corporate-wide responsibilities, including Messrs. McCausland, McLaughlin, Dougherty and Molinini, the Committee established two formulaic performance criteria for the fiscal year — earnings before interest, taxes, depreciation and amortization (EBITDA), and return on capital (ROC). In addition, a portion of each of their awards is based on achievement of individual performance goals set at the beginning of each fiscal year, and does not rely on formulas for determining the attainment levels. The individual performance goals are related to significant projects or strategic milestones and achievement is assessed following the end of the fiscal year. For officers with division responsibility, including Mr. Cichocki, the Committee established four formulaic performance criteria for the fiscal year — Corporate EBITDA, Division EBITDA, Division ROC, and sales, volume shipped, or profit for specific product lines or market segments.
(5)	Airgas offers its executive officers an opportunity to defer earnings pursuant to the Deferred Compensation Plan II. Until May 31, 2004, Airgas offered its executive officers an opportunity to defer earnings pursuant to the Deferred Compensation Plan I. Under each plan, earnings are calculated in the same manner and at the same rate as earnings on externally-managed, publicly-available mutual funds or on an externally-managed fund tracking Airgas’ common stock. We believe earnings in the deferred compensation plans are not considered above-market or preferential earnings for the purposes of this Summary Compensation Table. Airgas does not offer its executive officers a defined benefit pension plan. See the table under “Nonqualified Deferred Compensation for the 2010 Fiscal Year” that begins on page 47 of this proxy statement for additional information.
(6)	The amounts shown consist of the following items detailed in the table under “All Other Compensation for the 2010 Fiscal Year”:

•	contributions by the company to the named executive officer’s 401(k) plan account;

•	automobile allowances; and

•	a company-paid physical examination.

(7)	Mr. Cichocki was named Division President in July 2008. Previously, Mr. Cichocki served as President of National Welders Supply Company, Inc. from July 2007 to June 2008, during which time it was a wholly-owned subsidiary of Airgas, and as President of that company, from December 2003 until June 2007, when it was an Airgas joint venture.

All Other Compensation for the 2010 Fiscal Year

The table below presents an itemized account of “All Other Compensation” provided to our named executive officers during the 2010 fiscal year, regardless of the amount and any minimum thresholds provided under SEC rules and regulations. Consistent with our philosophy of “pay for performance,” perquisites and other compensation are limited in scope and amount.

Name	Matching Contributions to 401(k) ($)	Auto Allowance ($)	Physical Examination ($)	Total All Other Compensation ($)
Peter McCausland(1)	3,438	6,820	3,500	13,758
Robert M. McLaughlin	4,900	-0-	-0-	4,900
Andrew R. Cichocki	4,239	2,695	-0-	6,934
Robert A. Dougherty	4,900	-0-	-0-	4,900
Michael L. Molinini	3,675	-0-	-0-	3,675

(1)	Mr. McCausland reimbursed Airgas $68,520 for all direct costs associated with his personal use of the corporate aircraft. The amount reimbursed reflects the aggregate incremental cost to Airgas as recognized under SEC Regulation S-K. In determining the incremental costs for personal use, we considered fuel, supplies, contracted pilot fees, hangar and landing fees, excise tax, and travel expenses for the flight crew.

Grants of Plan-Based Awards in the 2010 Fiscal Year

The following table sets forth information about equity awards and potential future non-equity incentive payouts provided to our named executive officers during the 2010 fiscal year under the 2006 Equity Plan and the Management Bonus Plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)(2)	Grant Date Fair Value of Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Peter McCausland	5/19/2009	292,875	825,000	1,093,125	—	—	—
		—	—	—	150,000	43.06	2,163,195

Robert M. McLaughlin	5/19/2009	57,318	161,460	213,935	—	—	—
		—	—	—	29,000	43.06	418,218

Andrew R. Cichocki	5/19/2009	37,569	125,229	179,078	—	—	—
		—	—	—	16,800	43.06	242,278

Robert A. Dougherty	5/1/2009	46,821	131,890	174,754	—	—	—
	5/19/2009	—	—	—	12,000	42.00	168,796
		—	—	—	16,200	43.06	233,625

Michael L. Molinini	5/19/2009	130,782	368,400	488,130	—	—	—
		—	—	—	60,000	43.06	865,278

(1)	These columns show the potential value of the payouts for each named executive officer under the Management Bonus Plan for the 2010 fiscal year if the threshold, target or maximum goals are satisfied for all performance goals. The potential payouts are performance-driven and therefore completely at risk. The performance criteria, performance goals and salary and incentive award percentages for determining the payouts are described under “Compensation Discussion and Analysis — Components of Executive Compensation for the 2010 Fiscal Year — Annual Cash Incentive Awards — Management Bonus Plans” beginning on page 33 of this proxy statement. For the 2010 fiscal year, the Committee awarded each named executive officer an aggregate cash incentive compensation award below the executive’s aggregate target amount.
(2)	The Governance and Compensation Committee met and approved the grants of stock options under our 2006 Equity Plan to our named executive officers on May 19, 2009. In addition, on May 1, 2009 the Committee approved a stock option grant to Mr. Dougherty. Each of the grants has an exercise price equal to the closing price of our common stock on such date. All of the stock options detailed in the table have a term of eight years.

Outstanding Equity Awards at 2010 Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date(1)
	Exercisable (#)	Unexercisable (#)
Peter McCausland	125,000	—	16.52	05/06/2012
	115,000	—	19.22	05/12/2013
	115,000	—	21.15	05/25/2014
	110,000	—	24.09	05/24/2015
	75,000	25,000	36.17	05/23/2014
	62,500	62,500	43.62	05/08/2015
	31,250	93,750	60.84	05/20/2016
	—	150,000	43.06	05/19/2017

Robert M. McLaughlin	3,000	—	10.49	06/25/2011
	11,200	—	16.52	05/06/2012
	10,300	—	19.22	05/12/2013
	10,000	—	21.15	05/25/2014
	9,400	—	24.09	05/24/2015
	7,500	2,500	36.17	05/23/2014
	13,300	13,300	43.62	05/08/2015
	6,250	18,750	60.84	05/20/2016
	—	29,000	43.06	05/19/2017

Andrew R. Cichocki	33,000	—	8.99	05/08/2011
	17,200	—	16.52	05/06/2012
	15,900	—	19.22	05/12/2013
	9,900	—	21.15	05/25/2014
	9,400	—	24.09	05/24/2015
	7,050	2,350	36.17	05/23/2014
	5,500	5,500	43.62	05/08/2015
	3,625	10,875	60.84	05/20/2016
	—	16,800	43.06	05/19/2017

Robert A. Dougherty	18,700	—	16.52	05/06/2012
	17,300	—	19.22	05/12/2013
	15,600	—	21.15	05/25/2014
	2,000	—	21.51	08/04/2014
	14,700	—	24.09	05/24/2015
	10,500	3,500	36.17	05/23/2014
	7,000	7,000	43.62	05/08/2015
	2,500	2,500	46.86	11/20/2015
	3,500	10,500	60.84	05/20/2016
	—	12,000	42.00	05/01/2017
	—	16,200	43.06	05/19/2017

Michael L. Molinini	7,500	—	8.99	05/08/2011
	18,700	—	16.52	05/06/2012
	17,300	—	19.22	05/12/2013
	15,600	—	21.15	05/25/2014
	30,000	—	24.09	05/24/2015
	21,525	7,175	36.17	05/23/2014
	14,350	14,350	43.62	05/08/2015
	7,500	22,500	60.84	05/20/2016
	—	60,000	43.06	05/19/2017

(1)	The stock options listed above vest in 25% increments per year over four years. Stock options granted to the named executive officers during the 2007, 2008, 2009 and 2010 fiscal years have eight-year terms, subject to earlier termination or expiration in the event of termination of service or as otherwise set forth in the 2006 Equity Plan. All stock options granted to the named executive officers prior to the 2007 fiscal year have 10-year terms, subject to earlier termination or expiration in the event of termination of service or as otherwise set forth in the 1997 Plan.

Option Exercises During the 2010 Fiscal Year

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)
Peter McCausland(1)	300,000	$12,292,500
Andrew R. Cichocki(2)	44,500	$1,633,082
Robert A. Dougherty	-0-	-0-
Robert M. McLaughlin	-0-	-0-
Michael L. Molinini	-0-	-0-

(1)	Mr. McCausland exercised stock options to acquire 150,000 shares on January 5, 2010, at an exercise price of $5.50 and a market price of $48.22 per share and stock options to acquire 150,000 shares on January 5, 2010, at an exercise price of $8.99 per share and a market price of $48.22 per share. Mr. McCausland has not sold any shares of Airgas common stock received as a result of these exercises.
(2)	Mr. Cichocki exercised stock options to acquire 21,000 shares on May 13, 2009, at an exercise price of $11.50 per share and a weighted average market price of $40.27 per share, stock options to acquire 19,100 shares on September 23, 2009, at an exercise price of $5.50 per share and a market price of $49.33 per share, and stock options to acquire 4,400 shares on September 24, 2009 at an exercise price of $5.50 per share and a market price of $49.08 per share.

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2010 about the shares of our common stock that may be issued upon the exercise of options, warrants and rights under our equity compensation plans which were approved by our stockholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)
Employee Stock Purchase Plan	121,572	$28.53	321,916
2006 Equity Plan	6,707,018	$36.15	3,801,877
Equity compensation plans not approved by security holders	—	—	—
Total	6,828,590	$36.01	4,123,793

(1)	The Employee Stock Purchase Plan, which was approved by our stockholders at the 2003 Annual Meeting of Stockholders and amended and restated at our 2006 Annual Meeting of Stockholders, and is being submitted to the stockholders at the 2010 Annual Meeting for further amendment, encourages and assists employees in acquiring an equity interest in Airgas by allowing eligible employees to purchase common stock at a discount.
(2)	The 2006 Equity Plan, which was approved by our stockholders at our 2006 Annual Meeting of Stockholders and amended and restated at our 2009 Annual Meeting of Stockholders, replaced both the 1997 Plan, and the 1997 Directors’ Stock Option Plan, referred to as the Directors’ Plan. Shares subject to outstanding stock options that terminate, expire or are canceled without having been exercised and shares available for issuance under the 1997 Plan and the Directors’ Plan were carried forward to the 2006 Equity Plan. As of March 31, 2010, only stock options have been granted under the 2006 Equity Plan and predecessor stock option plans.

Nonqualified Deferred Compensation for the 2010 Fiscal Year

The Deferred Compensation Plan I is a nonqualified, unfunded plan. In May 2004, our Board authorized the termination of the plan for new participants and the discontinuance of further deferrals by existing participants after May 31, 2004. The Deferred Compensation Plan I provided employees the opportunity to defer base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds. All named executive officers were eligible, but only Mr. Molinini held balances in the Deferred Compensation Plan I during the 2010 fiscal year.

The Deferred Compensation Plan II is a nonqualified, unfunded plan available for contribution since July 1, 2006. The Deferred Compensation Plan II provides employees the opportunity to defer base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds and a choice to track Airgas common stock. There are no Airgas contributions to the Deferred Compensation Plan II. The purpose of the salary and bonus deferral program is to provide “highly compensated” employees with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. All named executive officers were eligible, but none participated in the Deferred Compensation Plan II during the 2010 fiscal year.

Name	Executive Contributions in FY 2010 ($)	Registrant Contributions in FY 2010 ($)	Aggregate Earnings in FY 2010 ($)(1)	Aggregate Withdrawals/ Distributions in FY 2010 ($)	Aggregate Balance at 3/31/10 ($)
Peter McCausland	-0-	-0-	-0-	-0-	-0-
Robert M. McLaughlin	-0-	-0-	-0-	-0-	-0-
Andrew R. Cichocki	-0-	-0-	-0-	-0-	-0-
Robert A. Dougherty	-0-	-0-	-0-	-0-	-0-
Michael L. Molinini	-0-	-0-	83,110	-0-	516,818

(1)	Reflects earnings (loss) on balances in the Deferred Compensation Plan I and the Deferred Compensation Plan II. Earnings are from tracking the results of mutual funds and a fund tracking Airgas common stock as selected by the named executive officer from the fund choices offered in each plan.

Potential Payments upon Termination

Our named executive officers are eligible to receive benefits in the event their employment is terminated (1) by Airgas without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of March 31, 2010 of the estimated benefits our named executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount a named executive officer would receive if an eligible termination event were to occur.

In addition to the amounts disclosed in the following sections, each named executive officer would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, such as the named executive officer’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options. For further information about previously earned and accrued amounts, see the tables entitled “Summary Compensation Table for the 2010 Fiscal Year,” “Outstanding Equity Awards at 2010 Fiscal Year-End,” “Option Exercises During the 2010 Fiscal Year” and “Nonqualified Deferred Compensation for the 2010 Fiscal Year.”

Severance Benefits

If the employment of a named executive officer, other than Mr. McCausland, is terminated due to (1) a lack of work, (2) a reorganization of our business, (3) the closing of all or a portion of the named executive officer’s principal workplace or (4) economic conditions, and not as a result of a “change of control,” the named executive officer may be entitled to receive benefits under our Severance Pay Plan. Messrs. Cichocki, Dougherty, McLaughlin and Molinini participate in our severance plan, which is generally available to other employees. Severance-related benefits under the plan are provided only if the participant executes a separation agreement prepared by Airgas, which includes a release of claims in consideration of the payments.

Under Mr. McCausland’s Amended and Restated Executive Severance Agreement, in the event that Mr. McCausland’s employment is terminated for reasons other than “cause,” he would receive a lump-sum payment equal to two times his annual salary that was in effect at the end of his active employment, payments equal to the premium cost that Mr. McCausland would pay at COBRA rates for health and welfare benefits for 36 months following active employment and immediate vesting of all unvested stock options and restricted stock. We have never granted any restricted stock under the 2006 Equity Plan. All stock options held by Mr. McCausland on his termination date would remain exercisable until the option’s expiration date.

The following table presents the estimated separation benefits that would have been required to be paid to Mr. McCausland under the terms of his severance agreement if his employment had been terminated, other than for “cause,” as of March 31, 2010.

Named Executive Officer	Severance Payments ($)(1)	Vesting of Unvested Stock Options ($)(2)	Health & Welfare Benefits ($)(3)	Total ($)
Peter McCausland	1,650,000	5,280,875	17,152	6,948,027

(1)	Represents a lump-sum payment equal to two times Mr. McCausland’s annual salary.
(2)	The value of accelerated vesting of stock options is estimated using the in-the-money value as of March 31, 2010, based on a stock price of $63.62.
(3)	The estimated net cost to Airgas of the COBRA payments for Mr. McCausland’s health and welfare benefits continued for 36 months.

Retirement, Disability and Death

Death or Retirement

To be eligible for retirement, an executive officer must be at least age 65 or have combined age and Airgas service at least equal to 75 years. Messrs. McCausland and Molinini are the named executive officers who are eligible for retirement as of March 31, 2010. In the event of death or retirement, an executive or his beneficiary is entitled to vesting of an additional year of unvested stock options and continued eligibility to exercise the vested stock options under the same terms as an active employee (i.e., until the original expiration dates unless terminated earlier under the terms of the applicable equity plan). Additionally, the named executive officer or his or her beneficiary is entitled to the executive’s annual incentive cash bonus award, prorated based upon the number of days the executive was an active employee with Airgas during the fiscal year, on the next bonus payment date. In the event of a named executive officer’s death, his or her beneficiary also would receive payouts under Airgas-funded life insurance policies.

The following table presents the estimated benefits payable, based on death or retirement on March 31, 2010.

Named Executive Officer	Bonus Payment ($)(1)	Vesting of Unvested Stock Options ($)(2)	Total ($)
Peter McCausland	363,000	2,169,125	2,532,125
Robert M. McLaughlin	46,823	368,060	414,883
Andrew R. Cichocki	124,728	215,937	340,665
Robert A. Dougherty	38,248	344,883	383,131
Michael L. Molinini	106,836	669,704	776,540

(1)	Represents the named executive officer’s full bonus for the 2010 fiscal year payable on June 15, 2010.
(2)	The value of vesting of stock options on the next anniversary is estimated using the in-the-money value as of March 31, 2010, based on a stock price of $63.62.

Disability

Upon an executive’s termination of employment due to disability, the named executive officer would receive the stock option benefits described above.

The following table presents the estimated benefits payable upon disability as of March 31, 2010.

Named Executive Officer	Vesting of Unvested Stock Options ($)(1)
Peter McCausland	2,169,125
Robert M. McLaughlin	368,060
Andrew R. Cichocki	215,937
Robert A. Dougherty	344,883
Michael L. Molinini	669,704

(1)	The value of vesting of stock options on the next anniversary is estimated using the in-the-money value as of March 31, 2010, based on a stock price of $63.62.

Potential Change of Control Payments

We have agreements with all the named executive officers, which take effect only if a “change of control” occurs. The severance and other benefits payable to the named executive officers under their agreements are due only if (1) there is a change of control and (2) we terminate their employment other than for cause, or if they terminate their employment for good reason within three years following a change of control, commonly referred to as a “Double Trigger.” Good reason includes a material diminution of position, a material decrease in base compensation, a material breach of any employment agreement or a material change in location.

The change of control agreements entitle the executive officers to a lump-sum payment equal to two times their annual base salary prior to the executive’s separation from service or change of control (whichever is greater) plus two times their annual cash incentive bonus last paid to them prior to the change of control. Mr. McCausland also is entitled to a lump-sum payment equal to two times his annual base salary, as described above under “Severance Benefits.” The agreements also accelerate vesting of all outstanding unvested stock options and restricted stock grants and entitle the named executive officer to continuation of health and welfare benefits for up to 36 months. In the aggregate, the benefits under these agreements are capped at 2.99 times the average base compensation as defined in Section 280G of the Code.

A “change of control” is defined in the agreements to include a change in a majority of the Board, consummation of certain mergers and the sale of all or substantially all of Airgas’ assets. The “change of control”

definition also includes events in which a party (other than Mr. McCausland) acquires 20% or more of the combined voting power of our then-outstanding securities, or in which Mr. McCausland, together with all affiliates and associates, acquires 30% or more of the combined voting power of our then-outstanding securities.

The following table assumes that each named executive officer is terminated after a change of control for reasons other than cause, retirement, disability or death. These values are estimated as of March 31, 2010.

Named Executive Officer	Severance Payments ($)	Vesting of Unvested Stock Options ($)(2)	Health & Welfare Benefits ($)(3)	Total ($)
Peter McCausland(1)	4,550,000	5,280,875	17,152	9,848,027
Robert M. McLaughlin	817,048	982,990	25,807	1,825,845
Andrew R. Cichocki	591,832	550,148	25,807	1,167,787
Robert A. Dougherty	687,144	899,677	25,807	1,612,628
Michael L. Molinini	1,005,563	1,780,104	17,152	2,802,819

(1)	Mr. McCausland would have received the severance payment under his severance agreement (two times his annual base salary) in addition to the severance payment under his change of control agreement (two times his annual base salary plus two times his annual cash incentive bonus last paid to him prior to the change of control).
(2)	The value of accelerated vesting of stock options is estimated using the in-the-money value as of March 31, 2010, based on a stock price of $63.62.
(3)	The estimated net cost to Airgas of health and welfare benefits continued for 36 months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

We review all relationships and transactions in which Airgas and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether Airgas or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to Airgas or a related person are disclosed in our proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Airgas;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Airgas; and

•	any other matters the Committee deems appropriate.

Transactions

Since the beginning of the 2010 fiscal year, we have not engaged in any transaction or series of similar transactions, or any currently proposed transaction or series of similar transactions, to which Airgas or any of its subsidiaries was or is to be a participant (1) in which the amount involved exceeds $120,000 and (2) in which any of our directors, executive officers or persons known to us to be beneficial owners of more than 5% of our common stock, or members of the immediate families of those individuals, had or will have, a direct or indirect material interest.

We do have business relationships with corporations or other organizations in which a director, nominee for director or executive officer of Airgas may also be a director, executive officer, investor or trustee, or have some other similar direct or indirect relationship with the other corporation or organization. For example, we provide goods and services to, and purchase goods and services from, companies such as Triumph Group, Inc. (of which Richard C. Ill, one of our directors, is President and Chief Executive Officer and a director), Tyco Electronics, Ltd. (of which Paula A. Sneed, one of our directors, is a director), Rayonier, Inc. (of which Lee M. Thomas, one of our directors, is Chairman, President and Chief Executive Officer) and American Water Works Company, Inc. (of which Ellen C. Wolf, one of our directors, is Senior Vice President and Chief Financial Officer). In all instances, including those described above, we enter into these arrangements in the ordinary course of business and each party provides to or receives from the other the relevant goods and services on a non-exclusive basis at arms-length negotiated rates. In addition, none of our directors was directly involved with the negotiation or consummation of any such arrangement. While any revenue, profits or other aspects of a business relationship with us may, of course, affect the individual’s overall compensation or value of his or her investments in the other corporation or organization, we do not believe that in any of these cases the relevant director receives or has received any compensation from the other corporation that is directly linked to an Airgas-related business arrangement. None of these arrangements is material to us or to the other corporation or organization involved, and we do not believe that any indirect interest that our directors may have with respect to such an arrangement is material.

SECURITY OWNERSHIP

The following table sets forth certain information, according to information supplied to Airgas, regarding the number and percentage of shares of our common stock beneficially owned on June 30, 2010 (1) by each person who is the beneficial owner of more than 5% of our common stock, (2) by each director and nominee for director, (3) by each named executive officer and (4) by all of our directors, nominees for director and executive officers as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Shares Outstanding
Peter McCausland 1113 Brynlawn Road Villanova, PA	8,556,164	(2)(3)(4)(5)	10.2%

Bonnie F. McCausland 1113 Brynlawn Road Villanova, PA	7,736,778	(5)(6)	9.3%

W. Thacher Brown	191,760	(2)(7)	*

James W. Hovey	107,750	(2)	*

Richard C. Ill	48,500	(2)	*

Paula A. Sneed	85,669	(2)	*

David M. Stout	80,001	(2)	*

Lee M. Thomas	70,875	(2)	*

John C. van Roden, Jr.	30,540	(2)(8)	*

Ellen C. Wolf	11,773	(2)	*

Andrew R. Cichocki	166,459	(2)	*

Robert A. Dougherty	114,412	(2)	*

Robert M. McLaughlin	101,339	(2)(4)	*

Michael L. Molinini	177,394	(2)	*

Eton Park Capital Management, L.P. 399 Park Avenue, 10th Floor New York, NY 10022	6,014,200	(9)	7.3%

York Capital Management Global Advisors, LLC 767 Fifth Avenue, 17th Floor New York, NY 10022	5,003,969	(10)	6.0%

All directors and executive officers as a group (18 persons)	10,147,745	(2)(3)(4)(5)(6)(7)(8)	11.9%

*	Less than 1% of our outstanding common stock.
(1)	Includes all options and other rights to acquire shares exercisable on or within 60 days of June 30, 2010.
(2)	Includes the following number of shares of our common stock which may be acquired by certain directors, executive officers and 5% stockholders through the exercise of options that were exercisable as of June 30, 2010 or became exercisable within 60 days of that date: Mr. McCausland, 758,750 shares; Mr. Brown, 66,500 shares; Mr. Hovey, 66,500 shares; Mr. Ill, 41,000 shares; Ms. Sneed, 66,500 shares; Mr. Stout, 66,500 shares; Mr. Thomas, 57,500 shares; Mr. van Roden, 25,540 shares; Ms. Wolf, 11,773 shares; Mr. Cichocki, 114,500 shares; Mr. Dougherty, 109,350 shares; Mr. McLaughlin, 93,600 shares; Mr. Molinini, 169,325 shares; and all directors and executive officers as a group, 1,986,183 shares.
(3)	Investment and/or voting power with respect to 6,303,505 of such shares are shared with, or under the control of, Mr. McCausland’s spouse, Bonnie McCausland, 75,043 shares are held by a charitable foundation of which Mr. McCausland is an officer and director and 1,356,730 shares are held by six separate grantor retained annuity trusts of which Mr. McCausland and Mrs. McCausland are co-trustees.

(4)	Includes the following shares of our common stock held under our 401(k) Plan as of June 30, 2010: Mr. McCausland, 46,436 shares; Mr. McLaughlin, 233 shares; and all executive officers as a group, 61,226 shares.
(5)	2,000,000 of such shares are pledged as collateral for a $45,000,000 line of credit with a brokerage firm.
(6)	Investment and/or voting power with respect to 6,303,505 of such shares are shared with, or under the control of, Mrs. McCausland’s spouse, Peter McCausland, 75,043 shares are held by a charitable foundation of which Mrs. McCausland is an officer and director, 1,356,730 shares are held by six separate grantor retained annuity trusts of which Mr. McCausland and Mrs. McCausland are co-trustees and 1,500 shares are held in Mrs. McCausland’s individual IRA account.
(7)	Mr. Brown disclaimed beneficial ownership of 8,000 shares held by immediate family in a Form 4 filed on January 30, 2008.
(8)	Includes 3,000 shares owned by a general partnership of which Mr. van Roden is a 0.5% owner and a general partner.
(9)	Eton Park Capital Management, L.P. (“EP Management”), the general partner of Eton Park Fund, L.P. (“EP Fund”) and Eton Park Master Fund, Ltd. (“EP Master Fund”), EP Fund, EP Master Fund and several related entities filing for the purposes of such report, jointly filed a Schedule 13D on May 28, 2010, upon which Airgas has relied in making this disclosure. EP Management shares voting and dispositive power as to 2,104,970 shares with EP Fund and 3,909,230 shares with EP Master Fund.
(10)	York Capital Management Global Advisors, LLC (“YGA”) and JGD Management Corp. (“JGD”), and several related entities filing for the purposes of such report, jointly filed a Schedule 13D on April 12, 2010, upon which Airgas has relied in making this disclosure. YGA has sole voting and dispositive power as to 4,239,220 shares and JGD has sole voting and dispositive power as to 764,749 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of the securities with the SEC and the NYSE. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. We are aware of one 10% stockholder who is also an officer and a director.

Based solely on our review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required, we believe that all of our officers and directors complied with all filing requirements applicable to them, with the exception of:

•

One non-employee director who failed to timely file Forms 4 solely in connection with quarterly deferrals of Board fees into an account that tracks the price of our common stock under the Deferred Compensation Plan II; and

•

One executive officer who failed to file on a timely basis a Form 5 due to an administrative error in connection with gifts of shares of our common stock made in the 2009 fiscal year and one Form 4 due to a technological error in connection with the exercise of stock options.

In each case mentioned above, the reporting person filed the appropriate form with the SEC as soon as practicable after discovering the error.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended March 31, 2010 with our management and with the independent registered public accounting firm. The Audit Committee reviewed with the independent registered public accounting firm its judgment as to the quality of our application of U.S. generally accepted accounting principles and other such matters as required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee discussed with both our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee periodically met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

The Audit Committee has received written disclosure and a letter from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from Airgas and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee also appointed, and the Board of Directors is proposing that the stockholders ratify the appointment of, KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year.

Audit Committee

John C. van Roden, Jr., Chair

James W. Hovey

Paula A. Sneed

Ellen C. Wolf

PROPOSAL TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending March 31, 2011. The Board of Directors has proposed that the stockholders ratify the appointment of KPMG LLP. This firm audited our consolidated financial statements for the fiscal year ended March 31, 2010. Representatives of KPMG LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees that we paid to the independent registered public accounting firm for services provided to us during the 2010 and 2009 fiscal years:

	2010	2009
Audit Fees	$2,040,000	$1,770,000
Audit-Related Fees	$115,000	$57,000
Tax Fees	$216,165	$89,410
All Other Fees	$—	$—

Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting and reviews of the consolidated financial statements included in our quarterly report on Forms 10-Q. These fees for the 2010 and 2009 fiscal years also include work performed related to the registration of common stock for sale by stockholders, the review of various technical accounting matters, work performed related to information systems and development and the “comfort letter” provided in connection with our bond offerings.

Audit-Related Fees consist of services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” The fees disclosed under this category for the 2010 and 2009 fiscal years consist of fees for employee benefit plan audits and statutory audits.

Tax Fees consist of professional services rendered by our independent registered public accounting firm for tax compliance, tax return review and tax advice.

The Audit Committee considered whether the services provided above are compatible with maintaining our independent registered public accounting firm’s independence.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee’s audit and non-audit services pre-approval policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, the Audit Committee is asked to pre-approve the engagement of the accounting firm, and the projected fees for audit services and audit-related services (assurance and related services that are reasonably related to the performance of the independent registered public accounting firm’s audit or review of the consolidated financial statements). The fee amounts approved for the audit and audit-related services are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year.

In addition, pursuant to its policy, the Audit Committee has pre-approved certain categories of non-audit services to be performed by the independent registered public accounting firm and an aggregate maximum amount of fees to be paid for such services. The Audit Committee receives updates from management and reviews these services at each of its quarterly meetings. Additional pre-approval is required for any of these services if the fees exceed the originally pre-approved annual aggregate amount. If we desire to engage the independent registered public accounting firm for other services that are not within the pre-approved categories, the Audit Committee must approve such specific engagement as well as the projected fees, prior to the commencement of the services.

In the 2010 fiscal year, there were no fees paid to KPMG LLP under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

Board Recommendation

The Board of Directors unanimously recommends that you vote “FOR” ratification of KPMG LLP as our independent registered public accounting firm on the WHITE proxy card.

PROPOSAL TO APPROVE THE AMENDMENT TO THE AMENDED AND RESTATED

2003 EMPLOYEE STOCK PURCHASE PLAN

(PROPOSAL 3)

We will present a proposal at the Annual Meeting to approve an amendment to our Employee Stock Purchase Plan, referred to in this proxy statement as the Amendment. The Amendment to the 2003 Employee Stock Purchase Plan provides for an increase in the aggregate number of shares of our common stock reserved for issuance from 3,500,000 shares to 5,500,000 shares.

Vote Required for Approval

To be adopted, the Amendment to the Employee Stock Purchase Plan must be approved by a majority of the outstanding shares of common stock present or represented and entitled to vote at the meeting.

Board Recommendation

The Board of Directors unanimously recommends that you vote on the WHITE proxy card “FOR” the adoption of the Amendment to the 2003 Employee Stock Purchase Plan.

Description of the Employee Stock Purchase Plan

On June 18, 2003, the Board of Directors approved the Employee Stock Purchase Plan, which was approved by the stockholders on July 29, 2003. Effective as of October 1, 2004, pursuant to authority granted under the Employee Stock Purchase Plan, the Committee amended the Employee Stock Purchase Plan to restrict an employee participant’s ability to sell shares of our common stock purchased under the Employee Stock Purchase Plan after October 1, 2004, as more fully described below under “Summary of the Purchase Plan.” On June 21, 2006, the Board of Directors approved the Amended and Restated 2003 Employee Stock Purchase Plan to increase the number of shares available for issuance to a total of 3,500,000 shares from 1,500,000, which was approved by the stockholders on August 9, 2006. On January 20, 2008, the Board approved an amendment to the Employee Stock Purchase Plan to increase the period during which participants are required to hold their shares. On June 18, 2010, the Board of Directors approved the Amendment to the Employee Stock Purchase Plan to increase the number of shares of our common stock reserved for issuance to 5,500,000. The text of the Employee Stock Purchase Plan, as amended by the Amendment, is set forth in Appendix B to this proxy statement. The following summary of the Employee Stock Purchase Plan is subject to, and qualified in its entirety by reference to, Appendix B.

Summary of the Employee Stock Purchase Plan

Airgas designed the Employee Stock Purchase Plan to encourage and assist our employees to share an equity interest in Airgas through the purchase of our common stock at a discount. It is our intention for the Employee Stock Purchase Plan to qualify as an “employee stock purchase plan” under Code Section 423. A discussion of the tax consequences under the Employee Stock Purchase Plan is set forth below. The Employee Stock Purchase Plan is not intended to be a plan that meets the requirements of Code Section 401(a), and it is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The Employee Stock Purchase Plan will be administered by our Governance and Compensation Committee, referred to in this proposal as the Committee, consisting of at least two members. The members of the Committee will be entitled to indemnification in accordance with our By-Laws.

The Employee Stock Purchase Plan allows eligible employees to become participants as of the first trading day that occurs in January, April, July or October of each year. Each eligible employee who enrolls in the Employee Stock Purchase Plan may purchase shares of common stock under a right to purchase shares which will expire on the first trading day in April following its grant, or after such shorter offering period as may be established by the Committee from time to time. A total of 3,500,000 shares of common stock, subject to adjustment, have been reserved for issuance under the Employee Stock Purchase Plan and, through March 31, 2010, 3,056,515 shares were issued. If the Amendment to the Employee Stock Purchase Plan is approved by the stockholders, a total of 2,443,485 shares of our common stock, subject to adjustment, will be available for issuance.

Participation in the Employee Stock Purchase Plan is limited to employees of Airgas and its subsidiaries, except for employees who beneficially own 5% or more of the voting power of our common stock. It is anticipated that approximately 14,000 employees are eligible to participate. The discount will generally be 15% of the lower of the market price of our common stock at the date of purchase or the date of enrollment in the Employee Stock Purchase Plan, or such lower percentage as the Committee determines. If the market price of the stock is lower on a subsequent enrollment date than it was on the employee’s enrollment date, the employee’s purchase right is automatically replaced with a new purchase right at that lower market price.

Shares purchased under the Employee Stock Purchase Plan may not be sold until after the close of business one year after the purchase. However, the limitation on sale will not apply if the closing price of our common stock on the NYSE (or other exchange or market specified by the Committee) is less than the employee’s purchase price for five consecutive trading days after the purchase date for those shares.

Employees can only pay for shares through payroll withholding, up to a maximum of 15%, or such lesser percentage established by the Committee, of the employee’s regular salary payments and overtime pay as directed by the employee upon enrollment in the Employee Stock Purchase Plan. Airgas then applies the funds withdrawn from the employee’s pay to purchase shares of our common stock on each of four purchase dates per year. The purchase right gives the employee the right to purchase shares in a calendar year with a fair market value not to exceed $25,000, determined as of the applicable enrollment date.

Cash dividends on any shares of our common stock credited to a participant’s account are paid in cash.

The rights of employees participating in the Employee Stock Purchase Plan are not transferable by operation of law or otherwise, except that amounts accrued through payroll withholding that have not been applied to purchase stock are to be paid in cash to the legal representative of the employee’s estate upon the employee’s death. The Committee may amend or terminate the Employee Stock Purchase Plan or outstanding purchase rights at any time, without notice, including amendments to increase the purchase price or decrease the term of the purchase rights or any other changes necessary to preclude or reduce a charge to earnings under applicable accounting rules, provided that stockholder approval is required for any amendment which would (i) increase the number of shares reserved for purchase under the Employee Stock Purchase Plan or (ii) amend the requirements regarding the class of employees eligible to purchase stock under the Employee Stock Purchase Plan.

Summary of Tax Consequences of the Employee Stock Purchase Plan

The following discussion of certain federal income tax consequences of the Employee Stock Purchase Plan is based on the Code provisions in effect on the date of this proxy statement, current regulations thereunder and existing administrative rulings of the Internal Revenue Service. The discussion is limited to the tax consequences on United States citizens and the tax consequences may vary depending on the personal circumstances of individual employees.

The Employee Stock Purchase Plan qualifies under Section 423 of the Code. As such, if no disposition of the shares of our common stock purchased by an employee occurs within one year of the date of purchase and within two years of the applicable enrollment date, no federal income tax consequences will arise for the employee at the time of purchase. Instead, he or she will have taxable ordinary income at the time of the disposition of the shares to the extent of the lesser of (i) the difference between the purchase price and the market price of our common stock at the date of enrollment and (ii) the actual gain (the amount that the market value of the shares on the date of sale exceeds the participant’s purchase price). Any additional gain upon sale of the shares will be capital gain. There will be no tax consequences to Airgas. If the shares are sold for less than the purchase price, there will be no ordinary income, and the participant will have a long-term capital loss of the difference between the sale price and the purchase price.

If a participating employee sells or otherwise disposes (including by gift) of the shares of our common stock prior to the time periods referenced above (a “disqualifying disposition”), the employee will have taxable ordinary income at the time of the disqualifying disposition to the extent that the fair market value of the stock on the date of purchase exceeds the participant’s purchase price. The amount will be taxable in the year of the disqualifying disposition regardless of whether the sale price (or in the case of a gift, the fair market value on the date of gift) exceeds the purchase price. If the disposition is a sale, any change in the value of the shares after the date of purchase will be a capital gain or loss. Airgas will be allowed a tax deduction equal to the amount of ordinary income realized by the employee upon a disqualifying disposition.

Employee Stock Purchase Plan Benefits to Certain Individuals and Groups

No determination can be made at this time as to the amount of stock that will be purchased, the number or identity of employees who will participate, or the time or times when stock will be purchased, as such amounts will be determined within the sole discretion of the employees who choose to participate in the Employee Stock Purchase Plan. However, the following table sets forth the number of shares of our common stock purchased by our named executive officers, all current executive officers as a group and all other employees as a group, and the dollar value of the benefit to them from participation under the Employee Stock Purchase Plan during our 2010 fiscal year. Non-employee directors and Mr. McCausland, Chairman and Chief Executive Officer, are not eligible to participate in the Employee Stock Purchase Plan.

Name and position of individual	Number of Shares	Dollar Value ($)(1)
Andrew R. Cichocki Division President	—	—

Robert A. Dougherty Senior Vice President and Chief Information Officer	—	—

Robert M. McLaughlin Senior Vice President and Chief Financial Officer	661	8,772

Michael L. Molinini Executive Vice President and Chief Operating Officer	614	7,268

All current executive officers as a group	4,231	51,335

All other employees (including all current officers who are not executive officers) as a group (5,017 employees)	519,276	6,808,923

(1)	Represents the market value of the shares on the dates of purchase, less the purchase price under the Employee Stock Purchase Plan.

Stock Price Information

The closing price of our common stock on the NYSE on March 31, 2010 was $63.62.

AIR PRODUCTS’ PROPOSAL TO IMPLEMENT DIRECTOR

DISQUALIFICATION REQUIREMENTS

(PROPOSAL 4)

Air Products has asked our stockholders to approve an amendment to our By-Laws that would provide that:

•

any director (other than Airgas’ Chief Executive Officer) nominated by the Board for election, but not elected by Airgas’ stockholders, at any annual meeting will be ineligible to serve on the Board for three years (when the class elected at such annual meeting is next up for election); and

•

if Airgas’ Chief Executive Officer is nominated by the Board for election, but not elected by Airgas’ stockholders, he or she would be ineligible to serve on the Board until the third annual meeting thereafter, unless approved by a majority of the independent directors on the Board (but in no event would he or she be eligible to serve as Chairman until the third annual meeting thereafter).

Specifically, Air Products asked our stockholders to adopt the following By-Law resolution:

RESOLVED, the Corporation’s By-Laws be and hereby are amended to add a new Section 11 to Article II to read as follows:

“Section 11. Eligibility Requirements. Notwithstanding anything in these By-Laws to the contrary, any person who was nominated by the Board for election as a director at any annual meeting of stockholders and was not elected to the Board by the Corporation’s stockholders at such annual meeting shall be ineligible to serve on the Board (whether to fill any newly created directorship resulting from any increase in the number of Directors or any vacancy on the Board resulting from death, resignation, disqualification, removal or other cause) until after the third annual meeting of stockholders following such annual meeting; provided, however, that if the Chief Executive Officer of the Corporation is so nominated for election but not elected, he or she shall be eligible to serve on the Board (but in no event as Chairman) only if such service is approved by the affirmative vote of a majority of the Directors then serving on the Board who meet the applicable independence requirements of the New York Stock Exchange (such Directors, the “Independent Directors”), and the Board shall select another Director to serve as Chairman. In making such decision, the Independent Directors shall retain and consult with nationally recognized legal and financial advisors that have not represented and are not representing the Corporation in any other capacity. Neither the stockholders nor the Board shall amend, alter or repeal this Section 11, or adopt any provision inconsistent with or germane to the subject matter of this Section 11, without the approval of the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

The Board recommends that you vote on the WHITE proxy card “AGAINST” the adoption of Air Products’ By-Law Proposal to Implement Director Disqualification Requirements.

This proposal contains several parts, each of which the Airgas Board has considered separately. The first prong of this proposal relates to the ineligibility of directors who are nominated by the Board but not elected at any annual meeting of stockholders to be reappointed to the Board. Under Airgas' organizational documents, as currently in effect, the Board would be permitted to expand the size of the Board and reappoint such individuals to fill the resulting vacancies, but any such reappointed director would only serve for a term to expire at the next annual meeting of stockholders and such reappointment would not extend the timeframe in which Air Products might otherwise be able to obtain control of a majority of our Board. Even if the Board does not reappoint any director not re-elected at the upcoming Annual Meeting, this proposal would apply to any annual meeting of stockholders and not just to the reappointment of these individuals if they are not elected at the upcoming Annual Meeting.

The Airgas Board believes that whether or not a particular individual should be reappointed to the Board of Directors is an issue that should be determined by the future Board of Directors at the appropriate time based on all the facts and circumstances as they then exist. The Board believes that a future board making this determination should have the discretion to consider whether a particular director’s reappointment would be in the best interests of Airgas and its stockholders, whether as a result of his or her experience, expertise, the diversity he or she would add to the Board or otherwise, and that an automatic rule precluding service as a director is not in the best interests of the Airgas stockholders. Rather than rely on a blanket disqualification provision, future directors should make this decision in the exercise of their fiduciary duties.

Stockholders should be aware that if the Board were to reappoint a director who is nominated but not elected by using the Board’s power under Airgas’ Amended and Restated Certificate of Incorporation (the “Airgas Certificate”), the reappointed director would only serve until the next annual meeting of stockholders, not for a three-year term. As a result, reappointment of a director nominated and not elected at the 2010 Annual Meeting of Stockholders would not extend the timeframe in which Air Products might otherwise be able to obtain control of a majority of our Board.

The Board has also considered the second prong of this proposal that relates to the inability of the Board of Directors to elect Mr. McCausland as Chairman of the Board if he is not elected as a director at an Annual Meeting of Stockholders. Mr. McCausland is the founder of Airgas. The Board believes that he is in a unique position to help guide the company as a result of his unequalled experience and substantial and invaluable knowledge regarding Airgas and all facets of its business and operations. During Mr. McCausland’s tenure since 1986, Airgas has delivered cumulative total stockholder returns of 4,201% through February 4, 2010, the date of the public announcement of the Air Products offer. The Board also believes that Mr. McCausland’s substantial equity ownership position serves to align his interests with those of stockholders. If Mr. McCausland is not reelected at the 2010 Annual Meeting of Stockholders, the Board of Directors reserves the right to create a new directorship and reappoint him to fill that vacancy and believes that the Board should have the power to select him as Chairman.

Airgas’ By-Laws provide that the Chairman of the Board is also the Chief Executive Officer of Airgas, unless the Board determines that another officer should hold the position of Chief Executive Officer. The By-Law provision classifies the position of Chairman of the Board as an officer position to be selected by the Board and does not provide for a separate officer position designated as CEO of the company. If this proposal is adopted, it will eliminate the Board’s flexibility to determine whether the Chairman or another officer should serve as CEO. Since the By-Laws provide the Board with the exclusive power and discretion, subject to its fiduciary duties, to appoint the officers of the corporation, the Board should have the power to determine whether the Chairman should serve as CEO. The Board believes that it is in the best interests of Airgas for the Board to retain the power to determine whether the Chairman of the Board should be the CEO of Airgas. In addition, if the proposal is adopted, the new By-Law provision will create an inconsistency with the existing By-Law provision, which is not being deleted, and which provides that the Chairman shall be the CEO unless the Board otherwise determines.

The Board believes the substantial number of independent directors on the Board make the appointment of the Chairman as chief executive officer appropriate. Depending on the identity of the nominees elected at the Annual Meeting, eight of nine or, were Mr. McCausland to be appointed by the Board, 9 out of 10 directors will be independent as defined by the NYSE listing standards and our Director Independence Standards (assuming that the Air Products’ nominees if elected will so qualify as independent for these purposes). Further, as discussed on page 12 of this proxy statement, we have an independent and active Presiding Director with clearly defined leadership authority and responsibilities.

Third, the Board of Directors, including the independent directors, believes that the independent directors should have the power to select and retain their own advisors based on their view at the time of which advisors are best equipped to advise them. They do not believe that they should be required to retain and consult legal and financial advisors that have not represented and are not representing Airgas in any other capacity in making any determination under this By-Law, if adopted, as that may unnecessarily and inappropriately hinder their ability to act in an expeditious and cost effective manner.

As a legal matter, Airgas believes that the Director Disqualification Proposal violates Delaware law because it conflicts with the Airgas Amended and Restated Certificate of Incorporation. The Certificate provides that the number of directors will be no less than 7 and no more than 13 members, as shall be specifically determined from time to time by the resolution of the Board of Directors. The Certificate also provides that vacancies on the Board of Directors are filled by the affirmative vote of a majority of the remaining directors then in office. A similar provision appears in the Airgas By-Laws. As a result, under the Certificate and By-Laws as currently in effect, the Board of Directors has the power to increase the size of the Board and fill any newly created vacancies. Air Products’ Director Disqualification Proposal seeks to modify the power of the Board to fill vacancies and is inconsistent with the power conferred exclusively upon the Board to fill vacancies. In addition, if the proposal is adopted, the new By-Law will create an inconsistency with the existing By-Law provision, which is not being deleted, that provides that the Chairman shall be the CEO unless the Board otherwise determines. Accordingly, we believe that if adopted this By-Law would conflict with the Certificate and By-Laws and be invalid. Further, because it conflicts with the existing By-Law relating to the power of the Board to fill vacancies, even if it were valid, adoption of the proposal would require the affirmative vote of 67% of the outstanding Airgas shares. Air Products has taken a contrary view.

For the foregoing reasons, the Board recommends a vote AGAINST this proposal.

AIR PRODUCTS’ PROPOSAL TO ACCELERATE THE 2011 ANNUAL MEETING AND REQUIRE JANUARY ANNUAL MEETINGS

(PROPOSAL 5)

In Proposal 5, Air Products has asked our stockholders to approve an amendment to our By-Laws that would provide, among other things, that all future Annual Meetings of Stockholders would be required to be held in January, starting in January 2011. If adopted, the amendment would purport to require Airgas to hold a meeting to elect directors on January 18, 2011, only four months after the 2010 Annual Meeting and in the same fiscal year as the 2010 Annual Meeting.

Specifically, Air Products asks that our stockholders adopt the following By-Law resolution:

RESOLVED, the Corporation’s By-Laws be and hereby are amended to amend and restate Section 1 of Article II to read as follows:

Section 1. Annual Meeting. The annual meeting of stockholders to be held in 2011 (the “2011 Annual Meeting”) shall be held on January 18, 2011 at 10:00 a.m., and each subsequent annual meeting of stockholders shall be held in January. Each such annual meeting shall be held at such place, within or without the State of Delaware, as shall be determined by the Board of Directors. The day, place and hour of each annual meeting shall be specified in the notice of annual meeting. The meeting may be adjourned from time to time and place to place until its business is completed. The affirmative vote of the holders of at least a majority of the shares represented and entitled to vote at such meeting shall be required for any adjournment or postponement of such meeting and, notwithstanding anything to the contrary herein, no annual meeting may be adjourned by the chairman of the meeting without such stockholder vote. At the annual meeting of the stockholders, directors shall be elected and only such other business as shall have been specified in the notice of meeting shall be conducted. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the case of the 2011 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 45th day prior to such annual meeting and not later than the close of business on the later of the 30th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 1, and if he should so determine, he shall so declare to the meeting that any such business not properly brought before the meeting shall not be transacted. Neither the stockholders nor the Board shall amend, alter or repeal this Section 1, or adopt any provision inconsistent with or germane to the subject matter of this Section 1, without the approval of the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

The Board recommends that you vote on the WHITE proxy card “AGAINST” the adoption of Air Products’ By-Law Proposal to Accelerate the 2011 Annual Meeting and Require January Annual Meetings.

First, the Airgas Board believes that this proposal is a blatant tactic to reduce the bargaining power of the Airgas Board to act on behalf of all Airgas stockholders to respond to the Air Products tender offer. Even if Air Products is successful in electing three of its nominees to the Airgas Board at the upcoming 2010 Annual Meeting, its nominees will not constitute a majority of the Board of Directors of Airgas. To obtain control of the Board, Air Products must again nominate and elect individuals to the Board of Directors. If the next meeting to elect directors occurred at the end of the customary one-year period, Air Products would not be able to gain control of the Airgas Board of Directors until the fall of 2011 at the earliest. Air Products seeks to circumvent this timing by virtue of the proposal.

Second, the Airgas Board believes that the impact of the Air Products proposal to accelerate the date on which it can obtain control of Airgas would be to preempt Airgas’ ability to benefit from the recovering United States economy. The Airgas Board believes that the drivers of our success are in place and that Airgas is well-positioned to thrive as the economy recovers. By accelerating to January 18, 2011 the date on which Air Products can potentially gain control of the Airgas Board if its nominees are elected at the 2010 Annual Meeting of Stockholders, we believe that Air Products is seeking to pressure the Airgas Board and stockholders into accepting an inadequate offer before Airgas’ growth potential can be fully demonstrated and reflected in its results.

Third, we believe that Air Products’ effort to hold a meeting to elect directors on January 18, 2011 — four months after the 2010 Annual Meeting and in the same fiscal year as the 2010 Annual Meeting — is an attempt to reduce the amount of time available to the Board and undermine the Board’s negotiating position vis-à-vis Air Products or other potentially interested parties if the Board were to determine to evaluate and pursue a sale of Airgas or other extraordinary transaction.

In addition, as a legal matter, Airgas believes that this By-Law is invalid as a matter of Delaware law because it conflicts with the Delaware statutory provisions relating to the classification of boards of directors and the Airgas Certificate.

A meeting of stockholders held only four months after the prior annual meeting, during the same fiscal year as the previous annual meeting, is simply not an “annual” meeting. Delaware law and the Airgas Certificate and By-Laws provide that directors are elected to hold office for a term expiring at the “annual meeting” of stockholders held in the third year following the year of their election. The Air Products proposal seeks to shorten the term of the directors elected by the stockholders at Airgas’ 2008 Annual Meeting by many months. We believe that Delaware law does not permit this. Moreover, if the stockholders wish to change the composition of the Board prior to the Annual Meeting, the Airgas Certificate and By-Laws allow the holders of 33% of the shares to convene a special meeting of stockholders at which stockholders can remove directors with the vote of 67% of the Airgas shares. The Air Products proposal seeks to end run that procedure by convening a meeting to elect directors only four months after the Company’s 2010 Annual Meeting. In addition, even if this proposal were valid under Delaware law, it would conflict with the Airgas Certificate and By-Laws, which require the affirmative vote of at least 67% of the outstanding Airgas shares to adopt any amendment to the Airgas By-Laws that would affect the term of directors, not the mere majority of the votes cast at the meeting as asserted by Air Products.

Finally, Airgas notes that as submitted to Airgas by Air Products, this Air Products By-Law would require the stockholder meeting to be convened on a specific date unless the vote of a majority of the shares of common stock represented and entitled to vote at such meeting approved a postponement or adjournment. This would be the case even if disclosure or other considerations made an adjournment or postponement advisable. As a practical matter, it might be impossible to solicit this approval in the timeframe allowed.

In summary, the Board opposes this proposal by Air Products because the Board believes it is simply a tactic to allow Air Products to facilitate its inadequate offer to the detriment of other Airgas stockholders, including limiting Airgas’ ability to pursue an alternative transaction with potential bidders other than Air Products if the Airgas Board were to determine in the future that it was in the best interest of all of the Airgas stockholders to initiate such a process. Further, in Airgas’ view, the By-Law proposed by Air Products is invalid under Delaware law and conflicts with certain provisions of the Airgas Certificate.

For the foregoing reasons, the Board recommends a vote AGAINST this proposal.

AIR PRODUCTS’ BY-LAW AMENDMENT REPEAL PROPOSAL

(PROPOSAL 6)

Air Products has asked our stockholders to repeal any amendment to Airgas’ By-Laws adopted by the Airgas Board without the stockholders’ approval after April 7, 2010 and prior to the effectiveness of the resolution described below.

Specifically, Air Products asked our stockholders to adopt the following By-Law resolution:

RESOLVED, the Corporation’s By-Laws be and hereby are amended to repeal any new By-Law or any amendments to the By-Laws, enacted from April 7, 2010 to the date of the enactment of this stockholder resolution, which have not been approved by the affirmative vote of the stockholders of the Corporation and no such By-Laws or amendments to the By-Laws may be reinstated or readopted by action of the Board of Directors without the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

The Board recommends that you vote on the WHITE proxy card “AGAINST” the adoption of Air Products’ By-Law Amendment Repeal Proposal.

Under Delaware law and Airgas’ organizational documents, your Board is charged with the responsibility of managing the company. In order to permit your Board to carry out its responsibilities and correspondingly fulfill its fiduciary duties to Airgas and its stockholders, both the Airgas Certificate and the By-Laws provide that your Board has the power to make, alter, amend or repeal the By-Laws. Air Products’ By-Law Amendment Repeal Proposal seeks to repeal all amendments to the By-Laws adopted by your Board without stockholder approval after April 7, 2010 and prior to the effectiveness of such proposal without regard to the subject matter of any By-Law amendment in question.

We believe that such an automatic, blanket repeal of any By-Law amendment adopted by your Board without stockholder approval could have the effect of repealing one or more properly adopted By-Law amendments that your Board determined to be in the best interests of Airgas and its stockholders and adopted in furtherance of its fiduciary duties. It is important to note that, as a public company subject to the federal proxy rules, it might be impracticable — if not impossible — for Airgas to obtain stockholder approval for a necessary By-Law amendment within a timeframe necessary to serve the best interests of Airgas and its stockholders.

For this reason, while your Board has not amended the By-Laws in any manner since April 7, 2010, and does not currently expect to adopt any amendments to the By-Laws prior to the 2010 Annual Meeting of Stockholders, we believe the By-Law Amendment Repeal Proposal represents Air Products’ attempt to interfere with your Board’s ability to act in accordance with its fiduciary duties to you and therefore should be rejected.

For the foregoing reasons, the Board recommends a vote AGAINST this proposal.

STOCKHOLDER PROPOSALS FOR

NEXT ANNUAL MEETING

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Under the rules of the SEC, if a stockholder wants to submit a proposal for inclusion in the proxy statement and presentation at the 2011 Annual Meeting, the proposal must be received by us, attention: Robert H. Young, Jr., Secretary, at our principal offices, by March 24, 2011. If the January Meeting Proposal is approved by Airgas’ stockholders and valid, then Airgas will establish a deadline a reasonable time prior to printing and mailing its proxy materials for the 2011 annual meeting for stockholder proposals to be considered for inclusion in Airgas’ proxy statement for the 2011 annual meeting.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

For any proposal, including a nomination for election to the Board of Directors, that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2011 Annual Meeting, our By-Laws require, and the SEC rules permit, that the proposal be received at our principal executive offices not earlier than 120 days and not later than 90 days prior to the first anniversary of the 2010 Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received not earlier than 120 days before the Annual Meeting and not later than the later of 90 days before the Annual Meeting or the 10th day following public announcement of the date of the meeting. Our By-Laws also provide that the notice must contain certain information regarding the proposal and the nomination. If the January Meeting Proposal is approved by Airgas’ stockholders and valid, then under Airgas’ By-Laws (as amended pursuant to the January Meeting Proposal), for notices of nominations or other business to be properly brought before the 2011 annual meeting, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 45th day prior to such annual meeting and not later than the close of business on the later of the 30th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

No director of Airgas, Inc. (the “Company”) will be considered “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). When making “independence” determinations, the Board broadly considers all relevant facts and circumstances, as well as any other rules, interpretations and considerations of the New York Stock Exchange (“NYSE”), or any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. The Board has established the following standards, based upon those set forth in the NYSE Listing Standards, to assist it in determining director independence. These standards shall be interpreted in accordance with interpretations of the NYSE Listing Standards.

A director will not be independent if:

•	the director is a current partner or employee of the Company’s independent auditor;

•	an immediate family member of the director is a current partner of the Company’s independent auditor; or

•	an immediate family member of the director is a current employee of the Company’s independent auditor and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

A director will not be independent if within the preceding three years:

•	the director was employed by the Company;

•	an immediate family member of the director was employed by the Company as an executive officer;

•

the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company);

•	the director was (but is not currently) a partner with or employed by the Company’s independent auditor and worked on the Company’s audit within such three years;

•	an immediate family member of the director was (but is not currently) a partner with or employed by the Company’s independent auditor and worked on the Company’s audit within such three years; or

•

an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer.

None of the following relationships shall disqualify any director or nominee from being considered “independent” and such relationships shall be deemed to be immaterial relationships with the Company:

•

a director is a current employee, or a director’s immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, did not exceed the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues;

•

a director or a director’s immediate family member is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company for which the director serves as an executive officer; or

•

a director or a director’s immediate family member serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues.

A-1

APPENDIX B

AIRGAS, INC.

AMENDED AND RESTATED 2003 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose and Effective Date

The Amended and Restated Airgas, Inc. 2003 Employee Stock Purchase Plan (the “Plan”) is designed to encourage and assist employees of Airgas, Inc. (“Airgas”) and its subsidiaries (together, the “Company”) to acquire an equity interest in Airgas through the purchase of shares of Airgas common stock (the “Common Stock”). It is the intention of Airgas to have the Plan qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of the Plan shall be construed so as to comply with the requirements of section 423. This Plan was first effective July 29, 2003.

2. Administration

(a) The Plan shall be administered by the Governance and Compensation Committee designated by the Airgas Board of Directors (the “Committee”) which shall consist of at least two persons, each of whom is a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and an “outside director” as defined under section 162(m) of the Code (the “Non-Employee Director”). If any Committee member does not qualify as a Non-Employee Director, then such member shall not participate in any way with respect to Committee action under the Plan and shall not be treated as a member of the Committee for purposes of the Plan. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

(b) The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the directors who are members of the Committee or acts approved in writing by the unanimous consent of the directors who are members of the Committee (not counting any director who is an employee for either purpose) shall be the valid acts of the Committee.

(c) Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. The Committee’s determination on the foregoing matters shall be final, binding and conclusive.

(d) Subject to the limitations of Section 18, the Committee shall have the power to amend the Plan from time to time. In particular, the Committee may increase the option price and/or decrease the option term or make any other changes which the Committee, in its sole discretion, determines are necessary or desirable to preclude the establishment of this Plan or the grant or exercise of any option under it from resulting in a charge to earnings under applicable rules of the Financial Accounting Standards Board.

(e) The Committee shall have the authority to delegate the regular operation and administration of the Plan to the appropriate officers and employees of the Company.

(f) Each Committee member shall be acting in the capacity of a director of Airgas for the purpose of Article VI of its Certificate of Incorporation in connection with the administration of the Plan or the granting of options under the Plan.

(g) Each Committee member shall be entitled to indemnification by Airgas in accordance with the provisions and limitations of Article VII of its By-Laws, as the same may be amended from time to time, in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of options under the Plan in which he may be involved by reason of his being or having been a Committee member, whether or not he continues to be a Committee member at the time of the action, suit or proceeding.

3. Number of Shares

(a) A maximum of 5,500,000 shares of Common Stock, subject to adjustment upon changes in capitalization of Airgas as provided in Subsection (b), may be purchased under the Plan. Shares sold under the Plan may be newly issued shares or shares held in or hereafter acquired for the Airgas treasury, but all shares sold under the Plan, regardless of source, shall be counted against the 5,500,000 share limitation.

(b) The aggregate number of shares and class of shares as to which options may be granted hereunder, the number of shares covered by each outstanding option and the option exercise price thereof shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of Airgas resulting from a subdivision or consolidation of the Common Stock and/or other outstanding equity security or a recapitalization or other capital adjustment (not including the issuance of Common Stock upon the conversion of other securities of Airgas which are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by Airgas. The Committee shall have authority to determine the adjustments to be made under this Subsection and any such determination by the Committee shall be final, binding and conclusive.

4. Eligibility Requirements

(a) Each Covered Employee, as defined in Subsection (b), shall become eligible to participate in the Plan as provided in Section 5 following his commencement of employment with the Company.

(b) “Covered Employee” means each Employee, as defined in Subsection (c), other than:

(i) An employee who, immediately upon enrollment in the Plan, would own stock directly or indirectly, or hold options, warrants or rights to acquire stock, which in the aggregate represents five percent or more of the total combined voting power or value of all classes of stock of the Company; and

(ii) An employee who is prohibited by the laws of the nation of his residence or employment from participating in the Plan.

(c) “Employee” shall mean any individual who is an employee within the meaning of section 3401(c) of the Code and the Treasury Regulations thereunder of Airgas or a Participating Subsidiary. Unless otherwise designated by the Board of Directors, each corporation described in section 424(e) or (f) of the Code shall be a “Participating Subsidiary.”

5. Enrollment and Reenrollment

Each Covered Employee may become a Participant as of the first Trading Day that occurs in January, April, July, or October of each year, or such other days as may be established by the Committee from time to time (the “Enrollment Dates”), by complying with the enrollment procedures that the Committee establishes from time to time, including but not limited to, the administrative requirements established under Section 13. Unless the Committee specifies otherwise, enrollments shall be made in the two-week period preceding an Enrollment Date and will be effective on that Enrollment Date. Notwithstanding the foregoing, enrollments for the October 1, 2004 Enrollment Date may be completed through October 31, 2004; provided, however, the election to contribute contained therein shall only apply to Compensation (as defined in Subsection 7(a)) processed for the Plan after the enrollment is received and recorded. For purposes of the Plan, elections made in accordance with the preceding sentence shall be treated as if made in the two-week period preceding the Enrollment Date except with respect to commencement of withholding from Compensation. A “Trading Day” is any day on which regular trading occurs on the New York Stock Exchange or any other exchange or market that the Committee specifies.

6. Grant of Option on Enrollment or Reenrollment

(a) Each Covered Employee who enrolls or re-enrolls in the Plan is granted, as of his Enrollment Date, an option to purchase shares of Common Stock from Airgas under the Plan. Any Participant whose option expires and who has not withdrawn from the Plan will be automatically re-enrolled in the Plan and granted a new option on the Enrollment Date immediately following the date on which the option expires.

(b) If the “fair market value” (as defined in Subsection 8(d)) of the Common Stock on any later Enrollment Date during the option period set under Subsection 6(c)(i) is less than the fair market value on the Enrollment Date as of which any outstanding option was granted, then (A) the earlier outstanding option shall expire automatically (as provided under Subsection 6(c)(i)) and (B) a new option shall be granted automatically on the later Enrollment Date, which date shall be referred to as an “Automatic Enrollment Date.” An Automatic Enrollment Date shall be treated as an Enrollment Date for purposes of establishing the number of shares available for purchase, the term and any other operative provision of an option granted on an Automatic Enrollment Date.

(c) Each option granted under the Plan shall have the following terms.

(i) The option shall expire on the April Enrollment Date following its grant, or after such shorter option period as may be established by the Committee from time to time; notwithstanding the foregoing, however, whether or not the option has been fully exercised, the option shall expire on the earlier to occur of (A) the occurrence of an Automatic Enrollment Date after the date on which an option is granted under Subsection 6(a), or (B) the Enrollment Date coincident with or next following on which the Employee’s participation in the Plan terminates for any reason.

(ii) Payment for shares under the option shall be made only through payroll withholding in accordance with Section 7.

(iii) Purchase of shares upon exercise of the option will be effected only on the Enrollment Dates established in accordance with Section 8.

(iv) The price per share under the option will be determined as provided in Section 8.

(v) Unless otherwise established by the Committee before an Enrollment Date for all options to be granted on such Enrollment Date, the number of shares available for purchase under an option granted to a Participant will be determined by dividing $25,000 by the “fair market value” (as defined in Subsection 8(d)) of a share of Common Stock on the Enrollment Date and by multiplying the result by the number of calendar years included in whole or in part in the period from the Enrollment Date to the expiration of the options.

(vi) The option (together with all other options then outstanding under this and all other similar stock purchase plans of Airgas and any subsidiary of Airgas) will in no event give the Participant the right to purchase shares in a calendar year which have a fair market value in excess of $25,000, determined at the applicable Enrollment Dates.

(vii) The option will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

(d) Each option shall provide that shares purchased pursuant to the Plan with amounts withheld from Compensation otherwise payable on or after July 1, 2008, may not be sold or otherwise transferred during the “Restricted Period” applicable to them, except as hereafter provided. The Restricted Period is the period beginning on the Enrollment Date as of which the shares were purchased and ending at the close of business one year after that Enrollment Date. The restriction applicable to shares purchased as of a particular Enrollment Date shall lapse, and shall not be restored, if the closing price of a share of the Common Stock on the New York Stock Exchange for five consecutive Trading Days during the Restricted Period is less than the purchase price for such shares determined pursuant to the Plan.

7. Payroll Withholding and Tax Withholding

(a) Each Participant shall elect in the two-week period immediately preceding the Enrollment Date as of which his participation is effective to have amounts withheld from his Compensation (as hereafter defined) payable by the Company during the option period at a rate equal to any whole percentage of Compensation up to a maximum of fifteen percent (15%), or such lesser percentage as the Committee may establish from time to time. Compensation means a Participant’s base pay, overtime pay and commissions (exclusive of expense reimbursements of any kind) before deduction for elective deferrals under (i) the Airgas, Inc. 401(k) Plan, (ii) the Airgas, Inc. Flexible Benefits Plan or (iii) any nonqualified deferred compensation plan the Company sponsors. Compensation shall not include any other amount. Each Participant shall elect an initial rate of withholding and may elect to increase or decrease the rate of withholding by making such initial or rate change election in accordance with procedures that the Committee designates within the two-week period immediately preceding the Enrollment Date as of which the election shall apply.

(b) Payroll withholdings shall be credited to an account maintained by the Company on behalf of each Participant. The amounts so withheld shall remain general assets of the Company until applied to the purchase of shares of Common Stock under the Plan. The Company shall have no obligation to pay interest on withholdings to any Participant and shall not be obligated to segregate withholdings.

(c) Upon disposition (within the meaning of section 424(c) of the Code) of shares acquired by exercise of an option, each Participant shall pay, or make provision adequate to the Company for payment of, all federal, state, and other taxes and any other amount that the Company determines, in its discretion, are then required (whether or not by tax withholding), including any such payment or withholding that the Company determines in its discretion is necessary to allow the Company to claim tax deductions or other benefits in connection with the disposition. A Participant shall make such similar provisions for any other payment that the Company determines, in its discretion, are required due to the exercise of an option, including such provisions as are necessary to allow the Company to claim tax deductions or other benefits in connection with the exercise of the option.

(d) Notwithstanding any Plan provision to the contrary, a Participant’s withholding election in effect prior to October 1, 2004 shall expire on September 30, 2004. A Participant may make a new withholding election during the period for which elections are permitted pursuant to Section 5 for the October 1, 2004 Enrollment Date. Any such election shall be effective as provided in Section 5. Any Participant who does not make a timely election shall be treated as electing that no amounts be withheld from Compensation.

8. Purchase of Shares

(a) On each Enrollment Date following an option grant that occurs within the option period or coincident with the last day of the option period, the Company shall apply the funds then credited to each Participant’s payroll withholdings account to the purchase of whole and fractional shares of Common Stock.

(b) The cost to the Participant of shares purchased under any option shall be not less than 85%, or such greater percentage as the Committee shall determine, of the lower of:

(i) the fair market value of the Common Stock on the Enrollment Date as of which such option was granted; or

(ii) the fair market value of the Common Stock on the Enrollment Date as of which such shares are purchased.

(c) If on any Enrollment Date on which a purchase occurs, the number of shares available under the Plan are less than the number all Participants would otherwise be entitled to purchase on such date, purchases shall be reduced proportionately to eliminate the difference. Any funds that cannot be applied to the purchase of shares due to such a reduction shall in the Committee’s discretion be (i) refunded to Participants as soon as administratively feasible or (ii) credited to another employee stock purchase plan that meets the requirements of section 423(b) of the Code to be applied against the Participant’s contribution limit under the transferee plan applicable to the period of transfer; provided, however, the amount credited to the transferee plan may not exceed the Participant’s contribution limit to that plan.

(d) For purposes of the Plan, the fair market value of the Common Stock as of any date shall be the closing price of the Common Stock on such date on the New York Stock Exchange (or such other exchange as the Committee selects).

9. Dividend Reinvestment

Cash dividends on any shares of Common Stock credited to a Participant’s account under the Plan will be automatically reinvested in additional shares of Common Stock, unless the Committee directs that they be paid in the form of cash. The Company will aggregate all purchases of Common Stock in connection with dividend reinvestment for a given dividend payment date. Purchases of Common Stock for purposes of dividend reinvestment will be made after a dividend payment date on the open market or directly from the Company at 100% of the fair market value of a share of Common Stock on the dividend payment date.

10. Withdrawal from the Plan

A Participant may withdraw from the Plan in full (but not in part) at any time, effective as soon as administratively feasible after notice of withdrawal given in accordance with withdrawal procedures the Committee establishes. All funds credited to a Participant’s payroll withholdings account shall be applied to purchase whole and fractional shares of Common Stock on the Enrollment Date coincident with or next following receipt of the notice of withdrawal. Any Covered Employee who has withdrawn from the Plan may enroll in the Plan again on any subsequent Enrollment Date in accordance with the provisions of Section 5.

11. Termination of Employment

A Participant’s active participation in the Plan terminates at the close of business on the date that a Participant ceases to be a Covered Employee for any reason whatsoever (including death, disability or transfer to a subsidiary of the Company that does not participate in the Plan). Funds then credited to such Participant’s payroll withholdings account shall be applied to the purchase of whole and fractional shares of Common Stock at the Enrollment Date coincident with or next following the date the Participant ceases to be a Covered Employee.

12. Assignment

(a) The rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise; provided, however, if a Participant dies, the Participant’s executor, administrator or legal representative shall succeed to the Participant’s rights under the Plan.

(b) A Participant’s right to purchase shares under the Plan shall be exercisable only by him, except that in accordance with and subject to procedures that the Committee may, but is not required to, establish, a Participant may direct that the account established under Subsection 13(a) and/or any share certificate issued in connection with the Plan be (i) in the names of the Participant and his spouse in community property, (ii) in the names of the Participant jointly with one or more other persons with rights of survivorship, or (iii) owned by or in the name of certain forms of trusts approved by the Committee.

13. Administrative Assistance and Requirements

(a) The Committee may retain a brokerage firm, bank, or other financial institution to assist in the purchase or sale of shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by the laws of the nation of his employment or residence) be deemed upon enrollment in the Plan to have authorized (i) the establishment of an account on his behalf at such institution, and (ii) such other requirements with respect to the shares as may be established from time to time. Shares purchased by a Participant under the Plan shall be issued to and held in the account established for such Participant.

(b) The Committee may restrict the transfer of shares purchased under the Plan out of any account established with an institution pursuant to Subsection (a) as the Committee determines is necessary or desirable to facilitate administration of the Plan or compliance with Subsection 6(d) or Section 7 of the Plan.

(c) The Committee may require a Participant whose employment has terminated to accept a share certificate evidencing ownership of the shares purchased for such Participant under the Plan.

(d) The Committee may require that the certificates evidencing any shares subject to the restriction of Subsection 6(d) bear an appropriate legend and establish such procedures and rules as are necessary or appropriate to administer Subsection 6(d).

14. Costs

All costs and expenses incurred in administering the Plan shall be paid by Airgas, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the accounts of Participants to whom such expenses are attributable. Any brokerage fees for the purchase of shares by a Participant shall be paid by Airgas, but brokerage fees for the sale of shares by a Participant shall be paid by the Participant.

15. Equal Rights and Privileges

All Covered Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of section 423 of the Code and the Treasury Regulations thereunder. Any provision of the Plan which is inconsistent with section 423 of the Code shall without further act or amendment by the Company, the Board of Directors or the Committee be reformed to comply with the requirements of section 423. This Section 15 shall take precedence over all other provisions of the Plan.

16. Applicable Law

Except to the extent superseded by Federal law, the Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

17. Gender and Number

Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural.

18. Modification and Termination

(a) The Committee may amend, alter, or terminate the Plan at any time, including amendments to outstanding options. No amendment shall be effective unless within 12 months after it is adopted by the Committee, it is approved by the holders of a majority of the votes cast at a duly held shareholders’ meeting, if such amendment would:

(i) increase the number of shares reserved for purchase under the Plan; or

(ii) amend the requirements regarding the class of Employees eligible to purchase stock under the Plan.

(b) In the event the Plan is terminated, the Committee may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Enrollment Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible.

(c) In the event of the sale of all or substantially all of the assets of Airgas, or the merger of Airgas with or into another corporation, or the dissolution or liquidation of Airgas, an Enrollment Date shall occur on the Trading Day immediately preceding the date of such event, unless otherwise provided by the Committee in its sole discretion, including provision for the assumption or substitution of each option under the Plan by the successor or surviving corporation, or a parent or subsidiary thereof.

19. Rights as an Employee

Nothing in the Plan shall be construed to give any person the right to remain in the employ of the Company or to affect the Company’s right to terminate the employment of any person at any time with or without cause.

20. Rights as a Shareholder

Participants shall be treated as the owners of their shares effective as of the Enrollment Date such shares are purchased for them pursuant to the Plan. Notwithstanding the foregoing, shares a Participant acquires shall be subject to the transfer restrictions specified in Subsection 6(d) during the Restricted Period applicable to them.

21. Board and Shareholder Approval

The 2003 Employee Stock Purchase Plan was approved by the Board of Directors on June 18, 2003 and approved by the stockholders of Airgas on July 29, 2003. The 2003 Employee Stock Purchase Plan was amended by the Committee effective as of October 1, 2004. The Board of Directors approved the amendment and restatement of the 2003 Employee Stock Purchase Plan on June 21, 2006, and such amendment and restatement was approved by the stockholders of Airgas on August 9, 2006. On January 20, 2008, the Board of Directors approved amending the Amended and Restated 2003 Employee Stock Purchase Plan to increase the period during which participants are required to hold their shares. On June 18, 2010, the Board of Directors approved amending the Amended and Restated 2003 Employee Stock Purchase Plan, subject to stockholder approval, to increase the maximum number of shares of Common Stock that may be purchased under the Plan from 3,500,000 shares to 5,500,000 shares.

APPENDIX C

Information Regarding Participants

Set forth below are the names, present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such employment is carried on of the directors, director nominees, officers, employees and other representatives of Airgas who may assist in Airgas’ solicitation of proxies in connection with the 2010 Annual Meeting of Stockholders. These persons (collectively, the “Participants”) are “participants” under SEC rules. Also set forth below are the amount of each class of securities of Airgas that each Participant owns beneficially (directly or indirectly) as of June 30, 2010, including the number of securities for which beneficial ownership can be acquired within 60 days of such date. No Participant listed below owns any securities of Airgas of record that such Participant does not own beneficially.

Name	Present Principal Occupation or Employment	Name, Principal Business and Address of any Organization in Which Such Employment Is Carried on	Beneficial Ownership of Airgas Common Stock as of June 30, 2010 (Including Securities that May Be Acquired Within 60 Days of June 30, 2010)
W. Thacher Brown	Retired	—	191,760

Richard C. Ill	President and Chief Executive Officer	Triumph Group, Inc. 1550 Liberty Ridge Drive Suite 100 Wayne, Pennsylvania 19087	48,500
Peter McCausland	President and Chief Executive Officer	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	8,556,164
Lee M. Thomas	President and Chief Executive Officer	Rayonier, Inc. 50 N. Laura Street Suite 1900 Jacksonville, Florida 32202	70,875
John C. van Roden, Jr.	Consultant	P.H. Glatfelter Company 96 S. George Street Suite 500 York, Pennsylvania 17401	30,540
Ellen C. Wolf	Senior Vice President and Chief Financial Officer	American Water Works Company, Inc. 1025 Laurel Oak Road Voorhees, New Jersey 08043	11,773
James W. Hovey	President	The Fox Companies One Tower Bridge 100 Front Street, Suite 945 West Conshohocken, Pennsylvania 19428	107,750
Paula A. Sneed	Chairman and Chief Executive Officer	Phelps Prescott Group, LLC 1755 Paddock Lane Lake Forrest, Illinois 60045	85,669
David M. Stout	Retired	—	80,001
Michael L. Molinini	Executive Vice President and Chief Operating Officer	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	177,394

Name	Present Principal Occupation or Employment	Name, Principal Business and Address of any Organization in Which Such Employment Is Carried on	Beneficial Ownership of Airgas Common Stock as of May 31, 2010 (Including Securities that May Be Acquired Within 60 Days of May 31, 2010)
Robert M. McLaughlin	Senior Vice President and Chief Financial Officer	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	101,339
Robert A Dougherty	Senior Vice President and Chief Information Officer	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	114,412
Dwight T. Wilson	Senior Vice President, Human Resources	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	61,008
Leslie J. Graff	Senior Vice President, Corporate Development	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	121,227
Robert H. Young, Jr.	Senior Vice President and General Counsel	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	25,642
Max D. Hooper	Division President — West	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	70,343
B. Shaun Powers	Division President — East	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	126,887
Andrew R. Cichocki	Division President — Process Gases and Chemicals	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	166,459
Thomas M. Smyth	Vice President, Controller	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	40,719
R. Jay Worley	Vice President, Communications & Investor Relations	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	16,365
J. Barrett Strzelec	Director, Investor Relations	c/o Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, Pennsylvania 19087	1,165

Information Regarding Transactions in our Securities by Participants

The following table sets forth information regarding purchases and sales of Airgas’ securities by Participants during the past two years. Except as set forth below or as otherwise disclosed in this proxy statement, no part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If such funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

Name	Transaction Date	Number of Airgas Common Shares Acquired (or Disposed of)		Notes
W. Thacher Brown	08/05/2008 10/23/2008 12/11/2008 08/18/2009 11/25/2009 12/22/2009	6,500 12,500 (2,295 7,000 (1,955 (100	) ) )	(1 (2 (3 (1 (3 (3	) ) ) ) ) )
Richard C. Ill	08/05/2008 08/18/2009	6,500 7,000		(1 (1	) )
Peter McCausland	12/11/2008 12/18/2008 01/23/2009 02/02/2009 05/19/2009 07/17/2009 08/17/2009 12/11/2009 12/21/2009 01/05/2010 02/01/2010 02/17/2010 05/25/2010 Various	130,000 (9,291 (250,000 (6,058 150,000 34,508 (718 (15,804 (1,000,000 300,000 (4,535 87,480 110,000 1,745	) ) ) ) ) ) )	(2 (3 (4 (3 (1 (5 (4 (3 (4 (2 (3 (5 (1 (6	)(a) ) ) ) ) ) ) ) ) )(a) ) ) ) )
Lee M. Thomas	07/10/2008 08/05/2008 02/25/2009 08/18/2009	3,125 6,500 6,250 7,000		(2 (1 (2 (1	) ) ) )
John C. van Roden, Jr.	08/05/2008 11/12/2008 11/12/2008 08/18/2009	6,500 1,000 1,500 7,000		(1 (7 (8 (1	) ) ) )
Ellen C. Wolf	11/11/2008 08/18/2009	4,773 7,000		(1 (1	) )
James W. Hovey	08/05/2008 10/10/2008 10/22/2008 08/18/2009	6,500 7,500 5,000 7,000		(1 (2 (2 (1	) ) ) )

Name	Transaction Date	Number of Airgas Common Shares Acquired (or Disposed of)		Notes
Paula A. Sneed	08/05/2008 10/27/2008 10/31/2008 08/18/2009	6,500 18,750 (4,587 7,000)		(1 (2 (9 (1	) ) ) )
David M. Stout	08/05/2008 08/18/2009 09/18/2009 09/18/2009 09/21/2009	6,500 7,000 12,500 (1,349 (3,900	) )	(1 (1 (2 (9 (9	) ) ) ) )
Michael L. Molinini	05/19/2009 05/25/2010 Various	60,000 40,000 1,247		(1 (1 (6	) ) )
Robert M. McLaughlin	05/19/2009 05/25/2010 Various	29,000 25,000 1,205		(1 (1 (6	) ) )
Robert A. Dougherty	05/01/2009 05/19/2009 05/25/2010	12,000 16,200 12,100		(1 (1 (1	) ) )
Dwight T. Wilson	05/19/2009 05/25/2010 Various	13,900 10,300 675		(1 (1 (6	) ) )
Leslie J. Graff	02/04/2009 05/12/2009 05/12/2009 05/19/2009 02/08/2010 05/25/2010 Various	5,000 6,250 (4,000 17,100 2,000 12,700 1,003)		(2 (2 (9 (1 (2 (1 (6	)(b) ) ) ) )(b) ) )
Robert H. Young, Jr.	10/27/2008 05/19/2009 05/25/2010 Various	1,000 13,900 10,300 335		(7 (1 (1 (6	) ) ) )
Max D. Hooper	12/08/2008 05/19/2009 11/09/2009 11/09/2009 05/25/2010 Various	(3,000 18,300 20,800 (20,800 13,400 1,082	) )	(9 (1 (2 (9 (1 (6	) ) ) ) ) )
B. Shaun Powers	02/20/2009 02/20/2009 05/19/2009 05/25/2010 Various	15,000 (15,000 18,300 13,400 1,297)		(2 (9 (1 (1 (6	) ) ) ) )
Andrew R. Cichocki	05/13/2009 05/13/2009 05/19/2009 09/23/2009 09/23/2009 09/24/2009 09/24/2009 05/25/2010	21,000 (21,000 16,800 19,100 (19,100 4,400 (4,400 12,300	) ) )	(2 (9 (1 (2 (9 (2 (9 (1	) ) ) ) ) ) ) )

Name	Transaction Date	Number of Airgas Common Shares Acquired (or Disposed of)	Notes
Thomas M. Smyth	05/19/2009 05/25/2010 Various	10,400 8,000 772	(1 (1 (6	) ) )
R. Jay Worley	07/07/2008 05/19/2009 08/10/2009 05/25/2010 Various	2,500 9,300 (472 7,000 1,452)	(1 (1 (9 (1 (6	) ) ) ) )
J. Barrett Strzelec	07/30/2008 05/19/2009 05/25/2010 Various	1,500 1,200 800 115	(1 (1 (1 (6	) ) ) )

(1)	Grant or award of common stock options.
(2)	Exercise of common stock options.
(3)	Gift (disposition) of common stock.
(4)	Common stock transferred (considered a gift) to two or more grantor retained annuity trusts of which Peter McCausland is a co-trustee with his spouse and either he or his spouse is a beneficiary.
(5)	Common stock acquired (considered a gift) through distributions from two or more grantor retained annuity trusts of which Peter McCausland is a co-trustee with his spouse and either he or his spouse is a beneficiary.
(6)	Purchases of shares common stock and/or common stock share equivalents (through a mutual fund that owns Airgas common stock) made on various dates for the two-year period ended June 30, 2010 on behalf of the Participant under the Employee Stock Purchase Plan and/or the 401(k) Plan, as applicable.
(7)	Open market purchase of common stock.
(8)	Open market purchase of common stock by a general partnership of which Mr. van Roden is a general partner and in which he and his spouse each owns a 0.5% interest. Mr. van Roden disclaims beneficial ownership in the securities held by the general partnership, except to the extent of his pecuniary interest therein.
(9)	Open market sale of common stock.
(a)	The purchase price of the shares of common stock purchased in connection with the exercise of these common stock options was paid by funds borrowed under a standard bank/broker line of credit for the purpose of acquiring such securities. As of June 30, 2010, the amount of the indebtedness under the line of credit was zero.
(b)	The purchase price of the shares of common stock purchased in connection with the exercise of these common stock options was paid by funds borrowed under a standard bank/broker line of credit for the purpose of acquiring such securities. As of June 30, 2010, the amount of the indebtedness under the line of credit in connection with these purchases was approximately $136,000.

Miscellaneous Information Concerning Participants

Except as described in this Annex C or otherwise disclosed in this Proxy Statement:

•

no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Airgas, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

•

no Participant or any of his or her “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any securities of Airgas or any of its subsidiaries;

•

there have been no transactions or series of similar transactions since April 1, 2009, or any currently proposed transaction or series of similar transactions (i) to which Airgas or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $120,000 and (iii) in which (A) any Participant or any of such persons’ associates, (B) any security holder known to Airgas to own of record or beneficially more than 5% of Airgas voting securities, or (C) any member of the immediate family of any person specified in (A) or (B) had or will have a direct or indirect material interest; and

•

no Participant or any of their associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with Airgas or its affiliates or (ii) any future transactions to which Airgas or any of its affiliates will or may be a party.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Airgas, Inc.

common stock for the upcoming Annual Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-866-233-5110, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1341. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/arg, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Airgas, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED▼

The Board of Directors of Airgas, Inc. recommends voting “FOR” the election of the nominees in Proposal 1 and “FOR” Proposals 2 and 3.
1. Election of Directors	For All	Withhold All	For All Except
01) Peter McCausland 02) W. Thacher Brown 03) Richard C. Ill	☐	☐	☐

INSTRUCTIONS:

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) for whom you withhold authority on the line below.

2. Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm.	For ☐	Against ☐	Abstain ☐

3. Approve amendment to the Amended and Restated 2003 Employee Stock Purchase Plan.	For ☐	Against ☐	Abstain ☐

The Board of Directors of Airgas, Inc. recommends a vote “AGAINST” Proposals 4, 5 and 6.

4. Air Products’ proposal to implement Director Disqualification Requirements.	For ☐	Against ☐	Abstain ☐

5. Air Products’ proposal to accelerate the 2011 Annual Meeting and require January annual meetings.	For ☐	Against ☐	Abstain ☐

6. Air Products’ By-Law Amendment Repeal Proposal.	For ☐	Against ☐	Abstain ☐

7. In their discretion, vote upon such other matters as may properly come before the Meeting.

Date:

Signature

Signature (if held jointly)

Title(s)

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE

AIRGAS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF AIRGAS, INC.
W H I T E	FOR THE ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 15, 2010

The undersigned holder of Common Stock of Airgas, Inc. hereby appoints Robert H. Young, Jr. and Robert M. McLaughlin, and each of them, as proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 8:30 a.m. on Wednesday, September 15, 2010, at Drexelbrook, Drexelbrook Drive and Valley Road, Drexel Hill, PA 19026, and at all postponements and adjournments thereof, as designated on the reverse side of this proxy, the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting.

SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED (I) “FOR” ALL THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, (II) “FOR” PROPOSALS 2 AND 3, (III) “AGAINST” PROPOSALS 4, 5 AND 6 AND (IV) IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

P R O X Y

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be signed and dated on the other side)